UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANNASYS, INC.
(Exact name of registrant as specified in its charter)

Nevada	7389	88-0367706
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1350 17th Street, Suite 150, Denver, CO 80202
Telephone (720) 420-1290
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Michael A. Tew, Chief Executive Officer
CannaSys, Inc.
1350 17th Street, Suite 150, Denver, CO 80202
Telephone (720) 420-1290
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:
Terrell W. Smith
Kruse Landa Maycock & Ricks, LLC
136 East South Temple Street, Twenty-First Floor, Salt Lake City, Utah 84111
Telephone: (801) 531-7090

From time to time after the effectiveness of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This post-effective amendment no. 2 relates to the registration statement on Form S-1 (File No. 333-209333) of CannaSys, Inc., a Nevada corporation (the “Company”), that was originally declared effective by the U.S. Securities and Exchange Commission (“SEC”) on December 22, 2016 (the “Registration Statement”).

This post-effective amendment is being filed to: (i) include the consolidated financial statements and other information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed April 17, 2017; (i i ) include the consolidated financial statements and other information contained in the Company’s Quarterly Report on Form 10- Q for the quarter ended March 31, 2017 , filed May 22 , 2017; and (ii) update certain other information in the Registration Statement.

This post-effective amendment is a part of, and should be read in conjunction with, the Registration Statement, which is incorporated herein by this reference.

PROSPECTUS

CANNASYS, INC.

57,009,702 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 57,009,702 shares of the common stock of CannaSys, Inc., a Nevada corporation (“CannaSys”), that may be issued pursuant to the equity purchase agreement that we entered into with Kodiak Capital Group, LLC (“Kodiak Capital”), which we refer to in this prospectus as the “Purchase Agreement.” Please refer to the sections of this prospectus entitled “The Equity Purchase Transactions” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding the selling stockholder.

We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the selling stockholder. We will, however, receive proceeds from the sale of securities pursuant to our exercise of the put right under the Purchase Agreement.

Kodiak Capital is an “underwriter” within the meaning of the Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The selling stockholder may offer and sell from time to time common stock using this prospectus in transactions:

●	on the OTC Markets or otherwise;

●	at market prices, which may vary during the offering period, or at negotiated prices; and

●	in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, or otherwise.

See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to the registration statement that includes this prospectus. The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The selling stockholder will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares. We have agreed to pay the legal, accounting, printing, and other expenses related to the registration of the sale of the shares.

Our common stock is quoted on the OTCPink tier of the OTC Markets under the symbol “MJTK.” On May 26 , 2017, the last reported sale price of our common stock was $0.0028 .

An investment in our shares involves certain risks. We urge you to read the “Risk Factors” section beginning on page 6 and the remainder of this prospectus before making an investment decision.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2017.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

We have not authorized any underwriters, brokers, or dealers to make an offer of the securities in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

PROSPECTUS SUMMARY

This prospectus summary contains an overview of the information from this prospectus, but may not contain all of the information that is important to you. This prospectus includes specific terms of the offering of our common stock, information about our business, and financial data. We encourage you to read this prospectus, including the “Risk Factors” section beginning on page 6, in its entirety before making an investing decision. You should read this prospectus together with additional information described below under the heading “Where You Can Find Additional Information.” As used in this prospectus, the terms “we,” “us,” and “our” refer to CannaSys, Inc., a corporation organized under the laws of the state of Nevada and our predecessors and subsidiaries, unless the context indicates a different meaning.

CannaSys

We create, develop, and commercialize innovative solutions for the expanding medical and recreational cannabis community. Our solutions enhance customer service and provider efficiency, including customer loyalty software applications; create producer and retailer opportunities through the distribution of our own retail brands; and assist with marketing and branding for product companies. We do not grow, distribute, or sell cannabis or products containing cannabis.

We believe there is a trend toward legalizing medical and recreational use of cannabis. If and as additional states across the nation legalize medical or recreational use and develop regulatory schemes, we believe a commercial cannabis industry will be established. We seek to apply and exploit our knowledge and experience to introduce products for this emerging industry, which continues to encounter resistance from many traditional, integral service providers of loyalty programs, payment methods, wholesale supply, supply management and delivery, and similar items. We believe the resistance or reluctance of others to enter the cannabis industry provides, at least temporarily, a commercial opportunity for us.

Our products serve both medical and recreational growers, dispensers, and customers. Our product development and introduction are focused in Colorado, where both medical and recreational cannabis are permitted under a developing regulatory regime, as well as California, a rapidly evolving market that we believe presents an opportunity for our products. We are preparing for future expansion if and as cannabis for medical or recreational use becomes legalized and regulated in additional states that have ongoing public dialogue and regulatory or legislative consideration regarding legalization, such as Nevada, Oregon, the District of Columbia, and others. In the next 12 months, we are considering operating in only Colorado, Washington, California (medical only), and Oregon, since the Oregon voters approved legalization, with the Oregon Liquor Control Commission tasked with regulating sales of marijuana.

Material Products

Since inception, we have developed, refined, and introduced into the cannabis industry the following principal products:

●	Citizen Toke is a text-message-based deals platform focused on user acquisition and customer engagement for both regulated cannabis retailers and branded products companies.

●

Mile High Consulting and Branding, Inc. Branded Products are products and opportunities developed for marketing with celebrity endorsements, including a branded line of vaporizer products with the endorsement of Ziggy Marley, a Jamaican reggae musician.

●

BumpUp Rewards is an affiliate-based membership rewards loyalty program, based on Loyl.Me’s Automated Cloud and Customer Relationship Management Platform, designed specifically for the cannabis industry that we license to customers for recurring fees. We have deemphasized this product in order to concentrate our efforts on Citizen Toke and Mile High Consulting and Branding, Inc. branded products.

●

BumpUp Rewards White-Label Applications is an advanced version of our BumpUp Rewards application to incentivize product and corporate sales organizations through a proprietary points system that became available for download to consumers in both iOS and Android devices in beta format in March 2016. We have deemphasized this product in order to concentrate our efforts on Citizen Toke and Mile High Consulting and Branding, Inc. branded products.

●

CannaLIMS is a laboratory management information system product focused solely on the cannabis marketplace to assist cannabis laboratories in meeting multiple state and local level regulatory reporting requirements that we license for recurring fees. As of July 2016, we have deemphasized this product in favor of consumer-oriented technology and branding.

To date, we have devoted our limited financial and management resources to developing the above product offerings and strategic relationships and have not generated significant revenues. During the year ended December 31, 2016, our total revenue was $66,849. However, some of the products mentioned above were launched into the market during the second and third quarters of 2016 and, as a result, had not generated meaningful revenue prior to that time.

Strategic Relationships

To support marketing and delivery of our principal products as noted above and to access other products and services, we are expanding a network of strategic alliances within the industry to build an array of product and service offerings and to increase use of our distribution channels. Our active strategic relationships, most of which were only recently initiated and are yet to generate revenue, include the following:

●

Beta Killers LLC provides professional services related to technology, product, and software development; branding, marketing, and business development; products sales and growth; and customer relations. We engaged Beta Killers’ chief executive officer as our adviser to deliver a more advanced version of Citizen Toke’s software platform.

●

MHB, Inc. is cofounder of Mile High Consulting and Branding, Inc., a 51% CannaSys-owned joint venture to commercialize celebrity endorsements and product companies that wish to access the cannabis marketplace.

●

Green Capital Ventures, Inc. is the founder of Gridiron Cannabis Coalition in California, through which we intend to seek commercial partnerships to advance medicinal cannabis as a treatment for brain disease and bodily injuries resulting from playing professional sports.

●

National Concessions Group, Inc. provides technology development and joint marketing for loyalty products focused on retail brands in the cannabis industry, such as O.PenVape’s “O Rewards” loyalty application based on our BumpUp Rewards platform, which was launched in beta format in March 2016.

●	KiwiTech, LLC expands, supports, and further develops our software products and web and mobile applications.

●

Duby, LLC has developed a social media application focused on cannabis consumers, of which we own a small a minority interest. Duby has agreed to join forces with us to accelerate new user adoption for our latest product, Citizen Toke.

Business Strategy

We have been unable to launch our integrated cannabis industry product and service suite and timely execute our business plan because we lacked funding. However, with the completion of our recent recapitalization, we hope to have the appropriate resources and capital strategy to effectuate our new product launches and growth opportunities.

Our primary business objectives are to generate stable revenues and cash flows through the development of vertically integrated distribution centers and to collect and monetize cannabis consumer data. We intend to accomplish these objectives by executing the following key strategies:

●	Develop and improve software. Develop, improve, and deliver more advanced versions of our software platform to the market.

●

Expand marketing relationships and customer loyalty platforms. Expand our marketing relationships to distribute our BumpUp Rewards loyalty platform as a service. We believe customer loyalty is just beginning to take shape in the cannabis industry as it becomes more competitive. Our software loyalty platform, BumpUp Rewards, is currently generating recurring revenues through its sales to retail dispensaries within the cannabis industry. We have deemphasized distribution and marketing of BumpUp Rewards in order to concentrate our efforts on Citizen Toke, which is less focused on customer loyalty and more focused on expanding customer reach and identification.

●

Expand our retail brand and market presence. Generate revenues and growth through our joint venture entity, Mile High Consulting and Branding, Inc., and explore other opportunities for strategic marketing and alliances, including online retail sales channels.

●

Distribute products into new states. Expand distribution of our core products and services into new regulated cannabis markets as the trend to legalize medicinal and recreational cannabis use continues.

●

Pursue growth. Pursue opportunities to expand our business by completing strategic acquisitions, establishing new strategic alliances with others, executing internally generated expansion projects, and increasing the use of our existing assets.

Our Address

Our principal executive offices are located at 1350 17th Street, Suite 150, Denver, CO 80202, and our telephone number is (720) 420-1290.

The Offering

This prospectus relates to the offer and sale of up to 57,009,702 shares of our common stock by the selling stockholder.

Kodiak Capital, the selling stockholder under this prospectus, is offering for sale up to 57,009,702 shares of our common stock. On December 15, 2015, we entered into the Purchase Agreement with Kodiak Capital, pursuant to which it agreed to purchase from us up to $3 million in shares of our common stock from time to time until December 31, 2016. In December 2016, we entered into an amendment to the Purchase Agreement extending the commitment period to December 31, 2017. On March 2, 2017, we entered into a second amendment to the Purchase Agreement extending the commitment period to December 31, 2018, increasing the maximum commitment amount to $3 million, and amending the purchase price of the shares that may be sold to Kodiak Capital to 70% of the lowest closing price for the five consecutive trading days immediately preceding our delivery of a put notice to Kodiak Capital to purchase the shares. Also on December 15, 2015, we entered into a Registration Rights Agreement with Kodiak Capital, pursuant to which we have filed with the U.S. Securities and Exchange Commission (the “SEC”) the registration statement that includes this prospectus to register for resale under the Securities Act the shares that may be issued to Kodiak Capital under the Purchase Agreement. In consideration for entering into the Purchase Agreement, we issued to Kodiak Capital a $50,000 commitment note that was payable on or before July 11, 2016, and is convertible into shares of our common stock at the conversion price of 50% of the current market price (as defined in the commitment note).

We may, from time to time and at our sole discretion, direct Kodiak Capital to purchase shares of our common stock, but we would be unable to sell shares to it if that purchase would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock. Except as described in this prospectus, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any of our sales of our common stock to Kodiak Capital. Under the Purchase Agreement, Kodiak Capital has agreed not to sell, or “short,” the common stock in anticipation of a purchase from us. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty, or cost upon prior written notice. Kodiak Capital may not assign or transfer its rights and obligations under the Purchase Agreement.

The Purchase Agreement provides that we may sell up to $3 million in shares of our common stock to Kodiak Capital and 57,009,702 shares of our common stock are being offered under this prospectus. If all of the 57,009,702 shares offered by Kodiak Capital under this prospectus were sold, such shares would represent 11.3 % of the total number of shares of our common stock outstanding and 11.9 % of the total number of outstanding shares held by nonaffiliates as of the date of this Preliminary Prospectus. If we elect to issue and sell more than the 57,009,702 shares offered under this prospectus to Kodiak Capital, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Kodiak Capital is dependent upon the number of shares we sell to it under the Purchase Agreement, which in turn is a function of the market price for our common stock at the time of sale.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Kodiak Capital.

Securities Offered

Common stock offered by the selling stockholder:	Up to 57,009,702 shares that we may sell to Kodiak Capital under the Purchase Agreement

Common stock outstanding before the offering:	1,085,701,861 shares

Common stock to be outstanding after giving effect to the total issuance of 57,009,702 shares to Kodiak Capital under the Purchase Agreement registered hereunder:	1,142,711,563 shares

Shares issuable upon exercise of outstanding options and warrants:

The total number of shares of our common stock outstanding before the offering and to be outstanding after giving effect to the total issuance of 57,009,702 shares to Kodiak Capital under the Purchase Agreement registered hereunder, excludes about 238.6 million shares of common stock issuable on the exercise of outstanding warrants and the conversion of outstanding notes, based on our common stock trading price immediately preceding the filing of this prospectus.

Use of proceeds:

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder in this offering. However, we may receive up to $3 million from sales of shares to Kodiak Capital under the Purchase Agreement. Any proceeds that we receive from sales to Kodiak Capital under the Purchase Agreement will be used to further develop our products, reduce current liabilities, and fund general corporate purposes. See “Use of Proceeds.”

Risk factors:	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

OTC Markets (OTCPink) symbol:	MJTK

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information about these risks contained in this prospectus, as well as the other information contained in this prospectus generally, before deciding to buy our securities. Any of the risks we describe below could adversely affect our business, financial condition, operating results, or prospects. The market prices for our securities could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

Risks Related to our Business

We are dependent on our banking and merchant relationships.

We are dependent on the banking industry to support the financial functions of our products and services. Similarly, important components of our products and services depend on merchant accounts and relationships, which in turn depend on banking functions. Federal and federally insured state banks currently do not serve those who grow and sell cannabis products on the stated ground that growing and selling cannabis is illegal under federal law. We cannot assure that our strategies and techniques for designing our products and services, which do not include cannabis, will operate effectively and efficiently and not be adversely impacted by the continuing refusal of banks to serve those who grow and sell cannabis products. A change in banking regulations or a change in the position of the banking industry to permit banks to serve those who grow and sell cannabis products may increase competition for us, facilitate new entrants into the industry offering products or services similar to those that we offer, or otherwise adversely affect our results of operations.

We do not sell cannabis or products that contain cannabis, so we do not consider our company to be part of the cannabis industry that would be restricted from using federal and federally insured banks. However, because of “canna” in our name and the fact that our revenue is generated largely from companies licensed as operators in the cannabis industry, banks have and may continue to consider us to be part of the cannabis industry that is subject to banking restrictions. Recently a small number of community banks and credit unions in Colorado have started offering limited banking services to components of the cannabis industry in compliance with the FinCEN guidelines. Although we are perceived by some banks to be part of the regulated cannabis industry, our financial operations have not been hampered by banking restrictions. To date, we have not had to rely on cash transactions and have active banking services to receive payments and to pay vendors.

Although we do not grow or sell cannabis products, our general connection with the cannabis industry may hamper our efforts to do business or establish collaborative relationships with others that may fear disruption or increased regulatory scrutiny of their own activities.

We have recently established strategic alliances that we may be unable to integrate into a cohesive and effective business.

We have recently established several strategic alliances with other firms that we believe have developed, or have the potential to develop, complementary products and services. We have not yet had sufficient time or experience to integrate these components into a cohesive and effective business, and we may be unable to do so. Our efforts may be further complicated by additional relationships not now identified. We have now abandoned or deemphasized earlier strategic relationships and may determine to abandon or deemphasize one or more of the strategic relationships we now believe to be important; in which case, we may be unable to recover related costs previously incurred.

The conduct of third parties may jeopardize our business or legal compliance.

We cannot assure that our systems, protocols, and practices will prevent unauthorized or illegal activities by customers or retailers with whom or which we do business. Our success will depend on our ability to operate consistent with the regulatory and licensing requirements of each state in which we provide products and services, which in turn may depend on our ability to determine the residences of our customers, the licenses held by retailers with which we do business, and the compliance by our customers and retailers with the regulations applicable to them. We cannot assure that the conduct of third parties will not place our legal status or business in jeopardy and, therefore, expose us to legal sanctions and costs, which would adversely affect our results of operations.

Our proprietary data systems may be compromised by hackers.

Citizen Toke, BumpUp Rewards, CannaLIMS, and other products and services that we may develop in the future, will be based on proprietary software and customer-specific data that we protect by routine measures such as password protection, confidentiality and nondisclosure agreements with employees, and similar measures. Any unauthorized access to our software or data could materially disrupt our business and result in financial loss and damages to our business reputation.

Our operations would be adversely affected if we operate in states with undefined regulatory oversight or if regulations change.

We are exposed to regulatory uncertainties resulting from significant differences between the regulatory regimes of various states and uncertainties in states with undefined regulatory regimes. Regulations have only recently been adopted and are likely to change, perhaps becoming more restrictive, as states gather regulatory experience. There is little interpretative guidance or staff experience at state regulatory agencies to provide operating guidance. We conduct business exclusively in states that have enacted formal regulatory regimes and codified laws and ordinances in which licensed cannabis-related businesses are allowed to operate. However, we cannot assure that we, or our customers, will be able to ascertain or comply with all applicable requirements.

Because each state and local jurisdiction may have significant differences in its cannabis-related laws and regulations, we cannot assure that even with the advice of legal counsel familiar with the cannabis laws and regulatory program of a particular state, we will be able to comply with applicable laws and regulations.

Any change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. We expect that the disparity between federal and state cannabis legalization and regulation will continue. While we do not intend to harvest, distribute, or sell cannabis or products containing cannabis, we may be irreparably harmed by a change in enforcement by the federal or state governments.

Differences and uncertainties in various state and local laws and ordinances may adversely affect our ability to comply with the laws of each jurisdiction in which we may do business.

We cannot ensure that our systems, protocols, and practices will be timely updated and modified to ensure compliance with the various, diverse, and ever-changing laws and regulatory schemes of the various states and local principalities in which we intend to operate, and failure to do so would materially and adversely affect our financial results and business operations and reputation.

New laws and regulations may be passed that would outlaw our activities.

Due to the rapidly changing rules and regulations in various markets, it is possible that our activities could be prohibited in one or more markets or that federal guidelines could be issued that would have a material adverse effect on our strategy and offerings. In addition, it is possible that the U.S. Department of Justice will decide to pursue enforcement actions against producers, sellers, and any person providing ancillary services within the cannabis industry. The new Trump Administration, particularly Attorney General Sessions, has announced opposition to legalized cannabis use and the desire to revise and strengthen federal regulatory and enforcement policies and practices. We cannot predict the outcome of any such review or the result of regulatory or enforcement policies or practices that may result. Our business may be adversely affected.

The apparent current growing public opinion in support of legalization may turn in support of criminalization.

While public polls continue to trend in support of legalization and decriminalization throughout the country, we cannot guarantee that this trend will continue and that the support will not wane among the public.

We are a development-stage company with limited revenues.

We are a development-stage company with limited revenue and do not expect to generate significant revenue unless and until our product portfolio, or part of it, is commercialized. We will need to raise additional capital to fund our operations, and we cannot assure that we will be successful in doing so.

We have received a going concern opinion from our auditors.

We have an accumulated deficit and have had negative cash flows from our operations. Accordingly, we have received a report from our independent auditors in connection with our audited financial statements that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding from external sources on terms attractive to us.

Our future success is largely dependent on our current management.

Our business was built by the vision, dedication, and expertise of our founders Brandon C. Jennewine and Daniel J. Rogers, and our chief executive officer, Michael A. Tew, is responsible for our day-to-day operations and creative development. Although as noted below, Messrs. Jennewine and Rogers resigned from their respective executive officer positions, they continue to serve on our board of directors and assist with our business operations as consultants. Our success is dependent upon the continued efforts of these people. If it became necessary to replace them, it is unlikely new management could be found that would have the same level of knowledge and dedication to our success. The loss of the services of these professionals, especially in the development of future proprietary software, patents, or applications, would adversely affect our business.

Our growth strategy may not be successful.

We intend to expand our operations and marketing base, in large part by establishing and expanding strategic alliances. Our operations are subject to all of the risks inherent in the growth of a new business enterprise, particularly one that operates in an emerging and highly competitive industry. The timing and related expenses of expansion may cause our revenues, if any, to fluctuate. The likelihood of our success must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business and the reliance on strategic alliances with others, including uncertainty as to implementation of our strategies and capabilities, market acceptance of our products and services, our operating and marketing methods, expenses, and competition. We may not be successful in our proposed expanded business activities.

We are operating in developing markets, and our products may not be accepted in these markets.

We have conducted limited marketing activities to date. Thus, we have relatively little information on which to estimate our levels of sales, the amount of revenue we will generate, and our operating and other expenses. We cannot assure that we will be successful in our efforts to directly market our products or to develop markets in the manner we contemplate.

There are economic and general risks relating to our business.

The success of our activities is subject to risks inherent in business generally, including demand for products and services, general economic conditions, changes in taxes and tax laws, and changes in governmental regulations and policies.

Our industry is subject to rapid technological changes that, if we are unable to match or surpass, will adversely affect our competitive position.

Because of the rapid technological development that regularly occurs in the financial payment industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings. These efforts and expenditures are necessary to establish market share and, ultimately, to generate revenues. If another company offers better products or technologies, a competitive position or market window opportunity may be lost, and therefore, our revenues or revenue potential may be adversely affected.

Our competitive position, business, and prospects will be impaired if our intellectual property rights do not provide us with the anticipated market protection.

We will rely on our proprietary intellectual property rights to support our competitive position and protect us from unauthorized use of our intellectual property. We believe that our intellectual property rights are valid, enforceable, and valuable. However, third parties may make claims of invalidity respecting our proprietary software and intellectual property, and such claims could give rise to material costs for defense and divert resources away from our other activities. Our proprietary intellectual property is not protected by patents. If we determine to seek and ultimately obtain patents and our patents or patent applications are shown not to be as broad as currently believed or are otherwise challenged such that some or all of the protection is lost, we may suffer adverse effects from the loss of competitive advantage and our ability to offer products and technologies. As a result, there would likely be an adverse impact on our business prospects.

We are subject to outside influences beyond our control, including new legislation, that could adversely affect our licensing and implementation activities and have an adverse impact on the execution of our business plan or associated intellectual properties.

Our licensing and implementation activities are subject to numerous risks from outside influences, including new legislation, regulations, and rules related to obtaining or enforcing patents. As an example, the legalization of the right to grow, harvest, and sell cannabis and cannabis-related products is recent, and it is uncertain as to how the industry that is developing around this new legislation will ultimately evolve. If our product offerings are not properly positioned for this developing industry, it could have an adverse impact on our future financial position and hinder our ability to execute our business plan.

Risks Related to our Common Stock

Any investment in our shares is considered to be a high-risk investment and is subject to restrictions on marketability because our common stock is considered a “penny stock.”

Our common stock trades on the OTCPink securities market under the symbol “MJTK.” The OTCPink is a decentralized market regulated by the Financial Industry Regulatory Authority in which securities are traded via an electronic quotation system that serves more than 3,000 companies, but provides significantly less liquidity than national market systems such as the NYSE MKT. On the OTCPink, securities are traded by a network of brokers or dealers that carry inventories of securities to facilitate the buy and sell orders of investors, rather than providing the order matchmaking service seen in specialist exchanges. OTCPink securities include national, regional, and foreign equity issues. Companies traded on the OTCPink must be current in their reports filed with the SEC and other regulatory authorities.

Our common stock is subject to Rules 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers that sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and the ability of our stockholders to sell their shares of common stock.

Additionally, our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that before any nonexempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements disclosing recent price information for the penny stock and information of the limited market for penny stocks be sent to holders of penny stock. These requirements adversely affect the market liquidity of our common stock.

Our indemnification of our directors and officers may limit the rights of our stockholders.

While our board of directors and officers are generally accountable to our stockholders and us, the liability of our directors and officers to all parties is limited in certain respects under applicable state law and our articles of incorporation and bylaws, as in effect. Further, we have agreed or may agree to indemnify our directors and officers against liabilities not attributable to certain limited circumstances. This limitation of liability and indemnity may limit rights that our stockholders would otherwise have to seek redress against our directors and officers.

Stockholders may suffer substantial dilution related to issued stock options and warrants, convertible notes, and stock grants.

As of May 26 , 2017, we had a number of agreements or obligations for the possible issuance of common stock that may result in dilution to investors. These include:

●	215,000 shares required for issuance upon the exercise of warrants; and

●	238.6 million shares required for issuance under our outstanding convertible notes.

The common stock to be issued on conversion of our convertible notes will be at a 50% discount to the lowest daily volume-weighted average price of our common stock for the number of consecutive trading days under the term of the respective debt instruments. Additionally, the sale, or even the possibility of the sale, of the shares of common stock underlying these commitments could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

Additional issuances of stock options and warrants, convertible notes, and stock grants will cause additional substantial dilution to our stockholders.

Given our limited cash, liquidity, and revenues, it is likely that in the future, as in the past, we will put shares to Kodiak Capital Group, LLC, under our equity purchase agreement or issue additional warrants, stock grants, and convertible debt to finance our future business operations and acquisitions and strategic relationships. The issuance of additional shares of common stock, the exercise of warrants, and the conversion of debt to stock could cause additional dilution to our stockholders and could have further adverse effects on the market price for our securities or on our ability to obtain future financing.

Investors may suffer additional significant dilution if authorized common stock is issued.

The formula for calculating the shares to be issued in connection with conversions of our existing convertible notes—and any future convertible notes—is based on the market price of our common stock. Therefore, there effectively is no limitation on the number of shares of common stock that may be issued in connection with conversions. Since March 31, 2017 , we have issued 32.8 million shares of common stock in connection with conversions pursuant to these notes. As such, holders of our common stock will experience substantial dilution of their interests to the extent that our convertible notes are converted and shares of our common stock are issued.

The amount of authorized common stock may result in management implementing anti-takeover procedures by issuing new securities.

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of our company with another entity. Although, we have no current plans to issue additional stock for this purpose, management could use the additional shares that are now available to resist or frustrate a third-party transaction. Generally, no stockholder approval would be necessary for the issuance of all or any portion of the additional shares of common stock unless required by law or any rules or regulations to which we are subject.

Depending upon the consideration per share for any subsequent issuance of common stock, such issuance could have a dilutive effect on those stockholders who paid a higher consideration per share for their stock. Also, future issuances of common stock will increase the number of outstanding shares, thereby decreasing the percentage ownership—for voting, distributions, and all other purposes—represented by existing shares of common stock. The availability for issuance of the additional shares of common stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of us. Although our board has no present intention of doing so, our authorized but unissued common stock could be issued in one or more transactions that would make a takeover of us more difficult or costly and, therefore, less likely. Holders of our common stock do not have any preemptive rights to acquire any additional securities issued by us.

Even if we were to generate profits, we do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

We have never generated a profit or declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future even if we generate a profit. Consequently, our stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Our stockholders may not recoup all or any portion of their investment upon our dissolution.

In the event of a liquidation, dissolution, or winding-up of our company, whether voluntary or involuntary, our net remaining proceeds and/or assets, after paying all of our debts and liabilities, will be distributed to the holders of common stock on a pro-rata basis. We cannot assure that we will have available assets to pay to the holders of common stock any amounts upon such a liquidation, dissolution, or winding-up of our company. In this event, our stockholders could lose some or all of their investment.

The sale of our common stock to Kodiak Capital may cause dilution, and the sale of the shares of common stock acquired by Kodiak Capital, or the perception that such sales may occur, could cause the price of our common stock to fall.

On December 15, 2015, we entered into the Purchase Agreement with Kodiak Capital, pursuant to which it committed to purchase up to $3 million of our common stock. We may put shares pursuant to the Purchase Agreement to Kodiak Capital at our discretion until December 31, 2018. We generally have the right to control the timing and amount of any sales of our shares to Kodiak Capital, except that, pursuant to the terms of the Purchase Agreement, we would be unable to sell shares to Kodiak Capital if such purchase would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock. We cannot assure that Kodiak Capital will comply with its covenant in the Purchase Agreement not to sell, or “short,” in anticipation of the purchase of stock from us. After Kodiak Capital has acquired our shares, it may sell all, some, or none of those shares. Therefore, sales to Kodiak Capital by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Kodiak Capital, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish.

In addition, the per-share purchase price for these shares will fluctuate based on the price of our common stock and will be equal to 70% of the lowest closing price of our common stock for the five consecutive trading days immediately preceding our delivery of a put notice to Kodiak Capital to purchase the shares. Depending on market liquidity at the time, sales of these shares may cause the trading price of our common stock to fall.

Kodiak Capital will pay 30% less than the then-prevailing market price for our common stock.

We will sell common stock to Kodiak Capital pursuant to the Purchase Agreement at a 30% discount to the lowest closing price of the common stock for the five consecutive trading days immediately preceding our delivery of a put notice to Kodiak Capital to purchase the shares. Kodiak Capital has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak Capital sells the shares, the price of our common stock could decrease. If our stock price decreases, Kodiak Capital may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements about the future, sometimes referred to as “forward-looking” statements. Forward-looking statements are typically identified by the use of the words “believe,” “may,” “could,” “should,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “intend,” and similar words and expressions. Statements that describe our future strategic goals, plans, objectives, and predictions are also forward-looking statements. This prospectus contains forward-looking statements relating to our anticipated revenues, gross margin and operating results, future performance and operations, plans for future expansion, capital spending, sources of liquidity, and financing sources. This forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statements made herein. These risks and uncertainties include those relating to our liquidity requirements, the continued growth of the software industry, the success of our product development, marketing and sales activities, vigorous competition in the software industry, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in interest rates and the trading price of our common stock), domestic or global economic conditions, the inherent uncertainty and costs of prolonged arbitration or litigation, and changes in federal or state tax laws or the administration of such laws.

Any forward-looking statements, including those regarding our or our management’s current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results or events and involve risks and uncertainties, such as those discussed in this prospectus.

The forward-looking statements are based on present circumstances and on our predictions respecting events that have not occurred, that may not occur, or that may occur with different consequences from those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed in this prospectus. These cautionary statements are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. Any forward-looking statements are made only as of the date of this prospectus, and we assume no obligation to update forward-looking statements to reflect subsequent events or circumstances.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The following table sets forth the range of low and high closing sale prices for our common stock, as adjusted to give retroactive effect to a 20-to-one reverse split, for the each of the periods indicated as reported and summarized by the OTCPink:

	Low	High

2017:
Second Quarter (through May 26 , 2017)	$ 0.00 13	$ 0.0090
First Quarter	0.0018	0.0144

2016:
Fourth Quarter	0.0017	0.2780
Third Quarter	0.03	0.32
Second Quarter	0.10	7.00
First Quarter	3.00	6.20

2015:
Fourth Quarter	5.20	8.00
Third Quarter	4.60	8.00
Second Quarter	20.00	33.00
First Quarter	30.00	40.00

On May 26 , 2017, the closing price per share of our common stock on the OTCPink was $0.0028 . As of May 26 , 2017, we had approximately 82 stockholders of record of our common stock and 1,085,701,861 shares of our common stock issued and outstanding.

Holders of shares of common stock are entitled to share pro rata in dividends and distributions respecting the common stock when, as, and if declared by the board of directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future revenues, capital requirements, overall financial condition, and such other factors as our board of directors deems relevant.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds upon the sale of shares by the selling stockholder in this offering. However, we may receive gross proceeds of up to $3 million under the Purchase Agreement with Kodiak Capital, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Kodiak Capital under this agreement. See “Plan of Distribution” on page 47 in this prospectus for more information.

We currently expect to use the net proceeds from the sale of shares to Kodiak Capital under the Purchase Agreement to further develop our products, reduce current liabilities, and fund other general corporate purposes. We will have broad discretion in determining how we will allocate the proceeds from any sales to Kodiak Capital.

Even if we sell $3 million in shares of our common stock to Kodiak Capital pursuant to the Purchase Agreement, we will need to obtain additional financing in the future in order to fully fund all of our planned activities. We may seek additional capital in the private and public equity or debt markets, pursue business development activities and business combinations to continue and expand our operations, respond to competitive pressures, develop new products and services, and to support new strategic partnerships. We are evaluating additional equity financing opportunities on an ongoing basis and may execute them when appropriate. However, we cannot assure that we can consummate such a transaction, or consummate a transaction at favorable pricing.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2017 , without giving effect to any changes subsequent to such date, including the issuance of about 32.8 million additional shares of common stock since March 31, 2017 , and as adjusted to reflect the subsequent sale of 57,009,702 shares to the selling stockholder. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus:

Cannasys, Inc.
Capitalization as of March 31, 2017
	Actual	After Offering	Percent

Outstanding
Common stock	1,052,920,627	1,052,920,627	94.9%

Sold in offering	-	57,009,702	5.1%
	1,052,920,627	1,109,930,329	100.0%

Capitalization

Par value	$ 0.001	$ 0.001

Stated capital	$ 1,052,921	$ 1,109,930

Additional paid in capital	11,552,097	11,606,826
Accumulated deficit	$ (13,064,966)	$ (13,064,966)
	$ (459,948)	$ (348,209)

The number of outstanding shares shown above excludes an aggregate of 238.8 million shares that may be issued on the exercise of warrants and conversion of notes outstanding as of the date of this prospectus.

The sale of our common stock to Kodiak Capital at 70% of the lowest closing price of our common stock for the five consecutive trading days immediately preceding our delivery of a put notice in accordance with the Purchase Agreement will substantially increase the number of shares we will have outstanding and correspondingly dilute the percentage interest in us of our existing stockholders, including persons purchasing common stock in this offering. The reduction in the percentage interest held by existing stockholders will be further reduced as a result of the conversion of an aggregate of $334,007 in outstanding convertible promissory notes at a weighted average price equal to 50% of the trading price of our common stock at the time of conversion.

DILUTION

Our net tangible book value on March 31, 2017 , not adjusted to reflect any changes in our financial condition since that date, was $(613,304), or approximately $(0.00 06 ) per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding before the offering.

The following table illustrates the dilution, or the difference between the offering price per share, assuming an offering price equal to the closing trading price on May 26 , 2017, and the net tangible book value per share as of March 31, 2017 , as adjusted to reflect the receipt of net proceeds from the sale of shares to Kodak Capital at a price equivalent to 70% of the price at which such shares are sold to the public as illustrated in this prospectus, but to no other events subsequent to March 31, 2017 :

Trading price on the date immediately preceding the date of this prospectus		$0.0028
Net tangible book deficit per share as of March 31, 2017	$0.00 06
Benefit to existing stockholders attributable to sale of stock to Kodiak Capital	0.00 0 1
Pro forma net tangible book deficit per share after the offering, as adjusted	0.00 05
Dilution per share to purchasers in this offering		$0.00 3 3

The sale of our common stock to Kodiak Capital at 70% of the lowest closing price of our common stock for the five consecutive trading days immediately preceding our delivery of a put notice in accordance with the Purchase Agreement will have a dilutive impact on our stockholders. This dilutive effect will be increased as a result of the conversion of an aggregate of $334,007 in outstanding promissory notes at a weighted average price equal to 50% of the trading price of our common stock at the time of conversion. As a result, in future periods our net loss per share could increase in future periods, the net tangible book value of our common stock could decrease, and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Kodiak Capital in order to drawdown pursuant to the Purchase Agreement. If our stock price decreases during the pricing period, then our existing stockholders would experience greater dilution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

We create, develop, and commercialize innovative solutions for the expanding medical and recreational cannabis community. Our solutions enhance customer service and provider efficiency, including customer loyalty software applications; create producer and retailer opportunities through the distribution of our own retail brands; and assist with marketing and branding for product companies. We do not grow, distribute, or sell cannabis or products containing cannabis.

We began our cannabis industry activity with the organization of a predecessor privately held entity in late 2013 to create, develop, and commercialize innovative solutions to solve customer service and provider problems, create producer and retailer opportunities, build retail customer loyalty, and streamline the connections among the producer, seller, and consumer/patient segments for the growing medical and recreational cannabis community. Since organization, we have focused on raising capital, creating new products, building marketing and distribution capability and channels, and pursuing complementary strategic alliances and acquisitions.

In August 2014, Cannasys, Inc., then called Thermal Tennis, Inc., acquired our predecessor engaged in cannabis industry-related activities as noted above in a transaction recognized as a reverse acquisition of the company by the predecessor private company. This discussion relates to the financial statements of the privately held predecessor entity for all periods before the reverse acquisition.

Results of Operations

Year Ended December 31, 2016, Compared to the Year Ended December 31, 2015

Revenue and Costs of Goods Sold

Our revenue was $66,849 and $119,325 for the years ended December 31, 2016 and 2015, respectively, a decrease of $52,476 or 43.9%. The decrease is largely attributed to a decrease in revenue from software development. Revenue has been generated through a combination of software development and consulting services related to custom-built software. We generate the majority of our revenue from custom software development related to CannaLIMS, ongoing recurring contracts for BumpUp Rewards, and custom development related to BumpUp Rewards white-label applications. For the year ended December 31, 2016, we did not generate a material amount of revenue from our strategic relationships.

Our cost of goods sold was $24,260 and $47,823 for the years ended December 31, 2016 and 2015, respectively.

Operating Expenses

Stock-based compensation expense was $697,523 and $904,125 for the years ended December 31, 2016 and 2015, respectively, representing a decrease of $206,602, or 22.8%, in 2016. Stock-based compensation expense is from warrants issued to officers, consultants, and other service providers. In the current year, fewer warrants were issued, thereby decreasing our expense.

Professional fees were $369,212 and $207,892 for the years ended December 31, 2016 and 2015, respectively, representing an increase of $161,320, or 77.5%, in 2016. The increase in 2016, as compared to 2015, can be largely attributed to increased legal and audit fees related to increased transactions, fundraising, and reporting activities.

Salary and wage expense was $230,176 and $491,223 for the years ended December 31, 2016 and 2015, respectively, a decrease of $261,047, or 53.1%, in 2016. The decrease in 2016, as compared to 2015, is due to a reduction in salaried employees in the beginning of 2016.

General and administrative expense was $347,514 and $231,033 for the years ended December 31, 2016 and 2015, respectively, an increase of $116,481, or 50.4%, in 2016. The increase in 2016, as compared to 2015, can be attributed to increased consulting and other outside service expense.

Other Income and Expense

For the year ended December 31, 2016, we had total other expense of $3,245,770, compared to $2,095,085 for the year ended December 31, 2015. For the year ended December 31, 2016, we recorded interest expense of $46,094, compared to $6,344 for the prior year, and an impairment loss on investment of $1,049,475, compared to $1,846,515 for the prior year. In addition, as a result of convertible promissory notes, we recorded interest expense on debt discount of $612,679 in 2016, compared to $85,250 for the prior year, and a loss on the issuance of convertible debt of $1,214,985, compared to $152,866 for the prior year.

Net Loss

For the year ended December 31, 2016, we had a net loss of $4,847,606, as compared to a net loss of $3,857,856 in the prior year, an increase of $989,750, or 25.6%, in 2016. This increase is the direct result of the additional expense attributable to the issuance of convertible notes.

Three Months Ended March 31, 2017, Compared to the Three Months Ended March 31, 2016

Revenue and Costs of Goods Sold

Revenue was $0 and $ 36,162 for the three months ended March 31, 2017 and 201 6 , respectively, representing a decrease of $36,162 , or 100%, in the current period. On March 29, 2017, we announced that we signed a nonbinding letter of intent to acquire Alliance Financial Network, Inc., a financial technology company providing transaction solutions to the cannabis and other industries. During the first quarter of 2017, our primary business efforts were focused on structuring and due diligence related to that transaction. Those negotiations continued until May 9, 2017, when we announced that the transaction had been terminated as a result of our inability to come to suitable transaction terms with Alliance Finance Network, Inc. among other reasons. The decreases in revenue and associated cost of goods sold during the first quarter 2017 are due to our focus on the aforementioned transaction.

Our cost of goods sold was $0 and $ 24,260 for the three months ended March 31, 2017 and 201 6 , respectively, a decrease of $24,260 , or 100%.

Operating Expenses

Stock-based compensation expense was $88,125 and $ 375,967 for the three months ended March 31, 2017 and 201 6, respectively, representing a decrease of $287,842 , or 76.5%, in the current period . Compensation expense in the current year is due to $625 for the issuance of common stock and $87,500 for the vesting of warrants . Compensation expense in the prior year is largely due to warrants issued to officers, consultants, and other service providers.

Professional fees were $57,775 and $ 100,186 for the three months ended March 31, 2017 and 2016 , respectively, representing a decrease of $42,411 , or 42.3%, in the current period. The de crease can be largely attributed to a de crease in legal fees.

Salary and wage expense was $42,000 and $ 89,524 for the three months ended March 31, 2017 and 2016, respectively, representing a decrease of $47,524 , or 53%, in the current period. The de crease in the current period is due to a decrease in the number of employees.

General and administrative expense was $68,947 and $ 39,375 for the three months ended March 31, 2017 and 2016 , respectively, representing an increase of $29,572 , or 75.1%, in the current period. The in crease in the current period can be attributed to the use of subcontractors and amortization expense .

Other Income and Expense

For the three months ended March 31, 2017, we had total other expense of $2,343,827, compared to $ 111,097 for the three months ended March 31, 2016 . For the three months ended March 31, 2017 , we recorded interest expense of $8,262, amortization of debt discount and loan financing fees, including penalties of $295,194, and a loss on the issuance of convertible debt of $2,040,371 . In the prior period, we recorded interest expense of $ 7,825, amortization of debt discount of $92,500, and a loss on the issuance of convertible debt of $ 10,772.

Net Loss

For the three months ended March 31, 2017 , we had a net loss of $2,600,827 , as compared to a net loss of $ 704,247 in the prior period, an increase of $1,896,427 . This increase is the direct result of the large loss on convertible debt resulting from the beneficial conversion features of that debt .

Liquidity and Capital Resources

During the year ended December 31, 2016, we used cash of $457,380 in operating activities, as compared to $750,750 for the year ended December 31, 2015. We did not use cash in investing activities during the year ended December 31, 2016, as compared to $154,250 used in investing activities during the year ended December 31, 2015. Financing activities provided cash of $456,750 during the year ended December 31, 2016, as compared to $387,000 for the year ended December 31, 2015.

During the three months ended March 31, 2017 and 2016 , we used cash of $273,159 and $115,829, respectively in operating activities . During the three months ended March 31, 2017 and 2016 , we used $25,000 and $0, respectively in investing activities . During the three months ended March 31, 2017 and 2016 , we received $293,806 and $117,500, respectively from financing activities.

Our current business expenses average approximately $30,000 per month, excluding capital expenditures specific to new product launches. We continue to focus on reducing our monthly business expenses through cost reductions and operational streamlining. Currently, we do not have enough cash on hand to sustain our business operations and, alongside expected revenue, we expect to access external capital resources in the near future. At the moment, we are seeing increased adoption across our business lines, but we cannot guarantee this will continue.

We anticipate also accessing the capital markets in order to fund future research and development, as well as expand product offerings to include future versions of products and possible acquisitions of ancillary products and services. To the extent that funding is available, we have budgeted $550,000 for capital expenditures and other costs during the next 12 months, consisting of $200,000 for enhanced software development and marketing for AFN, $250,000 for debt retirement (and, if necessary, to provide for refinancing or extensions of our existing debt, including principal and any interest due under the terms of our current financing agreements with our capital partners), and $100,000 for legal, audit and accounting expenses. We may seek additional debt financing, although we cannot guarantee what structures our sources of financing may choose in the future, and there is no guarantee we will be able to secure additional funding. In addition, the vast majority of our debt is convertible into common stock, in which case we will not have to retire it; the investors are able to convert the debt into our shares. If we were to retire all of our outstanding debt, including the convertible promissory notes, and pay the maximum potential interest due, we would need to budget approximately $350,000.

We anticipate that we will fund a portion of these costs from proceeds from projected revenues, as well as from the sale of common stock to Kodiak Capital Group, LLC under our equity purchase agreement and other potential sources. It is possible that additional external cash will be required during the next 12 months, particularly if we seek to develop new products, need to fund new strategic relationships, or enter new markets not now anticipated or if projected revenues are not realized.

Our efforts are focused on increasing revenue while we explore external funding alternatives as our current cash is insufficient to fund operations for the next 12 months. Although our independent auditors have expressed substantial doubt about our ability to continue as a going concern, we feel that our revenue potential is sufficient for our business to continue as a going concern. However, in order to expand our product offerings, we expect that we will require additional investments and revenue.

As we continue to develop new products and identify specific commercialization opportunities, we will focus on those product markets and opportunities for which we might be able to get external funding through joint venture agreements, strategic partnerships, or other direct investments.

Off Balance Sheet Arrangements

As of March 31, 2017 , there were no off balance sheet arrangements.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations when such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see the notes to our December 31, 2016, financial statements. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. We cannot assure that actual results will not differ from those estimates.

Stock-based Compensation

We account for equity-based transactions with nonemployees under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 505-50, Equity-Based Payments to Non-Employees. ASC 505-50 establishes that equity-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

We account for employee stock-based compensation in accordance with the guidance of ASC 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Revenue Recognition and Cost of Goods Sold

We follow ASC 605-10-S99-1, Revenue Recognition, for revenue recognition. We will recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the product has been shipped or the services have been rendered to the customer; (iii) the sales price is fixed or determinable; and (iv) collectability is reasonably assured.

During the fiscal year 2016, we generated revenue from: (1) customized software development (software developed for customers on a custom-made basis); and (2) software licensing (licensing existing portfolio of software products to customers either for a one-time fee or on a recurring monthly-fee basis).

We allocated cost of goods sold for both forms of revenue on a pro rata basis through either direct outsourcing of development resources or direct costs associated with our employees or contractors.

Income Taxes

We follow ASC 740-10-30, Income Taxes-Initial Measurement, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

We adopted ASC 740-10-25, Income Taxes—Recognition. ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Recently Issued Accounting Pronouncements

In May 2014, August 2015, April 2016, and May 2016, the FASB issued Accounting Standard Update (ASU) 2014-09—Revenue from Contracts with Customers (Topic 606), ASU 2015-14—Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, ASU 2016-10—Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, and ASU 2016-12—Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients to guide accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. These updates also require entities to disclose both quantitative and qualitative information that enable financial statements users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amendments in these ASUs are effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is permitted for annual periods beginning after December 15, 2016. This standard may be applied to the process of assessing the impact, if any, on our financial statements.

In September 2015, the FASB issued ASU 2015-16—Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. Topic 805 requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments in the update require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition, an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning December 15, 2015. The adoption of ASU 2015-16 is not expected to have a material effect on our financial statements.

In November 2015, the FASB issued ASU 2015-17—Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The new guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. This update is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We do not anticipate the adoption of this ASU will have a significant impact on our financial position, results of operations, or cash flows.

In February 2016, the FASB issued ASU 2016-02—Leases (Topic 842). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC 840, Leases (FAS 13). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the effect this standard will have on our financial statements.

In June 2016, the FASB issued ASU 2016-15—Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB’s Emerging Issues Task Force). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including interim periods within those fiscal years. An entity that elects early adoption must adopt all of the amendments in the same period. The guidance requires application using a retrospective transition method. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our cash flows.

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

BUSINESS

Overview

Since 2013, we have focused on developing and acquiring products and services that are attractive components of the ancillary services segment of the regulated cannabis industry. We do not grow or produce cannabis or products that contain cannabis. We sell value-add services that we believe enhance branding, marketing, and other key touch-points within the regulated cannabis industry.

The cannabis industry is rapidly changing, driven by favorable regulatory expansion at the state level, enhanced regulation around cultivation and testing, and maturation of marketing and branding efforts among both retailers and branded product companies. Our initial products, CannaCash, CannaTrade, ExchangeHemp, and CannaLIMS, either have been merged with our newly launched products or remain components of our product suite as we seek to introduce streamlined, more cost-effective, and high-margin technology and services into the changing marketplace.

Our initial consumer product, BumpUp Rewards, was introduced into the market as CannaCash in July 2014 and did not fully reach the market as BumpUp Rewards until July of 2015. We continued to pursue selective market penetration for BumpUp Rewards in order to gain information on the consumer’s purchasing habits and retailers’ marketing needs. However, we have deemphasized BumpUp Rewards and BumpUp Rewards white-label applications in order to concentrate our efforts on marketing and distributing Citizen Toke, a text-message-based social customer acquisition platform for retailers and branded products companies.

In the last year, we have worked to acquire technology and branding assets that enhance our asset base while restructuring the overall business to streamline product and service integration and operations. The cannabis industry continues to encounter resistance from traditional loyalty marketers, branded consumer products companies, as well as traditional banking, all of which we believe present an opportunity for us.

Our products serve both medical and recreational growers, dispensers, and customers. Our product development and introduction is focused on Colorado, where both medical and recreational cannabis are permitted under a developing regulatory regime, as well as California, a rapidly evolving market that we believe presents an opportunity for our products. We are preparing for future expansion if and as cannabis for medical or recreational use becomes legalized and regulated in additional states that have ongoing public dialogue and regulatory or legislative consideration regarding legalization, such as Nevada, Oregon, the District of Columbia, and others. In the next 12 months, we are considering operating in only Colorado, Washington, California (medical only), and Oregon, since the Oregon voters approved legalization with the Oregon Liquor Control Commission tasked with regulating sales of marijuana.

Our principal activities to date have been the following:

●	Raising Capital. We have been focused primarily on raising capital to finance our operations and software research and development.

●

Creating New Products. We have developed new software products, including BumpUp Rewards, CannaLIMS, a laboratory information management systems product, as well as BumpUp Rewards white-label. We recently acquired, and will continue to develop, market, and distribute Citizen Toke as we deemphasize the remainder of our business-to-business products.

●

Strategic Relationships. We have concentrated our efforts on establishing complementary strategic relationships and selecting acquisitions in order to facilitate new and complementary product development and distribution. Specifically, we have sought to use our currency to consolidate a vertically integrated value chain delivering consumer-oriented solutions for the cannabis industry.

●	Marketing and Distribution. We have selectively marketed our core software products to the cannabis industry.

The availability, functionality, and payment options of our products are tailored, based on state and local laws and regulations. Our software products are centrally hosted by us and accessed by the client through web browsers and mobile applications.

We believe legal compliance is important in this industry in which we serve directly regulated growers, distributors, retailers, and customers. We check the state licensure status of producers and retailers, regularly monitor disciplinary actions, and routinely update our compliance database. We will stop doing business with firms that are not properly licensed. Our operating systems integrate regulatory compliance and operational accounting. We have in place standard contracts with a verified legal signing authority for our counterparties, as well as end-user licensing agreements, with which to hold accountable the parties we approve to use either system.

Products

Citizen Toke

On August 10, 2016, we acquired Citizen Toke, a mobile, text-message-based deals platform focused on user acquisition and customer engagement for both regulated cannabis retailers and branded non-cannabis products companies, from Beta Killers LLC. Beta Killers LLC is an innovation laboratory that develops technologies to improve the ways consumers and businesses interact. Simultaneously, we agreed to provide $100,000 in cash to fund development of a more advanced version of Citizen Toke’s software platform and engaged the Citizen Toke lead developer as an adviser. We are negotiating collaborative arrangements with partners to launch the Citizen Toke platform in Colorado and California. Based on initial feedback from customers, retailers, and branded products companies, we plan to focus on launching the Citizen Toke application into the market.

Mile High Consulting and Branding, Inc. Branded Products

We expect product licensing and distribution opportunities through Mile High Consulting and Branding, Inc., a Colorado corporation, of which we own 51% and MHB, Inc. owns 49%. Mile High Consulting and Branding is focused on licensing products with retired professional athletes alongside the Gridiron Cannabis Coalition, an organization that promotes lawful medicinal marijuana use.

BumpUp Rewards

We developed BumpUp Rewards as an affiliate-based membership rewards loyalty program, based on Loyl.Me’s Automated Cloud and Customer Relationship Management Platform, designed specifically for the cannabis industry. An early version of BumpUp Rewards was introduced into the market as CannaCash in July 2014. The BumpUp Rewards application is free for customers and an efficient use of marketing dollars for dispensaries and providers. The BumpUp Rewards application allows for strong social media ties and an electronic solution for providing gifts, points, and discounts to friends and family. BumpUp Rewards includes an internal control mechanism designed to enhance compliance with the regulatory requirements applicable to individual retail outlets and customers based on applicable state licensing information and customers’ locations. BumpUp Rewards enables retailers to gain new customers through gifts, to retain customers through the affiliate and store-specific points program, and to tailor specials and free advertising via the BumpUp Rewards program to a growing customer marketplace. We license our customers to use this product and provide updates in consideration of the payment of monthly fees.

For retail establishments, BumpUp Rewards offers the ability to gain new customers through gifts, retain customers through the affiliate and store-specific points program, and tailor specials and free advertising via the BumpUp Rewards program to an increasingly significant customer marketplace.

We deemphasized the BumpUp product in order to concentrate our efforts on marketing and distributing Citizen Toke.

BumpUp Rewards White-Label Applications

On December 22, 2015, we entered into a joint software development and marketing agreement with National Concessions Group, Inc., the organization responsible for marketing and branding a cannabis product brand called O.penVAPE. BumpUp Rewards white-label application, the product of this joint effort, is an advanced version of our BumpUp Rewards application intended to incentivize product and corporate sales organizations through a proprietary points system. O.PenVape’s “O Rewards” loyalty application, based on our BumpUp Rewards platform, became available for download to consumers in both iOS and Android devices in beta format in March 2016.

We deemphasized the BumpUp white-label product in order to concentrate our efforts on marketing and distributing Citizen Toke.

CannaLIMS

CannaLIMS is a laboratory management information system product focused solely on the cannabis marketplace to assist cannabis laboratories in meeting multiple state and local level regulatory reporting requirements, which we update regularly. We license our CannaLIMS system to customers, who access the software through web browsers and mobile applications, for recurring license fees. We launched this product into the market and have secured recurring revenue clientele. However, to date, demand for CannaLIMS has been limited as many laboratories build and use their own software, so we have shelved its marketing and development for the time being.

Marketing

We strive to integrate our marketing and sales strategies in order to minimize our user acquisition costs for software products we license while maximizing the distribution of our branded products businesses. We plan to gain scale through the implementation of social media, search-engine optimization, and web-based marketing. We also have a strategic relationship and minority interest in Duby, LLC, a social media application focused on cannabis users. Duby and its management team have helped us in introducing and marketing our services to its customers as well as assisting with acquiring new customers.

Going forward, we plan to continue to broaden the products and services we offer through our established marketing channels. We market all of our products within regulatory constraints.

We cannot assure that we will be able to attain any of the above operational goals or that we will be able to obtain funding that may be required to support such level of operations.

Strategic Relationships

Beta Killers LLC

Beta Killers LLC provides professional services related to technology, product, and software development; branding, marketing, and business development; products sales and growth; and customer relations to us. We have committed $100,000 to Beta Killers to deliver a more advanced version of Citizen Toke’s software platform. We have also engaged Beta Killers’ chief executive officer and lead developer of Citizen Toke as our adviser. We are very encouraged by positive feedback from customers, retailers, and branded products companies and plan to focus our efforts on launching Citizen Toke into the market immediately.

MHB, Inc. and Mile High Consulting and Branding, Inc.

MHB, Inc., a Colorado corporation doing business as Mile High Brands, is a lifestyle branding agency focused on the regulated cannabis industry. Its clients include celebrities and product companies that wish to access the rapidly growing cannabis marketplace.

In November 2015, we closed a share exchange agreement with MHB that provided, among other things, an equal exchange of common stock, reciprocal seats on the board of directors, and a share of gross revenues. In December 2016, we revised our share exchange agreement with MHB to reduce the share exchange to 15,000 shares of each company and deemphasized our strategic stake in MHB in favor of our newly formed Mile High Consulting and Branding, Inc. joint venture company as discussed below.

In May 2016, we entered into a Stockholders Agreement with MHB, Inc., as co-founders, to govern our new joint venture company, Mile High Consulting and Branding, Inc. Although we own 51% of the new joint venture company and control its board of directors, under the Stockholders Agreement, distributions of revenue from a particular opportunity may vary depending on the nature of the opportunity, who brought to opportunity to the joint venture’s attention, funding requirements for the opportunity, and other factors. The revenue split will be based on the respective ownership interest of the stockholders, currently 49% to MHB, Inc. and 51% to us, unless the board agrees on a different allocation.

Mile High Consulting and Branding plans to secure agreements with celebrity partners to provide branding opportunities through a “matching service” between the celebrity and a branded products company. Branded products companies will develop the product and provide a revenue sharing agreement with Mile High Consulting and Branding, as applicable. These types of opportunities–primarily organically sourced–are those that will be developed through Mile High Consulting and Branding. We do not plan to include existing or legacy technology products in our transactions with Mile High Consulting and Branding.

Green Capital Ventures, Inc.

On November 17, 2015, we entered into a joint marketing and distribution partnership in California with Green Capital Ventures, Inc. Green Capital is a holding company and consulting firm focused on launching and commercializing products with an altruistic objective. The principals of Green Capital founded the Gridiron Cannabis Coalition, an organization dedicated to the advancement of medicinal cannabis as a treatment for brain disease and bodily injuries resulting from playing professional sports. Together with Green Capital, we intend to seek commercial partnerships for Gridiron Cannabis Coalition and to support its marketing efforts, beginning in Colorado.

We are supporting the marketing effort to launch a pain relief transdermal patch marketed as “Gridline Cannabis” with distribution partners and retailers throughout Colorado through our Citizen Toke software.

National Concessions Group, Inc.

On December 22, 2015, we entered into a technology development and joint marketing agreement with National Concessions Group, Inc., a cannabis marketing and distribution company whose products are marketed under the “O.penVAPE” brand. We are working with National Concessions Group to develop O.PenVape’s “O Rewards” loyalty application based on our BumpUp Rewards platform. O Rewards, launched in beta format in March 2016, is a loyalty product focused on retail brands in the cannabis industry. We will jointly market this application to other product manufacturers in the cannabis industry. This is our first market introduction of BumpUp Rewards white label.

We also engaged National Concessions Group to assist us with marketing, public relations, and introductions to potential investors, including other efforts for both parties’ mutual benefit. To begin this strategic relationship, we agreed to issue warrants to purchase 2,500 shares of our common stock per quarter, at a price per share equal to the trailing 60-day volume weighted average price per share of our common stock, up to a maximum of 15,000 shares, for ongoing services. After issuing the initial warrant to purchase 2,500 shares, during the quarter ended September 30, 2016, we terminated our distribution and marketing relationship with National Concessions Group, Inc., and our obligation to issue additional warrants in order to concentrate our efforts on additional relationships related to Citizen Toke.

KiwiTech, LLC

In December 2015, we entered into an agreement with KiwiTech, LLC, to expand, support, and further develop our software products and web and mobile applications. KiwiTech is a business incubator providing a combination of mobile technology development solutions and active investment into new technologies. Under the agreement, we engaged KiwiTech to perform not less than $250,000 in hourly labor charges for development work between January 1 and December 31, 2016. This minimum commitment will be paid 50% in cash and 50% through the issuance of warrants for the purchase of our common stock. On January 21, 2016, we issued to KiwiTech a warrant for the purchase of 15,625 shares, at the exercise price of $0.40 per share, with an expiration date of December 31, 2025.

Duby, LLC

On December 10, 2015, we acquired a 1.083% interest in Duby, LLC, a social media application focused on cannabis consumers. As part of the acquisition, Duby agreed to assist in the promotion of our products and services on its platform. We purchased the interest in Duby as part of ongoing negotiations for the joint marketing and promotion of our respective products. On May 13, 2016, we announced that Duby had agreed to join forces with us to accelerate new user adoption for our latest product, Citizen Toke.

Other Relationships

In February 2015, we entered into a licensing agreement with Loyl.Me, LLC, for its Automated Cloud and Customer Relationship Management Platform. We owed a final cash installment of $15,000 to Loyl.Me as part of a base fee for the software license and we were required to remit to Loyl.Me 8% of our gross revenues generated from the licensing agreement. Because we had not had a meaningful demand for Loyl.Me’s software, we did not owe any amounts under the royalty arrangement. On October 3, 2016, we entered into an agreement to terminate the license agreement and the services agreement, and Loyl.Me waived the final $15,000 cash payment.

In April 2015, we signed a definitive agreement with PhytaTech Labs for the first installation of our CannaLIMS software, a lab information management system targeted for cannabis testing facilities and laboratories. In conjunction with this agreement, we signed a joint software development agreement in partnership with PhytaTech Labs, a multi-jurisdictional lab operator. However, we deemphasized our development and marketing of this product as most laboratories develop their own internal laboratory information management system.

In April 2015, Rocky Mountain Hemp Association (also known as the National Hemp Association) selected our online service, ExchangeHemp, as its exclusive trading platform and marketplace. In September 2015, we launched ExchangeHemp in partnership with the National Hemp Association as part of an exclusive joint marketing agreement between our customers and National Hemp Association’s member entities. Although we are excited about the opportunity although the venture has not been successful, and we have since deemphasized our ExchangeHemp business.

In May 2015, we signed an agreement for implementation of our BumpUp Rewards loyalty marketing platform on StrainData, a wholly owned subsidiary of CannLabs, Inc. To date, no business activity has been procured under this agreement.

In September 2015, we entered into a letter of intent with Green Tree International, Inc., the parent company of Amercanex, the American Cannabis Exchange, and the American Hemp Exchange, to sell our CannaTrade and ExchangeHemp trading platforms to Amercanex for a combination of cash and seats on the Amercanex exchange. The transaction was not consummated, and the letter of intent expired according to its terms. We have since deemphasized our CannaTrade and ExchangeHemp businesses.

Between December 2015 and March 31, 2016, we worked with LuvBuds, LLC, which marketed products such as branded logo t-shirts, mugs, and other accessories. We are no longer pursuing this relationship.

We continually review the commercial viability and opportunities that we believe are afforded by each of our strategic relationships and consider prospects for other relationships. Accordingly, we may change or terminate existing strategic relationships or enter into new relationships.

Competition

The current market for cannabis-related technology is highly fragmented because of the new emergence of the industry, which is continuously evolving as states in addition to Colorado, Washington, California, and Oregon implement new laws allowing production and sale of medical or recreational cannabis. We believe the primary competition is currently store-specific loyalty programs, marketing outreach, and point-of-sale systems for the BumpUp Rewards product. However, there are few, if any, products in the marketplace that have the capability and reach of Citizen Toke leveraged together with Duby’s user base.

Although cannabis is illegal under federal law, we believe there is popular demand for cannabis, and do not believe that prospective customers are generally deterred from doing business with a company because of fears of federal enforcement of laws prohibiting the sale or possession of medical or recreational cannabis. As demonstrated by the table of state cannabis regulations below, the number of states enacting safe access to cannabis laws continues to increase.

Government Regulations

We will operate only in states that have legalized various aspects of medical or recreational use of cannabis and that have established laws and regulations governing the operations of their respective licensees. We do not produce, transport, process, or sell cannabis or products containing cannabis, but only provide the cannabis-related industry with ancillary technology programs in accordance with applicable state laws.

Although we do not cultivate, process, possess, distribute, or sale cannabis or cannabis products, because our products and services are related to the cannabis industry, we and our products and services are possibly subject to a number of federal, state, and local laws, rules, and regulations directly and indirectly regulating the cannabis industry conduct through financial and other regulations, such as the anti-money laundering provisions of the Bank Secrecy Act (BSA) and provisions under the jurisdiction of the Federal Deposit Insurance Corporation (FDIC), the Financial Crimes Enforcement Network (FinCEN), and others.

Federally insured and regulated financial institutions face conflicting regulatory requirements that treat the cannabis industry as illegal under federal law even when it is permitted under some state laws. However, 32 states plus the District of Columbia allow medical cannabis, and the issue is further complicated with Washington and Colorado legalizing recreational use. Initially, when Colorado legalized and regulated medical and recreational cannabis, federally insured and regulated bodies and other financial institutions refused cannabis business source deposits and other business. Currently, given FinCEN’s recent guidance released on February 14, 2014, financial institutions may provide services to cannabis-related businesses consistent with their BSA obligations. FinCEN’s guidance is discussed in greater detail below.

U.S. Controlled Substances Act

The cannabis industry is regulated by the federal, state, and local governments. Regulation varies from state to state. Federally, cannabis is currently classified as a Schedule I controlled substance under the U.S. Controlled Substances Act, U.S.C. Section 811 (CSA), which generally means that Congress has determined that cannabis is a dangerous drug and that the cultivation, process, distribution, and sale of cannabis and cannabis products are serious crimes. The CSA does not distinguish between medical and recreational use of cannabis; all uses are prohibited. On the other hand, several states have legalized various aspects of cannabis process and distribution, although such activities are subject to stringent state licensing and regulations. In many states, a clear, continuing, unresolved conflict exists between federal and state laws. In addition to the complex web of federal and state regulations, in response to regulatory concerns, the banking and financial services industry has created stringent barriers to allowing cannabis producers and retailers to have normal banking relationships.

The federal government formally opposes the use of medical and recreational cannabis. Although many states have chosen to enact rules and regulations permitting the use of medical cannabis for their citizens under a state-approved medical cannabis program, cannabis continues to be illegal under federal law. The state medical cannabis programs provide protection from state criminal prosecution for patients and primary caregivers who are qualified to participate in the program and are in compliance with the regulations governing the program, but provide no protection from federal prosecution for violation of the CSA.

State Regulation

In November 2012, Colorado residents voted in favor of Amendment 64, an initiative ballot measure that allowed for the “personal use and regulation of marijuana” in Colorado. The initiative, enacted as Article 18, Sec. 16 of the Colorado State Constitution and implemented on January 1, 2014, allows “recreational use” by adults age 21 and older and authorizes Colorado to regulate commercial cultivation, process, and sale of cannabis. Similarly, in November 2012, the residents of Washington voted in favor of Initiative 502, which allows for “recreational use” by adults age 21 and older and authorizes Washington to regulate commercial cultivation, process, and sale of cannabis.

Although Colorado and Washington have enacted voter-initiated measures to allow for the personal use of small amounts of cannabis by its citizens, both states are clear to remind their citizens that cannabis is currently illegal under federal law and classified as a Class I Controlled Substance.

As we are an ancillary services provider to the cannabis industry, we are not directly affected by government regulations. However, our clients may be. That being said, the State of Colorado Department of Revenue Enforcement Division State statute (C.R.S § 12-43.3-307; C.R.S. § 12-43.4-306) mandates that anyone working within Colorado’s marijuana industries (medical or retail, including service providers) be licensed by the Marijuana Enforcement Division (MED) in order to ensure that they meet mandated statutory requirements. A registered and approved vendor within the state of Colorado obtains a MED Vendor badge, which ensures that the vendor has passed the MED background check and met the statutory criteria to work within Colorado’s marijuana industries. We have obtained a license from MED for the products and services we provide and believe we are in material compliance with applicable regulations. As part of our business, we may from time to time visit our client or have nonpublic access to our clients’ facilities. As a result, approval from the MED is an important part of our business.

There are several states with initiatives for state medical cannabis programs pending on the ballot for upcoming elections, while other states move forward through the legislative process. The following table reflects the current status of cannabis regulations:

State	Status	Details and Difference in Laws

CO(1)	Medical and recreational laws passed and in effect

Enacted a state-wide regulatory agency to govern medical and recreational businesses: Colorado Department of Revenue Marijuana Enforcement Division. Recreational law allows in-state residents age 21 and older to purchase up to 1 ounce of cannabis per day. Recreational law allows out-of-state residents age 21 and older to purchase up to 1/4 ounce of cannabis per transaction. Medical sales require patients to register with the Colorado Department of Public Health and Environment. Medical patients may purchase up to 2 ounces of cannabis per day.

WA(1)	Medical and recreational laws passed and in effect

Enacted a state-wide regulatory agency to govern medical and recreational businesses: Initiative 502 for access to recreational cannabis is governed by the Washington Liquor Control Board. Recreational law allows persons age 21 and older to possess 1 ounce of cannabis. As of July 1, 2016, all cannabis producers, processors, and retail stores must be licensed by the Washington Liquor Control Board. Licensed retail stores may apply for and get a medical cannabis endorsement for dual use sales.

OR(1)	Medical and recreational laws passed and in effect

Medical patients must register with the Oregon Health Authority. Medical cannabis dispensaries are regulated by the Oregon Health Authority. Patients are allowed to possess up to 24 ounces of cannabis. Measure 91, which passed in November 2014, allows recreational cannabis sales to be governed by the Oregon Liquor Control Commission, which will tax and regulate recreational cannabis similar to alcohol. The Oregon Medical Marijuana Program (OMMP) and the Medical Marijuana Dispensary Program are both administered by the Oregon Health Authority’s Public Health Division. This also includes recreational sales that began in dispensaries on October 1, 2015.

NV(1)	Medical laws passed and in effect

Medical patients must register with the Nevada Division of Public and Behavioral Health. Applications to open medical cannabis dispensaries are currently being reviewed by the Nevada Division of Public and Behavioral Health. Patients are allowed to possess up to 2-1/2 ounces of cannabis. On November 8, 2016, the voters approved a ballot measure to legalize the use of recreational cannabis. The new law legalizes one ounce or less of cannabis for recreational use for persons 21 years or older beginning 2017. The initiative will tax cannabis sales and allocate tax revenue to education.

DC(1)	Medical and recreational laws passed and in effect

Medical patients must register with the District of Columbia Department of Health. Medical cannabis dispensaries are regulated by the District of Columbia Department of Health. Patients are allowed to possess up to 2 ounces of cannabis. Recreational cannabis was approved in the last election. Washington D.C. passed Initiative 71 in November 2014. Initiative 71 permits the use of up to 2 ounces of marijuana and the possession and cultivation of up to 3 marijuana plants. While Washington D.C. voters passed medical and adult use initiatives, the U.S. Congress has blocked the District from spending any resources to enact a law or regulated program.

State	Status	Details and Difference in Laws

AK(1)	Medical and recreational laws passed and in effect

Medical patients must register with the Alaska Division of Public Health. Medical cannabis dispensaries are currently not allowed. Patients are allowed to possess up to 1 ounce of cannabis. Ballot Measure 2, which will tax and regulate recreational cannabis similar to alcohol, was approved in November 2014 and became effective February 2015. The final set of rules adopted by the Marijuana Control Board under the governance of Alaska Department of Commerce were to be implemented in early 2016. On February 24, 2016, the Alaska Marijuana Control Board began accepting applications for marijuana business licenses. On November 8, 2016, the voters of Arizona did not pass the legalization initiative. At this time, only medical cannabis laws remain in the state of Arizona.

IL(2)	Medical law passed

Medical patients must register with the Illinois Department of Public Health. Medical cannabis dispensaries are regulated by the Illinois Department of Financial and Professional Regulation. Medical cannabis cultivation facilities are regulated by the Illinois Department of Agriculture. Patients are allowed to possess up to 2-1/2 ounces of cannabis. The sale of medical cannabis to qualifying patients and caregivers began in November 2015 at eight dispensaries located throughout the state.

AZ(2)	Medical laws passed and in effect

Medical patients must register with the Arizona Department of Health Services. Medical cannabis dispensaries are regulated by the Arizona Department of Health Services. Patients are allowed to possess up to 2-1/2 ounces of cannabis. The Arizona Marijuana Legalization Initiative appeared on the November 2016 ballot. The state legalization initiative failed to pass.

FL(2)	CBD-only medical law passed

Amendment 2 to legalize a full medical cannabis program did not pass on the November 2014 ballot. Currently, Florida has CBD-only specific law for qualifying conditions such as: cancer, muscle spasms, and seizures. State-qualified patients may possess cannabis strains containing 10% or more of CBD and no more than eight-tenths of 1% of THC. On March 25, 2016, the Governor signed House Bill 307 expanding Florida’s medical marijuana law allowing terminally ill patients to access THC dominant marijuana. On November 8, 2016, the voters of Florida approved an amendment to the state’s constitution expanding the medical marijuana laws.

CA(2)	Medical laws passed and in effect

Medical patients must register with the California Department of Public Health. There is no state regulatory agency overseeing medical cannabis dispensaries, but some cities regulate dispensaries locally. There is no specific possession limit in place. On November 8, 2016, the voters of California approved Proposition 64 allowing for adult-use recreational sales to begin in 2018.

State	Status	Details and Difference in Laws

NY(2)	Medical laws passed

Medical patients will have to register with the New York State Department of Health. Medical cannabis dispensaries will be regulated by the New York State Department of Health. Patients are allowed to possess a 30-day supply of only extracts and concentrates from cannabis. The New York State Department of Health launched the state’s Medical Marijuana Program on January 7, 2016. The program approved forms of medical cannabis available with a physician’s certification at designated dispensaries across New York state and licensed operators within the state.

ME(3)	Medical laws passed and in effect

Medical patients must register with the Maine Department of Health and Human Services. Medical cannabis dispensaries are regulated by the Licensing and Regulatory Services under the Maine Department of Health and Human Services. Patients are allowed to possess 2-1/2 ounces of cannabis. On November 8, 2016, the voters of Maine passed Question 1 legalizing adult-use recreational sales.

NH(3)	Medical laws passed and in effect

Medical patients will register with the New Hampshire Department of Health and Human Services. The New Hampshire Department of Health and Human Services will regulate and govern medical cannabis dispensaries. Patients will be allowed to possess up to 2 ounces of cannabis. On Monday, December 28, 2015, the New Hampshire Department of Health and Human Services began to issue Registry Identification Cards by mail to qualifying patients and designated caregivers whose applications have been approved.

VT(3)	Medical laws passed and in effect

Medical patients must register with the Vermont Department of Public Safety. Medical cannabis dispensaries are regulated by the Vermont Department of Public Safety. Patients are allowed to possess up to 2 ounces of cannabis.

MA(3)	Medical laws passed and in effect

Medical patients must register with the Massachusetts Department of Public Health. Medical cannabis dispensaries are operational and regulated by the Massachusetts Department of Public Health. Patients are allowed to possess a 60-day supply of cannabis. On November 8, 2016, the voters of Massachusetts elected to pass Question 4 legalizing the adult use and cultivation of marijuana. Under the new law, as of December 15, 2016, adults over the age of 21 can possess up to one ounce and cultivate up to six plants in their personal residence.

RI(3)	Medical laws passed and in effect

Medical patients must register with the Rhode Island Department of Health. Medical cannabis dispensaries are regulated by the Rhode Island Department of Health. Patients are allowed to possess 2-1/2 ounces of cannabis.

CT(3)	Medical laws passed and in effect

Medical patients must register with the Connecticut Department of Consumer Protection. Medical cannabis dispensaries are regulated by the Connecticut Department of Consumer Protection. Patients are allowed to possess a 30-day supply of cannabis.

State	Status	Details and Difference in Laws

NJ(3)	Medical laws passed and in effect

Medical patients must register with the New Jersey Department of Health. Medical cannabis dispensaries are regulated by the New Jersey Department of Health. Patients are allowed to purchase up to 2 ounces of cannabis per month.

DE(3)	Medical laws passed and in effect

Medical patients must register with the Delaware Division of Public Health. Medical cannabis dispensaries are regulated by the Delaware Health and Social Services. Patients are allowed to possess 6 ounces of cannabis.

MD(3)	Medical laws passed

Medical patients will have to register with the Maryland Department of Health and Mental Hygiene. Medical cannabis dispensaries will be regulated by the Maryland Department of Health and Mental Hygiene. Maryland’s medical cannabis operations are regulated by the Maryland Medical Cannabis Commission. State regulations allow for 94 dispensaries, two per state Senate district, and 15 grow facilities.

MI(3)	Medical laws passed and in effect

Medical patients must register with the Michigan Department of Licensing and Regulatory Affairs. Medical cannabis dispensaries are not currently allowed, but a proposed bill would allow cities and localities to license and regulate them. Patients are allowed to possess up to 2-1/2 ounces of cannabis.

MN(3)	Medical law passed and in effect

Medical patients have to register with the Minnesota Department of Health. Medical cannabis dispensaries will be regulated by the Minnesota Department of Health. Patient possession limits are to be determined, but only nonsmokable forms of cannabis are allowed.

MT(3)	Medical law passed and in effect

Medical patients must register with the Montana Department of Public Health and Human Services. Medical cannabis dispensaries are currently not allowed, but legal actions are seeking to reopen them. Patients are allowed to possess up to 1 ounce of cannabis. On November 8, 2016, the voters approved Medical Marijuana Initiative known as I-182 eliminating the current state requirement of a three-patient to caregiver limit.

NM(3)	Medical laws passed and in effect

Medical patients must register with the New Mexico Department of Health. Medical cannabis dispensaries are regulated by the New Mexico Department of Health. Patients are allowed to possess up to 6 ounces of cannabis.

HI(3)	Medical laws passed and in effect

Medical patients must register with the Hawaii Department of Public Safety. Patients are allowed to possess up to 3 ounces of cannabis. The Hawaii Department of Health licenses and regulates the dispensary program and licensed dispensaries were expected to be operational by summer of 2016.

NC(3) SC(3)	CBD-only medical law passed and rulemaking is in progress	Rulemaking is in progress to regulate a CBD-only medical cannabis program in these states.

State	Status	Details and Difference in Laws

MS(3)	CBD-only medical law passed	This program does not provide reasonable access to CBD medicine for patients. Only institutions of higher learning are able to cultivate cannabis and process it to create CBD-only medication.
AL(3)	CBD-only medical law passed and rulemaking is in progress	This program is likely to be nonfunctional as it requires a cannabis prescription, which is federally illegal. This program also does not protect patients from arrest and prosecution.
TN(3)	CBD-only medical law passed	This law allows a CBD-only medical cannabis study to be conducted by universities only. This study will likely not get underway as universities will not risk losing federal funding.
KY(3)	CBD-only medical law passed	This law does not provide for a source for CBD extracts or production. This program is likely to be nonfunctional as it requires a cannabis prescription, which is federally illegal.
WI(3) IA(3)	CBD-only medical cannabis law in effect	This law does not provide for reasonable access to CBD products for patients in these states.
MO(3)	CBD-only medical law passed	This law allows for cultivation and processing by state-licensed facilities. Only patients with intractable epilepsy would be allowed access to the CBD medication.
UT(3)	CBD-only medical law passed and in effect	It is unclear if patients will have reasonable access to CBD medication through colleges and universities allowed to study hemp.
PA(3)	Medical laws passed

In May 2016, Pennsylvania’s Medical Marijuana Act went in to effect. On January 17, 2017, the PA Department of Health released applications for grower/processor and dispensary permits. The first round of application approvals is expected June 2017.

VA(3)	No functional medical laws in effect	Current medical cannabis law requires a prescription, which is not possible under federal law.
WV(3)	No medical laws in effect	There is support for future legislation to legalize medical cannabis.
GA(3)	CBD-only medical law passed and in effect	The state has passed a medical CBD law allowing for the use of cannabis extracts that are high in CBD and low in THC to treat severe, debilitating epileptic conditions.
ND(3)	Medical laws passed	The North Dakota Medical Marijuana Legalization Initiative, also known as Initiated Statutory Measure 5, was passed on November 8, 2016.
IN(3) LA(3) SD(3) WY(3)	No medical laws passed	There is little legislative support for medical cannabis in these states.

State	Status	Details and Difference in Laws

AR(3)	No medical laws passed	A November 2012 effort to pass a medical cannabis law garnered 48% of the vote. The voters passed the Arkansas Medical Cannabis Act on November 8, 2016, allowing medical cannabis access in the state.
NE(3)	No medical laws passed	A medical cannabis law was proposed, but failed to make it through committee in 2014, and again failed in 2016.
KS(3)	No medical laws passed	Two medical cannabis laws were proposed, but failed to make it through committee in 2014.
OK(3)	CBD-only medical law passed and in effect

This law does not provide for reasonable access to CBD products for patients in these states. The current law allows for access to high CBD cannabis oil, but only for minors, and only if they have severe forms of epilepsy or other serious seizure conditions.

TX(3)	No medical laws passed

Governor Rick Perry has signaled his support of states’ rights to legalize cannabis. In February 2015, Texas House Bill 2165 was introduced to legalize and regulate cannabis sales, however, the bill did not advance before the end of session.

ID(3)	No medical laws passed	There is little support for medical cannabis laws from the Idaho Legislature, but significant support among voters.
OH(3)	No medical laws in effect	A state medical marijuana initiative passed, and the state is currently accepting applications for growers, processors, and dispensaries.

_______________

(1)  We intend to do business in this state.

(2)  We are considering doing business in this state.

(3)  We are not considering doing business in this state.

Federal Efforts to Accommodate State Legislation

On February 14, 2014, FinCEN issued guidance under the BSA relating to FinCEN’s and the FDIC’s expectations regarding BSA compliance for cannabis-related businesses. The FinCEN guidance was issued in light of recent state initiatives to legalize certain cannabis-related activity and the related guidance by the U.S. Department of Justice (“DOJ”) concerning cannabis-related enforcement priorities as outlined in the “Ogden Memo” (October 19, 2009) and the “Cole Memos” (August 29, 2013 and February 14, 2014). As discussed in more detail below, the Ogden Memo and Cole Memos identified the eight priorities for enforcing the CSA against cannabis-related conduct.

The Ogden Memo issued by the DOJ on October 19, 2009, provides clarification and guidance in states that have enacted laws authorizing the medical use of cannabis. The Ogden Memo states: “Rather than developing different guidelines for every possible variant of state and local law, this memorandum provides uniform guidance to focus federal investigations and prosecutions in these states on core federal enforcement priorities.”

The memorandum also states that the prosecution of significant traffickers of illegal drugs, including cannabis, and the disruption of illegal drug manufacturing and trafficking networks continues to be a core priority in the department’s efforts against narcotics and dangerous drugs, and the department’s investigative and prosecutorial resources should be directed toward these objectives, and as a general matter, pursuit of these priorities should not focus federal resources in states on individuals whose actions are in clear and unambiguous compliance with existing state laws. However, prosecution of commercial enterprises that unlawfully market and sell cannabis for profit continues to be an enforcement priority of the department. The DOJ believes claims of compliance with state or local law may mask operations inconsistent with the terms, conditions, or purposes of those laws, and federal law enforcement should not be deterred by such assertions when otherwise pursuing the department’s core enforcement priorities. The Ogden Memo then lists the eight priorities of enforcement set forth below. When any of the following characteristics are present, the conduct will not be in clear and unambiguous compliance with applicable state law and may indicate illegal drug trafficking activity of potential federal interest:

●	distribution to minors;
●	revenue from the sale of cannabis going to criminal enterprise, gangs, and cartels;
●	the diversion of cannabis from states where it is legal under state law in some form to other states;
●	state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;
●	violence and the use of firearms in the cultivation and distribution of cannabis;
●	drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;
●	the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and
●	cannabis possession or use on federal property.

The first Cole Memo issued June 29, 2011, seeks to clarify and provide guidance in response to inquiries from state and local governments seeking guidance about the DOJ’s position on the enforcement of the CSA in jurisdictions that have under consideration or implemented legislation that would sanction and regulate the commercial cultivation and distribution of cannabis. This Cole Memo reinforces the Ogden Memo that the DOJ’s view “of the efficient use of limited federal resources” has not changed. However, this Cole Memo also makes it clear that the Ogden Memo was never intended to shield activities from federal enforcement action and prosecution, even when those activities purport to comply with state law. Persons who are in the business of cultivating, selling, or distributing cannabis, and those who knowingly facilitate such activities, are in violation of the CSA regardless of state law, and those engaged in transactions involving the proceeds of such an activity may also be in violation of federal money-laundering statutes and other federal financial laws. The second Cole Memo dated February 14, 2014, for the most part reiterates the government’s position outlined in the first Cole Memo as well as tying in FinCEN’s position as outlined in its guidance of the same date.

The FinCEN guidance clarifies how banks can offer services to cannabis-related businesses consistent with their BSA reporting obligations by filing suspicious activity reports (SARs) and provides three categories of SAR filings for cannabis-related business:  “marijuana limited,” “marijuana priority,” and “marijuana termination.” If a financial institution provides financial services to a cannabis-related business that it reasonably believes, based on its customer due diligence review, does not implicate one of the Cole Memos priorities or violate state law, it should file a “marijuana limited” SAR. Since the eight priorities of the Cole Memos principally deal with the illegal cultivation and distribution of cannabis and we do not engage in these activities, we anticipate that financial institutions providing financial services to us will file, if deemed required, “marijuana limited” SARs relating to our activities. In addition to our compliance with state laws and regulations, we will seek to meet FinCEN’s guidance to the extent that it indirectly affects our business, through our systems, procedures, and protocols to review customer licensing and identification procedures of customers and retail customers. Furthermore, we will, to the extent practicable as an ancillary technology company, not do business with companies that we believe may violate one or more of the eight priorities of the Cole Memos.

FinCEN guidance expanded on the “know your customer” guidelines and clarified how financial institutions can provide services to cannabis-related businesses consistent with their BSA obligations and stated:

In assessing the risk of providing services to a marijuana-related business, a financial institution should conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered; (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its marijuana-related business; (iii) requesting from state licensing and enforcement authorities available information about the business and related parties; (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

While we are not by definition considered a “financial institution,” we do and will continue to follow the above protocols of knowing our customers, validating each cannabis-related business through our due diligence review of the vendor itself, as well as verifying each vender’s current licensure with the respective state regulatory agency. This monitoring will be done at the onset of the business relationship as well as periodically throughout the business relationship.

Our Compliance Strategy

We have established business and compliance protocols that we monitor regularly to assure compliance with state-specific laws and regulations. We submitted our business and compliance plan as part of our Colorado Department of Revenue Marijuana Enforcement Division Vendor Registration Application, and on September 2, 2014, were approved as a registered vendor by the state of Colorado.

We closely monitor evolving state and local laws, rules, and regulations and banking regulations. We design our products in accordance with state and local regulations and banking requirements. We seek to offer services only to companies that are professionally operated and properly licensed in accordance with state and local laws. Changes in such laws, rules, and regulations, or the recall of any state or local legislation, could have a material adverse effect on our business and financial condition.

We rely on the experience and knowledge of our two founders, Brandon C. Jennewine and Daniel J. Rogers, who have previously been owners of state-licensed cannabis-related businesses in Colorado and are familiar with Colorado’s state laws and regulatory scheme and have working experience with regulatory personnel. We also retain regulatory legal counsel who focus their practice on cannabis law to assure current knowledge of and compliance with ongoing changes in rules and regulations. In addition, we have designed technological and administrative programs and protocols to assure ongoing compliance. For BumpUp Rewards and other products for retail customers, we document that the customers are age 21 or older. Our technology will be available only in states that have cannabis-related regulated businesses.

We rely on our technology infrastructure and due diligence reviews to assure our own compliance with state laws, as documented in our systems. We also rely on our systems and procedures to assure that we deal with properly licensed growers, processors, and retailers, and sell to only qualified buyers meeting identification requirements. We cannot assure that our interstate activities will not attract federal regulatory scrutiny as additional states formalize their safe access to cannabis laws and we expand our business on a state-by-state basis.

We are working only with retailers of medical or recreational sellers that are verified, through lists provided by state or local regulatory agencies, to be in good standing and allowed to conduct business in their respective states.

In Colorado and Washington, an individual is required to physically provide a valid, government-issued identification to verify he is age 21 or older to access a regulated store or retailer for either medical or recreational cannabis. The retail facility is required by state rules to have on its premises specific cameras that have resolution suitable to see the identification process to ensure that the retail-cannabis facility is validating the identification. The individual verification is repeated every time a person enters a facility, irrespective of whether the individual is personally known to the operator or has previously visited the dispensary. The cost of maintaining identification compliance is borne by the state-licensed retailer and is not our expense. Our costs of maintaining our compliance systems and protocols are considered a regular operating expense that is built into our product pricing.

Our internal compliance review of both our operating protocols and technology and the data collected are critical aspects of our compliance effort in providing technology products to only compliant operators and persons age 21 or older in states that have enacted some form of safe-access laws to cannabis. For example, we believe that cannabis-related businesses in Colorado will continue to be compliant in not selling cannabis products to underage persons–one of the Cole Memos’ eight priorities.

Possible Changes to Federal View

Although the DOJ has stated in the Ogden Memo and Cole Memos that it is not an efficient use of limited resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis, there is no guarantee that the DOJ’s position will not change regarding the low-priority enforcement of federal laws, including the CSA, or that any future administration would not change this policy and decide to strongly enforce the federal laws.

In light of the 2005 U.S. Supreme Court ruling in Gonzales v. Raich, under the commerce clause of the constitution, Congress may pass laws to criminalize the production and use of home-grown cannabis even where states have approved its use for medicinal purposes, which leads to the conclusion that the CSA may preempt state laws relating to any cannabis-related activity. Any such change in the federal enforcement program of current federal laws under the new administration could cause significant financial damage to our business. While we do not intend to harvest, distribute, or sell cannabis or products containing cannabis, we may be irreparably harmed by a change in enforcement by the federal or state governments.

Should the U.S. Supreme Court rule to invalidate safe access to cannabis laws in more than 32 states and the District of Columbia, our operations would be adversely affected. However, if this should occur, we will repurpose our technology to non-cannabis-related businesses. We could refocus our efforts to launch and commercialize ExchangeHemp in the industrial hemp industry, a non-cannabis-related business, and facilitate a trading platform for buyers and sellers of commercial hemp. We could also repurpose CannaTrade’s technology to facilitate the matching of buyers and sellers of commercial equipment, such as industrial lighting and other equipment for agriculture. We could also repurpose our CannaLIMS software for the pharmaceutical industry, where LIMS software is prevalent. We believe the technology for BumpUp Rewards can be repurposed and used as a loyalty program for small businesses and region-specific businesses to strengthen and support local and small businesses by targeting and marketing to local consumers.

The new Trump Administration, particularly Attorney General Sessions, has publicly articulated opposition to state-sanctioned cannabis use and announced a review of federal policies, practices, and regulations affecting cannabis. This may lead to less federal tolerance of individual state legalization initiatives and increased federal policing or regulation. We cannot predict the direction that this apparent federal initiative may take or its impact on the industry or us.

Proprietary Technology

Our Citizen Toke, BumpUp Rewards, and CannaLIMS products are based on proprietary software developed for us by our officers and third-party contractors. We do not believe that any of our current products, or currently foreseen future products, contain or will contain features that are patentable. Instead, we rely on a proprietary confidentiality and nondisclosure discipline to protect our products. However, if future proprietary software developed by our officers contains patentable features, we will apply for and obtain patent protection for our products.

Research and Development

We currently offer three technology products: Citizen Toke, BumpUp Rewards (as a stand-alone product and as a white-label product), and CannaLIMS. We will remain focused on developing technologies for our industry, aimed at specific solutions for industry needs, including compliance with state and local regulation. We seek product and business opportunities in order to formulate and develop technology to meet diverse regulatory requirements across all of our markets. Furthermore, we regularly investigate processes for improving our technology products and identifying new technologies to serve the industry.

Through our internal research and development efforts and our relationships with industry operators and organizations, we will strive to provide evolving and effective technology solutions. Our plans for our research and development activities include developing technology products that are new to the industry, updating existing technologies to keep them current with the latest laws and regulations, and adapting existing technologies to enter new states that implement cannabis laws. Going forward, we intend to increase our spending and resources for technology research and development to the extent of our limited resources.

Employees

As of May 26 , 2017, we employ only our chief executive officer and chief operations officer. We will require additional employees in the future. There is intense competition for capable, experienced personnel, and we cannot assure that we will be able to obtain new qualified employees when required. Our relations with our employee is good.

Corporate History

We were formerly known as Thermal Tennis, Inc., a publicly held Nevada corporation. Thermal Tennis was formed as a Nevada corporation on August 25, 1999, committed to the growth of tennis through its tennis management system, which included creative ways to recruit new members into tennis lessons, the implementation of more effective tennis teaching methods, better use of tournaments to create public participation and involvement, and development of additional ways to create revenue for Thermal Tennis and the tennis facility being managed. From inception to March 2013, Thermal Tennis had managed the tennis operations at one athletic club and ran one summer tennis program at a high school. After cancellation of the contract at the athletic club in March 2013, Thermal Tennis continued to pursue its business activities in limited geographical areas.

On August 15, 2014, Thermal Tennis entered into an Agreement and Plan of Merger to combine its business and activities with CannaSys, Inc., a privately held Colorado corporation (“CannaSys-Colorado”) focused on providing services to the cannabis industry (the “Merger”). Under the terms of the merger agreement, our wholly owned subsidiary formed to effectuate the Merger was merged with and into CannaSys-Colorado, the surviving entity, which then became our wholly owned subsidiary. By operation of the Merger, which was effective August 15, 2014, all of the CannaSys-Colorado outstanding common stock was converted into a total of 300,000 shares of our common stock, which constituted 57.70% of our total issued and outstanding common stock. Our stockholders before the merger retained an aggregate of 219,904 shares of common stock. At that time, we had no outstanding options or warrants to purchase shares of common stock.

In connection with the closing of the Merger and after meeting the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Thermal Tennis changed its name to CannaSys, Inc. on November 12, 2014. We continue our operations through our wholly owned subsidiary with the same name.

Effective October 17, 2016: we completed a recapitalization consisting of: (i) a reverse-split of our outstanding common stock 20-to-one; and (ii) an increase of our authorized capital to 2,005,000,000 shares: 2,000,000,000 shares of common stock and 5,000,000 shares of preferred stock.

MANAGEMENT

General

Our amended and restated articles of incorporation provide that the number of directors on our board shall not be less than one or more than nine. Our board currently consists of three directors. The term of office of each director expires at the next annual meeting of the stockholders and when his respective successor is elected and has qualified. In lieu of an annual meeting in 2016, the stockholders by majority written consent on August 30, 2016, reelected Brandon C. Jennewine, Daniel J. Rogers, and Michael A. Tew to our board of directors, each to serve until his successor is elected and qualified. It is anticipated that the next annual meeting of stockholders will be held in July 2017. Our officers serve at the pleasure of the board of directors.

The following table sets forth the names and ages of our current directors and executive officers:

Name	Age	Director Since	Position

Michael A. Tew	37	2015	Chief Executive Officer, Chief Financial Officer, Director
Brandon C. Jennewine	44	2014	Chairman
Daniel J. Rogers	43	2014	Director
Patrick J. Burke	26	--	Chief Operating Officer

Michael A. Tew

Michael A. Tew became our chief executive officer, chief financial officer, secretary, and a member of our board of directors effective July 1, 2015. Mr. Tew has over 14 years’ experience in corporate finance, venture capital, business management, and capital markets. From 1999 until September 2003, Mr. Tew was an analyst and Vice President at Bear, Stearns & Co., Inc. In September 2003, Mr. Tew co-founded CapitalHQ, LLC, New York, New York, an advisory and consulting firm for high-level executives. In April 2008, Mr. Tew co-founded SPAC Research Partners, LLC, Palo Alto, CA, an advisory firm providing research and transaction support for special purpose acquisition companies. Mr. Tew managed the company through December 2009. From January 2008 to his current employment with us, Mr. Tew was founder and principal of Sand Hill, LLC, initially in San Francisco and then in New York, New York. Sand Hill is a consultancy advising family offices, private equity organizations, and entrepreneurs on value-creating transactions in private and public markets. In 1999 and 2000, Mr. Tew attended an independent, collaborative European business management program that included studies at Groupe HEC business school (Paris, France), Bocconi University (Milan, Italy), and Wirtschaftsuniverstat Wien (Vienna University of Economics and Business, Vienna, Austria). Mr. Tew graduated with a bachelor degree in finance and international business from New York University in 2001 and in 2014 obtained an executive MBA in finance and management from New York University.

Brandon Jennewine

Brandon Jennewine, with Daniel J. Rogers, founded our company in 2014. Effective July 1, 2015, Mr. Jennewine resigned as our chief executive officer and now serves as our chairman of our board of directors. He is currently working as an independent IT consultant in software architecture and development. Mr. Jennewine has over 20 years’ experience as an architect and developer with leadership roles in technology companies. In July 2009, he co-founded with Daniel J. Rogers, Greenwerkz, LLC, later converted to Greenwerkz, Inc., a cannabis dispensary located in Denver, Colorado, having three retail locations and two production facilities. Mr. Jennewine helped orchestrate exist of the four Greenwerkz partners through a buyout by the sole remaining partner in February 2014, while simultaneously starting CannaSys-Colorado and managing, as chief executive officer, TK Health, LLC, an information technology consultancy based in Castle Rock, Colorado. TK Health, LLC, was formed in March 2010 to provide custom software programming for the e-healthcare and finance sectors. Prior to the cannabis business, he worked primarily in solutions in the e-prescribing, medical, and financial segments, acting as a software architect for SureScripts, LLC, an e-prescribing network based in Alexandria, Virginia, from July 2007 to February 2010, and as chief technology officer for Liver Research Institute, working under a grant from Roche Pharmaceuticals, from 2005 to 2006. Mr. Jennewine graduated with a bachelor of science in electrical engineering from Colorado State University.

Daniel J. Rogers

Daniel J. Rogers, an original founder of our company, now serves as a consultant and a member of our board of directors. Mr. Rogers has 12 years’ banking experience with a specialization in business development risk management. Mr. Rogers currently serves as Chief Operating Officer for Chestnut Tree Hill Farm, a medical cannabis license holder in the state of Florida. Mr. Rogers began serving on the board of directors of Grow Condos, Inc., on October 21, 2014. Grow Condos, a publicly traded company, is a real estate purchaser, developer, and manager of specific-use industrial properties providing “condominium” style, turn-key grow facilities to support cannabis farmers. In July 2009, he co-founded with Brandon C. Jennewine, Greenwerkz, Inc., where he was chief financial officer and managing member. Until March 2014, Mr. Rogers also served as Chairman of the Banking/Finance Subcommittee for Medical Marijuana Industry Group, Denver, CO, a government relations organization, that he and Mr. Jennewine helped form in 2010. Mr. Rogers obtained his bachelor’s degree in finance in 1997 from Fort Lewis College, Durango, Colorado, and later completed NationsBank / Bank of America’s Management Associate Program, a six-month training program for corporate risk management. Mr. Rogers later served as a vice-president for Bank of America’s Global Corporate & Investment Bank Commercial Real Estate Group located in Denver, Colorado, from 1998 to 2005, and later served as finance manager for Panattoni Development Company in Denver, Colorado, and Toronto, Ontario, Canada, from 2005 until February 2009.

Patrick J. Burke

Patrick G. Burke began serving as our chief operating officer on November 1, 2016. Since January 2015, Mr. Burke has been a team leader for a market research group at the Penn State Fund for Innovation. From May 2015 to May 2016, he was associated with Buhv Designs, Denver, CO, in website design, business development, and technology implementation analysis. For approximately the last year, he also has been working on digital marketing strategies, market plans, and market research for personal proprietary marketing opportunities. Mr. Burke earned an MBA in May 2016 in marketing, entrepreneurship, and leadership from Penn State Smeal College of Business and a BS in chemical engineering from the University of Colorado College of Engineering and Applied Science.

Committees of the Board

We currently do not have nominating, compensation, or audit committees or committees performing similar functions nor do we have a written nominating, compensation, or audit committee charter. Our board of directors believes that it is not necessary to have these committees, at this time, because the directors can adequately perform the functions of such committees.

Executive Compensation

2016 Summary Compensation Table

The following table sets forth, for each of our last two completed fiscal years, the dollar value of all cash and noncash compensation earned by any person who was our principal executive officer during the preceding fiscal year, our two most highly compensated other executive officers who were serving in such capacities as of the end of the preceding fiscal year, and each of our two other highest compensated executive officers earning more than $100,000 during the last fiscal year (“Named Executive Officers”):

Name and Principal Position	Year Ended Dec. 31	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)	Warrant Awards	Non Equity Incentive Plan Compen- sation	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(1)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Michael A. Tew(2)	2016	$117,017	$--	$--	$--	$ --	$--	$--	$11,076	$128,093
Chief Executive Officer	2015	70,000	--	--	--	612,500	--	--	4,012	686,512
Chief Financial Officer

Brandon C. Jennewine(3)	2016	--	--	--	--	--	--	--	--	--
Chief Operations Officer	2015	85,577	--	--	--	175,000	--	--	3,519	264,096

Patrick J. Burke(4)	2016	5,000	--	--	--	--	--	--	--	5,000
Chief Operating Officer

(1)   Comprised of health insurance premiums.

(2)   Mr. Tew became our chief executive officer on July 1, 2015.

(3)   Mr. Jennewine was our chief executive officer from August 2014 to July 1, 2015. He served as our chief operations officer from July 1, 2015, through November 1, 2016.

(4)   Mr. Burke became our chief operating officer on November 1, 2016.

Stock Option Plan

We have not adopted a stock option plan.

Employment Agreements

We have entered into employment letter agreements with the following employees:

●

Michael A. Tew–On July 10, 2015, we entered into a one-year employment agreement effective July 1, 2015, with Michael A. Tew, our chief executive officer, chief financial officer, and a director. Under the agreement, we pay Mr. Tew a base salary of $168,000 for the initial one-year term, plus a bonus as determined by our board of directors, and provide medical insurance benefits. On December 31, 2015, Mr. Tew’s employment agreement was amended to cancel the stock grants that were issued under his employment agreement, and in exchange therefor, we granted to Mr. Tew warrants to purchase 150,000 shares of our common stock, of which a warrant to purchase 75,000 shares was immediately exercisable and a warrant to purchase 75,000 shares becomes exercisable quarterly in 12,500 increments over six quarters commencing March 31, 2016.

●

Brandon C. Jennewine–On July 10, 2015, we entered into a one-year employment agreement effective July 1, 2015, with our former chief executive officer, Brandon C. Jennewine, to become our chief technology officer and chief operations officer. Mr. Jennewine continues to serve as the chairman of our board of directors. Under the agreement, we pay Mr. Jennewine a base salary of $120,000 for the initial one-year term, plus a bonus as determined by our board of directors, and provide medical insurance benefits. On December 31, 2015, Mr. Jennewine’s employment agreement was amended to cancel the stock grants that were issued under his employment agreement, and in exchange therefor, we granted to Mr. Jennewine a warrant to purchase 25,000 shares of our common stock. On March 22, 2016, Mr. Jennewine resigned as our chief technology officer, but continues to serve as chairman of our board of directors.

●

Patrick J. Burke—On November 1, 2016, we entered into an agreement to hire Patrick G. Burke to serve as our Chief Operating Officer for a term of six months, unless mutually extended by the parties. Mr. Burke’s compensation will consist of $5,000 per month and 150,000 shares of common stock, to be issued as follows: 50,000 shares at signing, 50,000 shares on January 1, 2017, and 50,000 shares on March 1, 2017.

We reimburse employees for their out-of-pocket costs in connection with their activities on our behalf.

Director Compensation

We currently do not have compensation agreements with any of our directors who are not employees; however:

●

On December 24, 2015, we issued to David H. Wollins a warrant to purchase 7,500 shares of our common stock at $1.00 per share, vesting in equal amounts over four quarters, commencing March 31, 2016. Mr. Wollins is also a director of MHB, Inc. On March 22, 2016, Mr. Wollins resigned from our board of directors. Under our exchange agreement with MHB, it has the right to designate one member of our board.

●	On December 24, 2015, we issued to Daniel J. Rogers a warrant to purchase 12,500 shares of our common stock at $1.00 per share as director compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm’s-length negotiations.

Effective July 1, 2015, we hired Michael A. Tew as our new chief executive officer, secretary, and interim chief financial officer. Mr. Tew was also appointed to serve as a member of our board of directors.

Effective July 1, 2015, Brandon C. Jennewine resigned as our chief executive officer and was hired to serve as our chief technical officer and chief operations officer. He resigned from these positions on March 22, 2016, and will continue to be the chairman of our board of directors.

Effective July 1, 2015, Daniel J. Rogers resigned as our chief financial officer, secretary, and treasurer. Mr. Rogers continues to serve on our board of directors.

On November 10, 2015, we agreed to issue 500,000 shares of our common stock for 10 million shares of MHB, Inc. common stock, equivalent to approximately 49% of its outstanding common stock after the transaction. In connection with the exchange David H. Wollins, a founding member of MHB, became a member of our board of directors and Michael A. Tew became a member of the board of directors of MHB. However, Mr. Wollins resigned from our board of directors on March 22, 2016. MHB has the right to designate another member to our board of directors. We are advised that subsequent to this transaction, MHB transferred the shares we issued to it to its several stockholders. As a result, MHB advises us that none of its stockholders owns, beneficially or of record, 5% or more of our outstanding common stock.

Effective December 24, 2015, we cancelled the restricted stock grant previously issued to Daniel J. Rogers, and replaced it with a warrant to purchase 12,500 shares of our common stock.

Effective December 24, 2015, we issued to David H. Wollins a warrant to purchase 7,500 shares of our common stock, vesting in equal amounts in a four-quarter period.

Effective December 24, 2015, we entered into Amendment No. 1 to Employment Agreement of Michael A. Tew, our chief executive officer. The amendment terminated Mr. Tew’s right to receive restricted stock unit grants and cancelled the stock grants previously issued to him. As a replacement, we issued to Mr. Tew a fully vested warrant to purchase 75,000 shares of our common stock. In addition, we issued to Mr. Tew a warrant to purchase 75,000 shares of our common stock vesting in equal amounts over a six-quarter period.

On December 31, 2015, we entered into Amendment No. 1 to Employment Agreement of Brandon Jennewine, our chief technical officer, effective December 24, 2015. The amendment terminated Mr. Jennewine’s right to receive restricted stock unit grants and cancelled the stock grants previously issued to him. As a replacement, we issued to Mr. Jennewine a warrant to purchase 25,000 shares of our common stock.

On March 22, 2016, Brandon C. Jennewine resigned as chief technology officer, so his employment agreement with us terminated on that date. Mr. Jennewine remains on the board of directors.

On March 22, 2016, David H. Wollins resigned as a director, effective immediately upon acceptance by the board of directors.

Effective May 31, 2016, we entered into a Stockholders’ Agreement with MHB, Inc., to restrict the transfer of the common stock of Mile High Consulting and Branding, Inc., by the stockholders and to provide for the management and governance of its business operations. We own 51% of the common stock and MHB owns 49% of the common stock of Mile High Consulting and Branding, Inc.

On July 27, 2016, we entered into a Share Exchange Agreement to exchange 1,515,000 pre-reverse-split shares of our common stock owned by F-Squared Enterprises, LLC, for 1,515,000 shares of our Series A Preferred Stock. Brandon C. Jennewine, our director, is the sole member of F-Squared Enterprises, LLC. As provided in the terms of the Series A Preferred Stock, upon October 17, 2016, the effective date of the recapitalization, the Series A Preferred Stock was automatically converted into 75,750 shares of common stock.

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval, or ratification of transactions with our executive officers, directors, and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval, or ratification of our board of directors, or an appropriate committee thereof. Our directors will continue to approve any related-party transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of May 26 , 2017, respecting the beneficial ownership of our outstanding common stock by: (i) any holder of more than 5%; (ii) each of the Named Executive Officers and directors; and (iii) our directors and Named Executive Officers as a group, based on 1,085,701,861 shares of common stock outstanding and after giving effect to the sale of all 57,009,702 shares of common stock in this offering. Except as otherwise indicated, each stockholder listed below has sole voting and investment power over the shares beneficially owned:

			Before	After
Name and Address	Nature of		Offering	Offering
of Beneficial Owner(1)(2)	Ownership	Amount	Percent	Percent(3)

Principal Stockholder:
Kodiak Capital Group, LLC	Common Stock	72,716,275	6.6%	11.3%
260 Newport Center Drive
Newport Beach, CA 92660			*	*

Directors:
Brandon C. Jennewine	Common Stock(4)	75,750	*	*
	Warrants(4)	25,000	*	*
		100,750	*	*

Daniel J. Rogers	Common Stock	20,000	*	*
	Warrants	12,500	*	*
		32,500	*	*

Michael A. Tew	Warrants(5)	150,000	*	*

All Executive Officers
and Directors as a	Common Stock(4)	145,750	*	*
Group (4 persons)	Warrants(4)(5)	187,500	*	*
		333,250	*	*

______________________

*      Less than 1%.

(1)   All ownership is direct unless otherwise indicated.

(2)   Address for all stockholders is 1350 17th Street, Suite 150, Denver, CO 80202.

(3)   Calculations of total percentages of ownership outstanding for each person or group assume the exercise of all derivative securities owned by the individual or group to which the percentage relates, pursuant to Rule 13d-3(d)(1)(i).

(4)   These securities are beneficially owned by Brandon C. Jennewine as the sole owner of F-squared Enterprises, LLC.

(5)   Consists of warrants to purchase 150,000 shares, of which 75,000 became exercisable immediately and 75,000 become exercisable in six quarterly installments of 12,500 each, commencing March 31, 2016.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

THE EQUITY PURCHASE TRANSACTION

General

On December 15, 2015, we entered into the Purchase Agreement and the Registration Rights Agreement with Kodiak Capital. Pursuant to the terms of the Purchase Agreement, as amended, Kodiak Capital has agreed to purchase from us up to $3 million in aggregate purchase price of our common stock from time to time, until December 31, 2018. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that we estimate may be issued to Kodiak Capital under the Purchase Agreement.

Purchase of Shares under the Purchase Agreement

We may, from time to time and at our sole discretion, direct, by delivery of a put notice, Kodiak Capital to purchase shares of our common stock. The purchase price per share will be equal to 70% of the lowest closing price of the common stock for the five consecutive trading days immediately preceding our delivery of a put notice to Kodiak Capital to purchase the shares. There is no minimum amount that we may require Kodiak Capital to purchase at any one time. The closing of the sale of the shares will occur on the sixth trading day following our delivery of the put notice to Kodiak Capital to purchase the shares.

In consideration for entering into the Purchase Agreement, we issued to Kodiak Capital a commitment $50,000 promissory note payable on July 11, 2016. Kodiak is entitled any time after May 15, 2016, subject to the provisions of the note, to convert all or a portion of the principal of the commitment note into shares of our common stock at a conversion price equal to 50% of the current market price as defined in the commitment note.

We have agreed that we will not, without Kodiak Capital’s prior written consent, enter into any other equity line of credit agreement that has terms and conditions substantially comparable to the Purchase Agreement during the commitment period of the Purchase Agreement.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Kodiak Capital.

Conditions to Sales

Under the Purchase Agreement, the following conditions must be satisfied in order for us to sell shares of our common stock to Kodiak Capital:

●

The registration statement of which this prospectus forms a part, and any amendment or supplement thereto, must be effective for the sale by Kodiak Capital of the shares to be purchased by Kodiak Capital, and: (i) neither we nor Kodiak Capital has received notice that the SEC has issued or intends to issue a stop order respecting the registration statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, or intends or has threatened to do so; and (ii) there is no other suspension of the use or withdrawal of the effectiveness of the registration statement or this prospectus.

●

Our representations and warranties contained in the Purchase Agreement must be true and correct in all material respects (except for representations and warranties specifically made as of a particular date), except for any conditions that have temporarily caused any representations or warranties to be incorrect and which have been corrected with no continuing impairment to us or Kodiak Capital.

●	We have performed in all material respects all covenants, agreements, and conditions required by the Purchase Agreement to be performed, satisfied, or complied with by us.

●

No statute, rule, regulation, executive order, decree, ruling, or injunction has been enacted, entered, promulgated, or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Purchase Agreement, and no proceeding has been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Purchase Agreement.

●

The trading of our common stock has not been suspended by the SEC, the principal trading market for our common stock, or the Financial Industry Regulatory Authority, Inc., and our common stock has been approved for listing or quotation on and has not been delisted from such principal market.

●

The number of shares of our common stock to be purchased by Kodiak Capital at a particular closing may not exceed the number of shares that, when aggregated with all other shares of common stock then beneficially owned by Kodiak Capital, would result in it owning more than 9.99% of all of our outstanding common stock.

●	We have no knowledge of any event more likely than not to have the effect of causing the registration statement of which this prospectus forms a part to be suspended or otherwise ineffective.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Kodiak Capital to terminate the Purchase Agreement.

No Short-Selling by Kodiak Capital

Kodiak Capital has agreed that neither it nor any of its respective affiliates shall engage in any direct or indirect short-selling of our common stock during any time before the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All shares of common stock registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period commencing on the date that the registration statement, including this prospectus, became effective through December 31, 2018. The sale by Kodiak Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Kodiak Capital may ultimately purchase all, some, or none of the shares of common stock not yet issued but registered in this offering. If we sell these shares to Kodiak Capital, it may sell all, some, or none of such shares. Therefore, sales to Kodiak Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other stockholders. In addition, if we sell a substantial number of shares to Kodiak Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Kodiak Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price at which we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Kodiak Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Kodiak Capital to purchase up to $3 million of our common stock. Depending on the price per share at which we sell our common stock to Kodiak Capital, we may be authorized to issue and sell to Kodiak Capital under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Kodiak Capital under this prospectus is dependent upon the number of shares we direct Kodiak Capital to purchase under the Purchase Agreement.

The following table sets forth the amount of proceeds we would receive from Kodiak Capital from the sale of 57,009,702 shares at varying purchase prices:

Assumed Volume- Weighted Trading Price	Assumed Kodiak Capital Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Additional Proceeds from the Sale of Registered Shares Under the Purchase Agreement

$ 0.0013	$0.0009		57,009,702	$ 51,879
0.0018	0.0013		57,009,702	71,832
0.0023	0.0016		57,009,702	91,786
0.0028	0.0020	(2)	57,009,702	111,739
0.0033	0.0023		57,009,702	131,692
0.0038	0.0027		57,009,702	151,646
0.0043	0.0030		57,009,702	171,599

(1)    Although the Purchase Agreement with Kodiak Capital provides that we may sell up to $3 million in our common stock in the aggregate, we are registering 57,009,702 shares for resale by Kodiak Capital under this prospectus, which may or may not cover all the shares we ultimately sell to Kodiak Capital under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(2)    $0.00 20 is 70% of $0.0028 , the closing price of the common stock on May 26 , 2017.

SELLING STOCKHOLDER

This prospectus relates to the possible resale of up to 57,009,702 shares of common stock that may be issued to Kodiak Capital pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the agreements executed in connection with the selling stockholder’s agreement to purchase the shares.

Pursuant to the Registration Rights Agreement, which we entered into with Kodiak Capital on December 15, 2015, concurrently with our execution of the Purchase Agreement, we agreed to provide certain registration rights respecting sales by Kodiak Capital of the shares of our common stock that may be issued to it under the Purchase Agreement. See the description under the heading “The Equity Purchase Transactions” for more information about the Purchase Agreement.

The selling stockholder may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to it. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of May 26 , 2017. Except as described herein, neither the selling stockholder nor any of its respective affiliates has held a position or office, or had any other material relationship, with our company or any of our predecessors or affiliates. As used in this prospectus, the term “selling stockholder” includes the selling stockholder and any of its respective donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale-related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

The percentage of shares beneficially owned before the offering is based on 1,085,701,861 shares of our common stock actually outstanding as of May 26 , 2017:

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering(1)	Shares to be Sold in this Offering(2)	Number Of Shares Beneficially Owned After this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
Kodiak Capital Group, LLC(3)	72,176,275	6.6%	57,009,702	72,176,275	6.3%

__________________

(1)    Based on 1,085,701,861 outstanding shares of our common stock as of May 26 , 2017. Although we may, at our discretion, elect to issue to Kodiak Capital up to an aggregate amount of $3 million in our common stock under the Purchase Agreement, such shares are not included in determining the percentage of shares beneficially owned before this offering.

(2)    Assumes that Kodiak Capital will sell all shares available for sale in this offering.

(3)   Ryan Hodson, Managing Director of Kodiak Capital, will have investment and voting control over the shares purchased by Kodiak Capital.

PLAN OF DISTRIBUTION

Kodiak Capital is an “underwriter,” within the meaning of the Securities Act. The selling stockholder and any of its pledgees, donees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market, or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	on the OTCPink;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through agreement between a broker-dealer and the selling stockholder to sell a specified number of shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

Kodiak Capital has agreed not to engage in any direct or indirect short selling of our common stock during the term of the Purchase Agreement.

Broker-dealers engaged by selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

Kodiak Capital is an “underwriter,” within the meaning of Section 2(11) the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

As used in this prospectus, “selling stockholder” includes donees, pledges, transferees, or other successors-in-interest that are selling shares they received after the date of this prospectus from the selling stockholder named in this prospectus as a gift, pledge, partnership distribution, or other non-sale-related transfer.

The selling stockholder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares by the selling stockholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities respecting those securities for a specified period of time before the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed naming such holders. We offer no assurance as to whether the selling stockholder will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions, and similar selling expenses it incurs.

The selling stockholder and the issuer have agreed to indemnify one another against certain losses, damages, and liabilities arising in connection with this prospectus, including liabilities under the Securities Act. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholder has been advised to ensure that any brokers, dealers, or agents effecting transactions on its behalf are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or we qualify for an available exemption from registration or qualification.

The selling stockholder should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this prospectus. The selling stockholder has been advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above respecting this Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

State Securities Restrictions on Resale

If selling stockholder wants to sell shares of our common stock under this registration statement in the United States, the selling stockholder will also need to comply with state securities laws regarding secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and nonfinancial information in a recognized securities manual, such as Standard & Poor’s. The broker for the selling stockholder will be able to advise the selling stockholder in which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from selling stockholder under this registration statement who then wants to sell such shares will also have to comply with state securities laws regarding secondary sales.

DESCRIPTION OF CAPITAL STOCK

Our amended and restated articles of incorporation authorize us to issue 2,500,000,000 shares of capital stock, consisting of 2,000,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001.

Common Stock

The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding common stock will be able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any persons to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders’ meetings, except respecting certain matters for which a greater percentage quorum is required by statute or the bylaws.

Our stockholders have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of common stock are entitled to receive such dividends as the board of directors may, from time to time, declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends in the foreseeable future.

Preferred Stock

Our amended and restated articles of incorporation authorize the issuance of 5,000,000 shares of preferred stock. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting, or other rights or restrictions, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute a common stockholder’s interest, and depress the price of our common stock.

Authority to Issue Stock

The board of directors has the authority to issue the authorized but unissued shares of common stock without action by the stockholders. The issuance of such shares would reduce the percentage ownership held by current stockholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC, Washington, D.C. 20549, under the Securities Act, a registration statement on Form S-1 relating to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The SEC’s World Wide Web address is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty, or covenant to you. Moreover, such representations, warranties, or covenants were made as of an earlier date. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

We file periodic reports, proxy statements, and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements, and other information are available for inspection and copying at the regional offices, public reference facilities, and Internet site of the SEC referred to above. We make available through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our website is located at http://www.cannasys.com. You can also request copies of such documents, free of charge, by contacting us at (720) 420-1290 or sending an email to info@cannasys.com.

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

LEGAL MATTERS

Certain legal matters respecting the validity under Nevada law of the common stock to be sold by the selling stockholder have been passed upon for us by Kruse Landa Maycock & Ricks, LLC.

EXPERTS

The consolidated financial statements as of December 31, 2016 and 2015, and for the years ended December 31, 2016 and 2015, included in this prospectus have been so included in reliance upon the report of BF Borgers CPA, PC (“Borgers”), Lakewood, Colorado, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

In connection with our most recent fiscal year audit and any subsequent interim period, there were no disagreements with Borgers or reportable events on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Borgers, would have caused it to make reference to the subject matter of the disagreement in connection with its report. In connection with its audit of our 2015 financial statements, Borgers noted no matters involving the internal control structure and its operations that it considered to be material weaknesses.

CANNASYS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Cannasys, Inc.:

We have audited the accompanying balance sheets of Cannasys, Inc. (“the Company”) as of December 31, 2016 and 2015 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Cannasys, Inc., as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Lakewood, CO

April 13, 2017

CANNASYS, INC. Balance Sheets
	December 31,
	2016	2015

Assets

Current Assets:
Cash	$7,090	$7,720
Accounts receivable	-	4,550
Total Current Assets	7,090	12,270
Property and equipment, net depreciation of $0 and $3,225, respectively	-	5,178
Software, net of amortization of $40,264 and $0, respectively	180,736	-
Software license	-	255,000
Available for sale securities	32,500	32,500
Equity investment in MHB, Inc., net of impairment of $1,049,475
and $1,846,515, respectively	-	1,049,475
Deposit	1,500	-
Total Assets	$221,826	$1,354,423

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$462,320	$123,676
Accrued expenses	130,091	51,274
Notes payable	27,000	200,000
Convertible notes payable, net of discount of $87,908
and $122,084, respectively	353,740	152,966
Total Current Liabilities	973,151	527,916

Total Liabilities	973,151	527,916

Stockholders’ Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized,
no shares issued	-	-
Common stock, $0.001 par value, 2,000,000,000 shares
authorized, 355,734,404 and 1,058,802 shares issued and
outstanding, respectively	355,734	1,059
Additional paid-in capital	9,357,233	6,442,134
Accumulated deficit	(10,464,292)	(5,616,686)
Total Stockholders’ Equity	(751,325)	826,507

Total Liabilities and Stockholders’ Equity	$221,826	$1,354,423

The accompanying notes are an integral part of these financial statements.

CANNASYS, INC. Statements of Operations

	For the Years Ended December 31,
	2016	2015

Sales revenue	$66,849	$119,325
Cost of goods sold	24,260	47,823
Gross Margin	42,589	71,502

Operating Expenses:
Stock-based compensation expense	697,523	904,125
Professional fees	369,212	207,892
Salary and wages expense	230,176	491,223
General and administrative	347,514	231,033
Total Operating Expenses	1,644,425	1,834,273

Loss from Operations	(1,601,836)	(1,762,771)

Other expense:
Interest expense	(46,094)	(6,344)
Interest expense – debt discount and loan financing fees	(612,679)	(85,250)
Penalties	(78,771)	-
Impairment loss on investment	(1,049,475)	(1,846,515)
Loss on issuance of convertible debt	(1,214,985)	(152,966)
Gain on forgiveness of debt	15,000	-
Loss on fixed asset and intangible assets	(258,766)	-
Loss on investment	-	(4,010)
Total other expense	(3,245,770)	(2,095,085)

Loss before provision for income taxes	(4,847,606)	(3,857,856)
Provision for income taxes	-	-

Net loss	$(4,847,606)	$(3,857,856)

Basic and diluted loss per common share	$(0.22)	$(0.31)

Weighted average number of common shares outstanding	21,993,441	12,563,717

The accompanying notes are an integral part of these financial statements.

CANNASYS, INC. Statements of Stockholders’ Equity
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance, December 31, 2014	552,188	$ 552	$2,258,016	$(1,758,830)	$ 499,738

Issuance of common stock for licensing	6,615	7	108,243	-	108,250

Issuance of common stock for investment	500,000	500	2,899,500	-	2,900,000

Issuance of warrants	-	-	904,125	-	904,125

Beneficial conversion feature on convertible debt	-	-	272,250	-	272,250

Net loss for the year ended December 31, 2015	-	-	-	(3,857,856)	(3,857,856)

Balance, December 31, 2015	1,058,803	1,059	6,442,134	(5,616,686)	826,507

Issuance of common stock for services	1,995,655	1,995	126,936	-	128,931

Issuance of common stock for debt conversion	353,106,142	353,106	266,407	-	619,513

Issuance of common stock for warrants	8,804	9	(9)	-	-

Cancellation of issuance	(485,000)	(485)	485	-	-

Beneficial conversion feature
on convertible debt and warrants	-	-	2,300,330	-	2,300,330

Stock issued for asset acquisition	50,000	50	220,950	-	221,000

Net loss for the year ended December 31, 2016	-	-	-	(4,847,606)	(4,847,606)

Balance, December 31, 2016	355,734,404	$355,734	$9,357,233	$ (10,464,292)	$ (751,325)

The accompanying notes are an integral part of these financial statements.

CANNASYS, INC. Statements of Cash Flows
	For the years ended December 31,
	2016	2015

Cash flow from operating activities
Net loss	$(4,847,606)	$(3,857,856)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	41,676	2,810
Stock-based compensation	697,253	904,125
Amortization of debt discount	612,679	85,250
Impairment loss on investment	1,049,475	1,846,515
Penalties	78,771
Loss on issuance of convertible debt	1,214,985	152,966
Loss on disposal of fixed and intangible assets	258,766	-
Loss on investment	-	4,010
Gain on forgiveness of debt	(15,000)	-
Change in operating assets and liabilities:
Accounts receivable	4,550	(2,326)
Prepaids and other assets	(1,500)	15,330
Related-party payable	-	(1,320)
Accounts payable	353,644	102,542
Accrued expenses	94,927	(2,796)
Net cash used in operating activities	(457,380)	(750,750)

Cash flows used in investing activities:
Purchase of software license	-	(121,750)
Purchase of available for sale securities	-	(32,500)
Net cash used in investing activities	-	(154,250)

Cash flows from financing activities:
Proceeds from notes payable	456,750	387,000
Net cash provided by financing activities	456,750	387,000

Net decrease in cash	(630)	(518,000)
Cash at beginning of the year	7,720	525,720
Cash at end of the year	$7,090	$7,720

Supplemental Disclosures:
Interest paid	$-	$-
Income taxes paid	$-	$-
Supplemental disclosure of non-cash activities
Common stock issued for software license	$-	$108,250
Common stock issued for investment	$221,000	$2,900,000
Issuance of convertible notes payable	$619,513	$272,250

The accompanying notes are an integral part of these financial statements.

CANNASYS, INC.

Notes to the Financial Statements

December 31, 2016

NOTE 1—ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

We were organized as a Nevada corporation on August 25, 1999. On August 15, 2014, we entered into an Agreement and Plan of Merger to combine our business and activities with CannaSys, Inc., a privately held Colorado corporation focused on providing services to the cannabis industry (“CannaSys-Colorado”), into a single entity (the “Merger”). CannaSys-Colorado was originally formed on October 4, 2013, as a limited liability company, and converted to a corporation on June 26, 2014. Under the terms of the merger agreement, our wholly owned subsidiary formed to effectuate the Merger was merged with and into CannaSys-Colorado, the surviving entity, which then became our wholly owned subsidiary.

Due to the CannaSys-Colorado shareholders controlling us after the Merger, CannaSys-Colorado was considered the accounting acquirer. The transaction was therefore recognized as a reverse acquisition of us by CannaSys-Colorado.

In connection with the closing of the Merger and after meeting the requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), on November 12, 2014, we filed amended and restated articles of incorporation with the Nevada Secretary of State that: (i) changed our name to CannaSys, Inc.; (ii) increased our authorized capital stock to 80,000,000 shares, consisting of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock; (iii) authorized 5,000,000 shares of preferred stock; and (iv) made other modernizing, nonmaterial changes to our articles of incorporation. Changing our corporate name to CannaSys, Inc. was a condition to the Merger transaction. The name change better reflects the nature of our principal business operations and it became effective in the OTC market on December 2, 2014, when FINRA announced the name change. We also received a new CUSIP number and our trading symbol was changed to “MJTK.”

On October 17, 2016, we completed a recapitalization of our company, consisting of a 20-to-one reverse split and an increase of authorized capitalization. Our amended and restated articles of incorporation authorize us to issue 2,500,000,000 shares of capital stock, consisting of 2,000,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. This recapitalization triggered the automatic conversion of 1,515,000 shares of Series A Preferred Stock to 75,750 shares of common stock.

Nature of Business

We provide technology services in the ancillary space of the cannabis industry. We do not produce, sell, or handle in any manner cannabis products. As the current cannabis industry grows and gains momentum around the country, technology needs for the industry have been largely underserved. Our focus on this niche element of the industry creates many efficient and profitable tools for both industry owners and consumers.

Since inception, we have developed, refined, and introduced branded products, membership loyalty programs, text-message-based platforms for customer engagement, and laboratory management systems into the cannabis industry. To support marketing and delivery of our principal products and to access other products and services, we are expanding a network of strategic alliances within the industry to build an array of product and service offerings and to increase use of our distribution channels. Most of our active strategic relationships were only recently initiated and are yet to generate revenue.

We seek funding to launch our integrated cannabis-industry product and service suite. Our primary business objectives are to generate stable revenues and cash flows through the development of vertically integrated distribution centers and to collect and monetize cannabis consumer data.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in accordance with GAAP permits management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the year ended December 31, 2016 or 2015.

Accounts Receivable

Revenues that have been recognized but not yet received are recorded as accounts receivable. Losses on receivables will be recognized when it is more likely than not that a receivable will not be collected. An allowance for estimated uncollectible amounts will be recognized to reduce the amount of receivables to its net realizable value. The need for an allowance for uncollectible amounts is evaluated quarterly. We have not deemed it necessary to establish an allowance for doubtful accounts as of December 31, 2016 and 2015.

Reclassifications

Certain reclassifications have been made to the prior-year financial information to conform to the presentation used in the financial statements for the year ended December 31, 2016.

Fair Value of Financial Instruments

We follow Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 825-10-50-10, Financial Instruments—Overall—Disclosure, for disclosures about fair value of our financial instruments and ASC 820-10-35-37, Fair Value Measurement—Overall—Subsequent Measure—Fair Value Hierarchy, to measure the fair value of our financial instruments. ASC 820-10-35-37 establishes a framework for measuring fair value GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10-35-37 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by ASC 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of our financial assets and liabilities, such as cash, prepaid expenses, and accrued expenses, approximate their fair value because of the short maturity of those instruments. Our notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to us for similar financial arrangements at December 31, 2016.

The following table presents assets and liabilities that are measured and recognized at fair value on a recurring basis:

Description	Level 1	Level 2	Level 3	Total Gains and (Losses)

December 31, 2016:
Available for sale securities	$-	$-	$32,500	$-
Total	$-	$-	$32,500	$-

December 31, 2015:
Available for sale securities	$-	$-	$32,500	$-
Total	$-	$-	$32,500	$-

Fixed Assets

Fixed assets are carried at the lower of cost or net realizable value. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three years.

Revenue Recognition

We follow ASC 605-10-S99-1, Revenue Recognition, for revenue recognition. We will recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the product has been shipped or the services have been rendered to the customer; (iii) the sales price is fixed or determinable; and (iv) collectability is reasonably assured.

During the fiscal year 2016, we generated several types of revenue, including:

(1)  Customized software development, in which we developed software for customers on a bespoke basis.

(2)  Software licensing, in which we licensed our existing portfolio of software products to customers on either a one-time fee or recurring monthly fee basis.

We allocated cost of goods sold for both forms of revenue on a pro-rata basis either through direct outsourcing of development resources or through direct costs associated with our employees or contractors.

Earnings (Loss) per Common Share

Net income (loss) per common share is computed pursuant to ASC 260-10-45, Earnings per Share—Overall—Other Presentation Matters. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that we incorporated as of the beginning of the first period presented.

Our diluted loss per share is the same as the basic loss per share for the years ended December 31, 2016 and 2015, as the inclusion of any potential shares would have had an antidilutive effect due to our generating a loss.

Stock-based Compensation

We account for equity-based transactions with nonemployees under the provisions of ASC 505-50, Equity-Based Payments to Non-Employees. ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

We account for employee stock-based compensation in accordance with the guidance of ASC 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Valuation of Intangibles and Long-Lived Assets

We test intangibles and long-lived assets for recoverability when changes in circumstances indicate the carrying value may not be recoverable, for example, when there are material adverse changes in projected revenues or expenses, significant underperformance relative to historical or projected operating results, and significant negative industry or economic trends. We evaluate recoverability of an asset by comparing its carrying value to the future net undiscounted cash flows that we expect will be generated by the asset. If the comparison indicates that the carrying value of an asset is not recoverable, we recognize an impairment loss for the excess of carrying value over the estimated fair value.

Income Taxes

We follow ASC 740-10-30, Income Taxes—Overall—Initial Measurement, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

We adopted ASC 740-10-25, Income Taxes—Overall—Recognition, with regards to uncertainty income taxes. ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest, penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Recently Issued Accounting Pronouncements

In May 2014, August 2015, April 2016, and May 2016, the FASB issued Accounting Standard Update (ASU) 2014-09—Revenue from Contracts with Customers (Topic 606), ASU 2015-14—Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, ASU 2016-10—Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, and ASU 2016-12—Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients to guide accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. These updates also require entities to disclose both quantitative and qualitative information that enable financial statements users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amendments in these ASUs are effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is permitted for annual periods beginning after December 15, 2016. This standard may be applied to the process of assessing the impact, if any, on our financial statements.

In September 2015, the FASB issued ASU 2015-16—Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. Topic 805 requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments in the update require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition, an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning December 15, 2015. The adoption of ASU 2015-16 is not expected to have a material effect on our financial statements.

In November 2015, the FASB issued ASU 2015-17—Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The new guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. This update is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We do not anticipate the adoption of this ASU will have a significant impact on our financial position, results of operations, or cash flows.

In February 2016, the FASB issued ASU 2016-02—Leases (Topic 842). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC 840, Leases (FAS 13). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the effect this standard will have on our financial statements.

In June 2016, the FASB issued ASU 2016-15—Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB’s Emerging Issues Task Force). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including interim periods within those fiscal years. An entity that elects early adoption must adopt all of the amendments in the same period. The guidance requires application using a retrospective transition method. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our cash flows.

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

NOTE 3—GOING CONCERN

As reflected in the accompanying financial statements, we have an accumulated deficit of $10,464,292 at December 31, 2016, had a net loss of $4,847,606, and used net cash of $457,380 in operating activities for year ended December 31, 2016. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements have been prepared assuming that we will continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

While we are attempting to increase operations and revenues, our cash position may not be significant enough to support our daily operations. Management intends to raise additional funds by way of debt and equity financing. Management believes that the actions presently being taken to further implement our business plan and generate increased revenues provide the opportunity for us to continue as a going concern. While we believe in the viability of our strategy to generate increased revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate increased revenues. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 4—PROPERTY AND EQUIPMENT

Furniture, fixtures, and equipment, stated at cost, less accumulated depreciation consisted of the following at December 31:

	2016	2015

Furniture, fixtures, and equipment	$ 8,403	$ 8,403
Less: accumulated depreciation	(4,637)	(3,225)
Loss on disposal	(3,766)	-
Fixed assets, net	$ -	$ 5,178

During the year ended December 31, 2016, we disposed of $8,403 of office furniture we were no longer using, resulting in a loss on disposal of $3,766.

Depreciation Expense

Depreciation expense for the years ended December 31, 2016 and 2015, was $1,412 and $2,810, respectively.

Software, stated at cost, less accumulated amortization consisted of the following at December 31:

	2016	2015
Software	$221,000	$ -
Less: accumulated amortization	(40,264)	-
Fixed assets, net	$180,736	$ -

Amortization Expense

Amortization expense for the software for the years ended December 31, 2016 and 2015, was $40,264 and $0, respectively.

NOTE 5—SOFTWARE LICENSE

Effective February 12, 2015, we entered into an exclusive licensing agreement with Loyl.Me LLC, an established provider of automated marketing and customer relationship management software. The licensing agreement allowed us the opportunity for perpetual and exclusive rights and ability to provide the cannabis community a convenient, cost-effective, and streamlined technology branded as “BumpUp Rewards.” The term of the agreement was perpetual; therefore, no amortization was recognized. At December 31, 2015, we performed an impairment test for the value of the license as required by ASC 350, Intangibles—Goodwill and Other, and determined there had been no impairment to the value of the software license as recorded on the balance sheet. The agreement required nine installment payments of $25,000 each to be paid with a combination of cash and stock and 8% of revenue from the use of the licensed technology. As of October 3, 2016, we had paid $255,000 in cash and stock towards the total cost of the license. On October 3, 2016, we entered into an agreement to terminate the license agreement as it was no longer a core part of our daily business operations. Because of the termination, the software license is fully impaired resulting in a loss of $255,000. In addition, a remaining payable was forgiven resulting in a gain on forgiveness of debt of $15,000.

NOTE 6—AVAILABLE FOR SALE SECURITIES

On December 10, 2015, we acquired a 1.083% interest in Duby, LLC for $32,500. Duby is a social media application focused on cannabis consumers. As part of the acquisition, Duby plans to assist in the promotion of our products and services on its platform. We purchased the interest in Duby as part of ongoing negotiations for the joint marketing and promotion of our respective products. The purchase is being accounted for according to ASC 320, Debt and Equity Securities, as available-for-sale securities and has been recorded at cost. As Duby is not a public company with active trading by which the investment could be valued at December 31, 2016, we performed an impairment analysis and determined that as of December 31, 2016, there had been no impairment to the value of the purchased interest in Duby based on subsequent financings undertaken by Duby with third parties that substantiated the reported valuation.

NOTE 7—INVESTMENT IN MHB

On November 10, 2015, we entered into an agreement to exchange 500,000 shares of our common stock for 10 million shares of MHB, Inc., doing business as Mile High Brands (“MHB”). The shares were valued at $5.80 per share, the closing stock price on the date of grant, for a total of $2,900,000. Through this transaction, we acquired 49% of the issued and outstanding common shares of MHB. MHB is a lifestyle branding agency focused on the regulated cannabis industry. Its clients include celebrities and product companies that wish to access the rapidly growing cannabis marketplace. The purchase is being accounted for according to ASC 320, Debt and Equity Securities, under the equity method of accounting. At December 31, 2015, we performed an impairment analysis of our investment in MHB. We used a perpetuity-based valuation model to determine a discounted cash flow and terminal value for MHB’s business. Based on this analysis, it was determined that the value of the investment was impaired and that the current fair value is $1,049,475. We recorded an impairment loss on investment of $1,846,515 as of December 31, 2015. At December 31, 2016, we performed another impairment analysis using the same methodology. Based on this analysis, we determined that the value of the investment was once again impaired and that the current fair value is $0. We recorded an impairment loss on investment of $1,049,475 as of December 31, 2016.

On December 22, 2016, we entered into an amendment to share exchange agreement, under which: (a) MHB cancelled 9,985,000 MHB shares issued to us under the exchange agreement; (b) we cancelled 485,000 of our post-split shares issued to MHB under the exchange agreement; (c) the Gross Revenue Assignment between the parties was terminated and section 2.04 of the exchange agreement was deleted in its entirety; and (d) the parties confirmed that the $7,500 payment from MHB to us was for fees as originally contemplated under the exchange agreement. As amended, each party now owns 15,000 shares of the other party’s common stock.

NOTE 8—ASSET PURCHASE

On August 10, 2016, we entered into an Asset Purchase Agreement and a General Assignment and Bill of Sale, with Beta Killers LLC, a Colorado limited liability company, whereby we acquired all of the assets comprising the current version of the Citizen Toke application, including all Intellectual Property (as defined in the agreement), code, and other intangibles and related documentation associated with Citizen Toke. The purchase price was 1,000,000 shares of common stock. The shares were valued at $0.22 per share, the closing price on the date of purchase, for a total purchase price of $221,000. The software is being amortized over its estimated useful life of three years.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Operating Lease

We currently sublease office space in Denver, Colorado. We signed a month-to-month lease starting January 1, 2016. Current lease payments are based on number of desks being occupied not to exceed $1,500 per month. The sublease required a deposit of $1,500, which was paid on January 25, 2016.

NOTE 10—RELATED-PARTY TRANSACTIONS

Refer to Note 14 for warrants issued.

NOTE 11–NOTE PAYABLE

On April 27, 2016, we issued a promissory note for $27,000 with an investor in conjunction with assignment of his note dated June 26, 2015, to another investor (Note 12). The note included a $25,000 cash payment and a $2,000 original issue discount. The note is unsecured, accrues interest at 1% per annum, and is due and payable on October 26, 2016. In connection with the execution of the promissory note, we also issued a warrant to purchase 5,000 shares of common stock (Note 14). As of December 31, 2016, this note remains outstanding and has accrued interest of $182.

NOTE 12—NOTES PAYABLE IN DEFAULT

During the year ended December 31, 2015, we issued four unsecured promissory notes to two accredited investors for a total of $200,000 in a private placement of our securities. The notes accrue interest at 1% per annum and were due and payable on March 1, 2016. On April 27, 2016, one of the investors entered into a Note Purchase and Assignment Agreement whereby he assigned his full interest in one of the notes for $50,000 to another investor. On May 23, 2016, one of the investors entered into a Note Purchase and Assignment Agreement whereby it assigned its full interest in one of the notes for $50,000 to another investor. On May 31, 2016, one of the investors entered into a Note Purchase and Assignment Agreement whereby it assigned its full interest in one of the notes for $50,000 to another investor. On October 24, 2016, one of the investors entered into a Note Purchase and Assignment Agreement, whereby it assigned its full interest in the final note for $50,000 to another investor. As of December 31, 2016, all $200,000 has been assigned to another investor.

On January 13, 2016, we issued a promissory note for $75,000 to an investor. The note is unsecured, accrues interest at 1% per annum, and is due and payable on June 30, 2016. In connection with the execution of the promissory note, we also issued a warrant to purchase 11,250 shares of common stock. On October 24, 2016, the investor entered into a Note Purchase and Assignment Agreement with Black Forest Capital, LLC, whereby it assigned its full interest in the note for $75,000.

NOTE 13—CONVERTIBLE NOTES PAYABLE

The following is a summary of outstanding convertible promissory notes as of December 31, 2015:

Note Holder	Issue Date	Maturity Date	Stated Interest Rate	Principal Balance Outstanding

EMA Financial, LLC	10/14/2015	10/14/2016	10%	$ 30,800
Tangiers Investment Group, LLC	11/18/2015	11/19/2016	10%	60,000
Kodiak Capital Group, LLC	11/30/2015	12/01/2016	12%	50,000
Auctus Fund, LLC	12/03/2015	09/03/2016	10%	49,250
Adar Bays, LLC	12/10/2015	12/10/2016	8%	35,000
Kodiak Capital Group, LLC	12/15/2015	07/15/2016	0%	50,000
				275,050
Less debt discount				(122,084)
				$ 152,966

The following is a summary of outstanding convertible promissory notes as of December 31, 2016:

Note Holder	Issue Date	Maturity Date	Stated Interest Rate	Principal Balance Outstanding

EMA Financial, LLC	10/14/2015	10/14/2016	12%	$ -	(1)
Tangiers Investment Group, LLC	11/18/2015	11/19/2016	10%	2,216	(2)
Kodiak Capital Group, LLC	11/30/2015	12/01/2016	12%	44,687	(3)
Auctus Fund, LLC	12/03/2015	09/03/2016	10%	-	(4)
Kodiak Capital Group, LLC	12/15/2015	7/15/2016	0%	50,000
Adar Bays, LLC	12/16/2015	12/16/2016	8%	-	(5)
Colonial Stock Transfer	01/14/2016	01/14/2017	10%	7,507	(6)
Blackbridge Capital, LLC	04/27/2016	10/27/2016	1%	4,500	(7)
EMA Financial, LLC	05/05/2016	05/05/2017	12%	32,883	(8)
Black Forest Capital, LLC	05/31/2016	05/31/2017	8%	-	(9)
Black Forest Capital, LLC	05/31/2016	05/31/2017	2%	-	(10)
Adar Bays, LLC	07/12/2016	04/12/2017	8%	-	(11)
Auctus Fund, LLC	07/20/2016	04/20/2017	10%	45,750
Microcap Equity Group LLC	10/13/2016	10/13/2017	12%	-	(12)
Microcap Equity Group LLC	10/21/2016	10/21/2017	12%	7,400
Black Forest Capital, LLC	10/24/2016	04/24/2017	8%	78,600	(13)
Black Forest Capital, LLC	11/04/2016	11/04/2017	8%	27,500
Auctus Fund, LLC	12/07/2016	09/07/2017	12%	40,750
Adar Bays, LLC	12/12/2016	12/12/2017	8%	14,855	(14)
Black Forest Capital, LLC	12/14/2016	12/14/2017	8%	27,500
Adar Bays, LLC	12/20/2016	12/12/2017	8%	57,500
				$441,648
Less debt discount:				(87,908)
Convertible notes payable, net of discount:				$353,740

_______________

(1)   Converted $33,300 of principal to common stock.

(2)   Converted $57,784 of principal to common stock.

(3)   Converted $5,313 of principal to common stock.

(4)   Converted $49,250 of principal to common stock.

(5)   Converted $35,000 of principal to common stock.

(6)   Converted $2,400 of principal to common stock.

(7)   Converted $45,500 of principal to common stock.

(8)   Converted $20,617 of principal to common stock.

(9)   Converted $30,000 of principal to common stock.

(10) Converted $50,000 of principal to common stock.

(11) Converted $35,000 of principal to common stock

(12) Converted $50,000 of principal to common stock

(13) Converted $48,900 of principal to common stock

(14) Converted $60,156 of principal to common stock

Accrued interest on the above notes was $23,700 and $6,210 as of December 31, 2016, and December 31, 2015, respectively.

Debt discount expense including original issue discounts for the years ended December 31, 2016 and 2015, was $612,679 and $85,250, respectively. Carrying value of all convertible notes, net of debt discounts, as of December 31, 2016 and 2015, is $353,740 and $152,966, respectively.

Based on the fair value of the embedded conversion options on the day of issuance, a loss of $1,214,985 and $152,966 for the years ended December, 2016 and 2015, respectively, was recorded in the statement of operations.

NOTE 14—STOCK WARRANTS

The warrants issued by us are classified as equity. The fair value of the warrants calculated at the time of grant was recorded as an increase to additional paid-in-capital.

On December 20, 2015, pursuant to the terms of an arrangement with National Concessions Group, Inc., we agreed to issue warrants to purchase 2,500 shares of our common stock per quarter, at a price per share equal to the trailing 60-day volume weighted average price per share of our common stock, every quarter during the six quarters the services were to be provided. As of December 31, 2015, we had issued one warrant for 2,500 shares, with an aggregate fair value of $16,000 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $6.40, 0.8% risk free rate, 848.1% volatility, and expected life of the warrant of 1.4 years. In connection with a termination agreement dated September 28, 2016, with National Concessions, the warrants were cancelled with no additional vesting.

On December 24, 2015, we issued a warrant to purchase 150,000 shares of common stock to our chief executive officer. As of December 31, 2015, the warrant had vested for 87,500 shares, with an aggregate fair value of $612,500. As of December 31, 2016, the warrant vested for another 50,000 shares, with an aggregate fair value of $350,000. The aggregate fair value is based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $7.00, 1.33% risk free rate, 842% volatility, and expected life of the warrant of three years.

On December 24, 2015, we issued a warrant to purchase 25,000 shares of common stock to one of our directors. The aggregate fair value of the warrant totaled $175,000 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $7.00, 1.33% risk free rate, 842% volatility, and expected life of the warrant of three years.

On December 24, 2015, we issued a warrant to purchase 12,500 shares of common stock to one of our directors. The aggregate fair value of the warrant totaled $87,500 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $7.00, 1.33% risk free rate, 842% volatility, and expected life of the warrant of three years.

On December 24, 2015, we issued a warrant to purchase 7,500 shares of common stock to a former director. As of December 31, 2015, the warrant had vested for 1,875 shares. The aggregate fair value of the vested warrant totaled $13,125 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $7.00, 1.33% risk free rate, 842% volatility, and expected life of the warrant of three years. On March 22, 2016, we accepted the resignation of Mr. Wollins resulting in the cancellation of the warrant for the remaining 5,625 shares.

On January 13, 2016, pursuant to the terms of a promissory note with an accredited investor, we issued a warrant to purchase 11,250 shares of common stock. The aggregate fair value of the warrant totaled $69,750 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $6.20, 1.15% risk free rate, 600% volatility, and expected life of the warrant of three years. On February 10, 2016, B44 exercised its right to a cashless conversion of its warrant, for which it received 8,804 shares of common stock.

On January 21, 2016, we issued a warrant to purchase 15,625 shares of common stock to an investor. The aggregate fair value of the warrant totaled $71,875 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $8.00, stock price of $4.60, 2.02% risk free rate, 600% volatility, and expected life of the warrant of 10 years.

On January 24, 2016, pursuant to the terms of a consulting agreement, we issued a warrant to purchase 5,000 shares of common stock to an investor, with an exercise price of $4.60 per share, that expires January 23, 2017. The aggregate fair value of the warrant totaled $28,967 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $4.60, stock price of $5.80, 0.47% risk free rate, 638% volatility, and expected life of the warrant of one year.

On April 28, 2016, pursuant to the terms of a promissory note with an investor, we issued a warrant to purchase 5,000 shares of common stock. The aggregate fair value of the warrant totaled $27,000 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $5.40, 0.91% risk free rate, 1,177% volatility, and expected life of the warrant of 2.68 years.

A summary of the outstanding warrants as of December 31, 2015 and 2016, is as follows:

	Shares Available to Purchase with Warrants	Weighted Average Price	Weighted Average Fair Value

Outstanding, December 31, 2015	210,000	$1.00	$7.00

Issued	36,875	5.60	5.40
Exercised	(11,250)	-	-
Cancelled	(20,625)	-	-
Expired	-	-	-
Outstanding, December 31, 2016	215,000	$1.60	$6.80

Exercisable, December 31, 2016	202,500	$1.80	$6.60

Range of Exercise Prices	Number Outstanding 12/31/2016	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$1.00 - $8.00	215,000	2.5 years	$1.80

NOTE 15—STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

On February 9, 2015, we issued 1,250 shares of common stock per the terms of the licensing agreement with Loyl.Me LLC. The shares were valued at $40.00 per share, the closing stock price on the date of grant, for total noncash stock compensation expense of $50,000.

On April 10, 2015, we issued 281 shares of common stock per the terms of the licensing agreement with Loyl.Me. The shares were valued at $29.36 per share, the closing stock price on the date of grant, for total noncash stock compensation expense of $8,250.

On July 10, 2015, we issued 1,202 shares of common stock per the terms of the licensing agreement with Loyl.Me. The shares were valued at $20.80 per share, the closing stock price on the date of grant, for total noncash stock compensation expense of $25,000.

On October 10, 2015, we authorized the issuance of 3,882 shares of common stock per the terms of the licensing agreement with Loyl.Me. The shares were valued at $6.44 per share, the closing stock price on the date of grant, for total noncash stock compensation expense of $25,000.

Pursuant to our November 10, 2015, agreement, on January 14, 2016, we issued 500,000 shares of our common stock in exchange for 10 million shares of MHB, Inc. The shares were valued at $5.80 per share, the closing stock price on the date of grant, for a total of $2,900,000. On December 22, 2016, we cancelled 485,000 shares of our common stock previously issued to MHB under this agreement.

On January 14, 2016, we granted 2,500 shares of common stock to the successor-in-interest to Loyl.Me LLC, in connection with an amendment to the license agreement. The shares were valued at $5.60 per share, the closing stock price on the date of grant, for a total noncash expense of $14,000.

On February 8, 2016, we issued 1,250 shares of common stock in consideration for accounting services rendered. The shares were valued at $5.00 per share, the closing stock price on the date of grant, for a total noncash expense of $6,250.

On February 11, 2016, we issued 3,125 shares of common stock in consideration for consulting services rendered. The shares were valued at $5.00 per share, the closing stock price on the date of grant, for a total noncash expense of $15,625.

On March 31, 2016, we entered into an Agreement of Termination, Compromise, Settlement and Mutual Release of Claims, with LuvBuds, LLC, Brett Harris, and Tag Distributing LLC, to resolve, compromise, settle, and dispose of and any and all disputes and claims that existed or may exist among the parties. Pursuant to the terms of the agreement, Mr. Harris retained the stock grant for 15,000 shares of common stock. The shares were valued at $4.40 per share, the closing stock price on the date of grant, for a total noncash expense of $66,000.

On May 23, 2016, we entered into Amendment No. 1 to 10% Convertible Promissory Note to amend the terms of the 10% Convertible Promissory Note dated November 18, 2015, with an accredited investor. In consideration of the investor’s agreement not to submit a notice of conversion prior to June 10, 2016, we issued a grant of restricted stock of 5,000 shares of common stock to it. The shares were valued at $1.20 per share, the closing stock price on the date of grant, for a total noncash expense of $6,000.

On July 27, 2016, we entered into a Share Exchange Agreement with an entity owned by one of our directors to exchange 75,750 (1,515,000 shares of our pre-reverse-split common stock) for 1,515,000 shares of our Series A Preferred Stock. As provided in the terms of the Series A Preferred Stock, on October 17, 2016, the effective date of our recapitalization, the Series A Preferred Stock was automatically converted into 75,750 shares of common stock.

On August 10, 2016, pursuant to an Advisory Engagement Agreement, we issued to an employee a grant of restricted stock for 12,500 shares of our common stock, to vest over 12 months in accordance with the schedule set forth in the stock grant.

On August 11, 2016, we issued 6,250 shares of common stock in consideration for consulting services rendered. The shares were valued at $2.10 per share, the closing stock price on the date of grant, for a total noncash expense of $13,125.

During the fourth quarter of 2016 we issued 1,953,125 shares of common stock for services. The shares were valued at the closing stock price on the date of grant, for a total noncash expense of $5,431.

The following table reflects the amounts of principal, interest, and fees converted, and the corresponding number of shares issued, in connection with outstanding convertible promissory notes during the year ended December 31, 2016:

Date	Note Holder	Price	Shares Issued	Amount Converted

04/29/2016	Blackbridge Capital	$ 1.38	16,667	$ 25,000.00
05/03/2016	EMA Financial LLC	1.50	3,500	5,250.00
05/19/2016	Blackbridge Capital, LLC	0.02	6,061	(1)
05/27/2016	Blackbridge Capital, LLC	0.02	102,273	(1)
05/27/2016	EMA Financial LLC	0.12	50,000	5,500.00
06/03/2016	Black Forest Capital. LLC	0.20	50,000	10,000.00
06/06/2016	Auctus Fund, LLC	0.22	54,703	12,034.30
06/08/2016	Blackbridge Capital, LLC	0.08	100,000	10,000.00
06/08/2016	EMA Financial LLC	0.06	63,630	3,744.63
06/09/2016	EMA Financial LLC	0.04	74,330	2,861.69
06/09/2016	Tangiers Investment Group, LLC	0.08	135,065	10,400.00
06/10/2016	Auctus Fund	0.08	53,370	4,109.67
06/10/2016	Black Forest Capital. LLC	0.06	71,429	5,000.00
06/10/2016	Blackbridge Capital, LLC	0.06	142,857	10,000.00
06/13/2016	EMA Financial LLC	0.02	100,331	2,207.27
06/14/2016	Blackbridge Capital, LLC	0.02	81,818	(2)
06/14/2016	Tangiers Investment Group, LLC	0.06	184,298	11,150.00
06/15/2016	Black Forest Capital. LLC	0.06	90,909	5,000.00
06/16/2016	Tangiers Investment Group, LLC	0.04	55,632	2,509.00
06/17/2016	Black Forest Capital. LLC	0.04	122,500	5,022.50
06/17/2016	Blackbridge Capital, LLC	0.02	101,045	(3)
06/20/2016	Adar Bays LLC	0.04	107,692	4,415.39
06/20/2016	Blackbridge Capital, LLC	0.02	62,084	(2)
06/21/2016	Black Forest Capital. LLC	0.04	122,500	5,022.50
06/22/2016	Black Forest Capital. LLC	0.04	135,000	5,535.00
06/27/2016	Blackbridge Capital, LLC	0.04	12,195	500.00
07/08/2016	Adar Bays LLC	0.04	75,000	3,075.00
07/15/2016	Kodiak Capital Group LLC	0.02	158,183	3,717.00
10/07/2016	Kodiak Capital Group LLC	0.007	163,044	1,222.82
10/17/2016	Auctus Fund LLC	0.014	166,039	2,374.35
10/18/2016	EMA Financial LLC	0.005	179,800	934.60
10/19/2016	Black Forest Capital, LLC	0.013	174,000	2,262.00
10/20/2016	Black Forest Capital, LLC	0.013	190,770	2,480.00
10/21/2016	Black Forest Capital, LLC	0.013	210,000	2,730.00
10/21/2016	Auctus Fund LLC	0.014	174,170	2,490.63
10/21/2016	EMA Financial LLC	0.005	216,450	1,125.54
10/24/2016	Microcap Equity Group LLC	0.013	174,153	2,264.00
10/24/2016	Black Forest Capital, LLC	0.013	239,000	3,107.00
10/24/2016	Microcap Equity Group LLC	0.013	239,230	3,110.00
10/25/2016	Auctus Fund LLC	0.010	239,600	2,491.84
10/26/2016	Colonial Stock Transfer	0.012	205,128	2,400.00
10/26/2016	Black Forest Capital, LLC	0.013	259,000	3,367.00
10/26/2016	Microcap Equity Group LLC	0.013	260,153	3,382.00
10/27/2016	Adar Bays LLC	0.020	250,000	5,000.00
10/27/2016	Auctus Fund LLC	0.010	284,100	2,954.64
10/27/2016	EMA Financial LLC	0.005	293,300	1,525.16
10/27/2016	Microcap Equity Group LLC	0.013	260,153	3,382.00
10/31/2016	Black Forest Capital, LLC	0.013	311,285	4,000.00
10/31/2016	Adar Bays LLC	0.012	342,412	4,400.00
10/31/2016	Microcap Equity Group LLC	0.012	373,913	4,300.00

Date	Note Holder	Price	Shares Issued	Amount Converted

10/31/2016	Kodiak Capital Group LLC	0.000	171,000	64.12
10/31/2016	EMA Financial LLC	0.005	429,213	1,974.38
11/01/2016	Auctus Fund LLC	0.009	374,500	3,445.40
11/01/2016	Adar Bays LLC	0.011	373,913	4,300.00
11/01/2016	Microcap Equity Group LLC	0.012	414,956	4,772.00
11/02/2016	Adar Bays LLC	0.011	469,565	5,400.00
11/02/2016	EMA Financial LLC	0.004	530,500	2,153.83
11/03/2016	Black Forest Capital, LLC	0.011	370,000	3,977.50
11/03/2016	Auctus Fund LLC	0.008	374,500	3,040.94
11/03/2016	Tangiers Investment Group LLC	0.0091	1,028,681	9,397.00
11/04/2016	Microcap Equity Group LLC	0.010	512,315	5,200.00
11/04/2016	Kodiak Capital Group LLC	0.000	824,694	309.26
11/04/2016	Tangiers Investment Group, LLC	0.005	1,381,761	6,591.00
11/07/2016	Adar Bays LLC	0.010	465,116	5,000.00
11/07/2016	Adar Bays LLC	0.005	462,264	2,450.00
11/07/2016	Adar Bays LLC	0.003	664,528	3,522.00
11/08/2016	Microcap Equity Group LLC	0.000	497,767	(1)
11/08/2016	Black Forest Capital, LLC	0.003	690,000	3,657.10
11/08/2016	Adar Bays LLC	0.0053	274,151	1,203.00
11/08/2016	EMA Financial LLC	0.002	895,500	1,898.46
11/09/2016	Auctus Fund LLC	0.005	867,000	4022.88
11/09/2016	Tangiers Investment Group LLC	0.0048	1,736,268	8,282.00
11/09/2016	Adar Bays LLC	0.005	513,585	2,722.00
11/09/2106	Black Forest Capital, LLC	0.005	301,436	1,597.61
11/10/2016	Microcap Equity Group LLC	0.0053	866,037	4,590.00
11/10/2016	Adar Bays LLC	0.0053	1,028,113	5,449.00
11/11/2016	Black Forest Capital, LLC	0.0029	930,000	2,650.50
11/11/2016	Microcap Equity Group LLC	0.0028	744,489	2,121.79
11/11/2016	Tangiers Investment Group LLC	0.0026	2,502,534	6,419.00
11/14/2016	EMA Financial LLC	0.001	2,752,000	2,752.00
11/14/2016	Adar Bays LLC	0.0029	1,198,596	3,416.00
11/15/2016	Auctus Fund LLC	0.0017	1,450,000	2,436.00
11/15/2016	Black Forest Capital LLC	0.0021	1,450,000	3,045.00
11/15/2016	Adar Bays LLC	0.0021	1,458,452	3,062.75
11/21/2016	Black Forest Capital LLC	0.0015	1,870,000	2,805.00
11/22/2016	Tangiers Investment Group LLC	0.0013	3,749,630	5,062.00
11/22/2016	Microcap Equity Group LLC	0.0015	1,333,333	2,000.00
11/23/2016	EMA Financial LLC	0.001	4,888,000	4,888.00
11/23/2016	Black Forest Capital LLC	0.0015	1,950,000	2,925.00
11/23/2016	Adar Bays LLC	0.0014	1,873,074	2,528.65
11/28/2016	Adar Bays LLC	0.0014	2,220,000	2,997.00
11/28/2016	Black Forest Capital LLC	0.0013	1,950,000	2,437.50
11/29/2016	Tangiers Investment Group LLC	0.0011	5,314,667	5,979.00
11/29/2016	EMA Financial LLC	0.0005	6,089,500	6,089.50
11/29/2016	Adar Bays LLC	0.0011	2,654,222	2,986.00
11/29/2016	Adar Bays LLC	0.0011	2,862,222	3,220.00
11/30/2016	Black Forest Capital LLC	0.0013	2,640,000	3,300.00
11/30/2016	Adar Bays LLC	0.0011	3,706,667	4,170.00
12/01/2016	Black Forest Capital LLC	0.0013	3,103,992	3,900.48
12/01/2016	Adar Bays LLC	0.0011	3,642,978	4,098.35
12/01/2016	Auctus Fund LLC	0.0010	3,564,000	3,564.00
12/05/2016	EMA Financial LLC	0.0010	9,993,000	9,993.00

Date	Note Holder	Price	Shares Issued	Amount Converted

12/05/2016	Black Forest Capital LLC	0.0011	4,500,000	4,950.00
12/05/2016	Adar Bays LLC	0.0011	3,641,755	4,005.93
12/05/2016	Microcap Equity Group LLC	0.0011	3,636,363	4,000.00
12/05/2016	Tangiers Investment Group LLC	0.0010	9,085,859	8,995.00
12/07/2016	Auctus Fund LLC	0.0009	3,564,000	3,136.32
12/07/2016	EMA Financial LLC	0.001	13,380,000	13,380.00
12/07/2016	Black Forest Capital LLC	0.0011	6,000,000	6,600.00
12/09/2016	Black Forest Capital LLC	0.0011	7,000,000	7,700.00
12/12/2016	Auctus Fund LLC	0.0016	4,535,000	3,990.80
12/13/2016	Black Forest Capital LLC	0.0011	7,100,000	7,810.00
12/13/2016	Auctus Fund LLC	0.0008	7,790,000	6,543.60
12/14/2016	EMA Financial LLC	0.0004	10,940,250	10,940.25
12/15/2016	Black Forest Capital LLC	0.0008	8,500,000	6,800.00
12/16/2016	Auctus Fund LLC	0.0006	8,241,688	5,274.68
12/19/2016	Microcap Equity Group LLC	0.0008	7,500,000	6,000.00
12/20/2016	Black Forest Capital LLC	0.0008	8,487,500	6,790.00
12/21/2016	Adar Bays LLC	0.0008	8,750,000	7,000.00
12/21/2016	EMA Financial LLC	0.001	10,632,000	10,632.00
12/22/2016	Black Forest Capital LLC	0.0008	7,800,000	6,240.00
12/27/2016	EMA Financial LLCs	0.001	12,470,000	12,470.00
12/27/2016	Adar Bays LLC	0.0016	11,677,419	9,050.00
12/28/2016	Microcap Equity Group LLC	0.0008	9,333,333	7,000.00
12/28/2016	Adar Bays LLC	0.0008	12,076,129	9,359.00
12/28/2016	Adar Bays LLC	0.0008	13,281,290	10,293.00
12/28/2016	Black Forest Capital LLC	0.0008	7,452,710	5,775.85
12/28/2016	EMA Financial LLC	0.001	13,714,000	13,714.00
12/29/2016	Adar Bays LLC	0.008	16,069,355	12,453.75
12/30/2016	Adar Bays LLC	0.008	16,000,000	12,000.00
			353,106,142

_______________

(1)  Additional shares issued for the April 29, 2016, conversion.

(2)  Additional shares issued for the June 8, 2016, conversion.

(3)  Additional shares issued for the June 10, 2016, conversion.

Preferred Stock

On July 29, 2016, we filed an Amendment to the Articles of Incorporation Designating Rights, Privileges, and Preferences of Series A Preferred Stock with the Nevada Secretary of State respecting 1,515,000 shares of Series A Preferred Stock. The Series A Preferred Stock ranks equal to our common stock respecting the payment of dividends and distribution of assets upon liquidation, dissolution, or winding up. Each share is entitled to 50 votes, voting with the common stock as a single class.

On July 27, 2016, we entered into a Share Exchange Agreement to exchange 1,515,000 pre-reverse-split shares of our common stock owned by an entity owned by one of our directors for 1,515,000 shares of our Series A Preferred Stock. As provided in the terms of the Series A Preferred Stock, upon October 17, 2016, the effective date of our recapitalization, the Series A Preferred Stock was automatically converted into 75,750 shares of common stock.

NOTE 16—INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31:

	2016	2015
Deferred Tax Assets:
NOL Carryover	$ 893,600	$ 1,493,600
Depreciation	-	300
Payroll accrual	41,400	6,000
Deferred tax liabilities:
Less valuation allowance	(935,000)	(1,499,900)
Net deferred tax assets	$ -	$ -

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, due to the following:

	2016	2015
Book loss	$(1,890,600)	$(1,504,600)
Meals and entertainment	300	1,600
Depreciation	-	(300)
Other nondeductible expenses	1,543,700	77,900
Payroll accrual	35,500	6,000
Related-party accruals	-	(500)
Valuation allowance	311,100	1,419,900
	$ -	$ -

At December 31, 2016, we had net operating loss carryforwards of approximately $2,291,000 that may be offset against future taxable income through the year 2037. No tax benefit has been reported in the December 31, 2016, financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NOTE 17—SUBSEQUENT EVENTS

In accordance with ASC 855-10, Subsequent Events¸ we have analyzed our operations subsequent to December 31, 2016, through the date the financial statements were available to be issued, and have determined that we do not have any material subsequent events to disclose in these financial statements other than the following.

On March 2, 2017, we entered into Amendment No. 2 to the Equity Purchase Agreement with Kodiak Capital Group, LLC, to amend the Equity Purchase Agreement dated December 15, 2015, and Amendment No. 1 to Transaction Documents dated August 18, 2016, to increase the maximum commitment amount from $1,000,000 to $3,000,000, extend the commitment period to December 31, 2018, and redefine the Market Price and Valuation Period, as those terms are defined in the Equity Purchase Agreement and amendments.

Subsequent to December 31, 2016, we issued 100,000 shares of common stock for services.

Subsequent to December 31, 2016, we issued shares of common stock in conversion of principal and interest on our outstanding convertible notes as follows:

Date	Note Holder	Shares Issued	Amount
01/03/2017	EMA Financial LLC	17,400,000	$17,400.00
01/04/2017	EMA Financial LLC	19,200,000	19,200.00
01/05/2017	Adar Bays LLC	18,637,742	14,444.25
01/05/2017	Black Forest Capital LLC	10,000,000	7,750.00
01/06/2017	EMA Financial LLC	21,704,000	21,704.00
01/11/2017	Black Forest Capital LLC	15,000,000	11,625.00
01/13/2017	Black Forest Capital LLC	20,000,000	15,500.00
01/13/2017	EMA Financial LLC	24,556,110	24,556.11
01/13/2017	Microcap Equity Group LLC	22,851,306	17,138.48
01/17/2017	Black Forest Capital LLC	22,000,000	17,050.00
01/17/2017	Microcap Equity Group LLC	13,148,693	9861.52
01/17/2017	Tangiers Investment Group LLC	21,569,061	15,044.42
01/18/2017	Black Forest Capital LLC	22,500,000	17,437.50
01/18/2017	Kodiak Capital Group LLC	52,000,000	20,800.00
01/19/2017	Black Forest Capital LLC	11,939,846	9,253.38
01/19/2017	Kodiak Capital Group LLC	65,000,000	26,000.00
01/20/2017	Auctus Fund LLC	32,760,000	20,311.20
01/20/2017	Colonial Stock Transfer	13,289,051	8,970.11
01/24/2017	Kodiak Capital Group LLC	77,000,000	30,800.00
01/30/2017	Auctus Fund LLC	42,700,000	17,080.00
02/2/2017	Kodiak Capital Group LLC	36,000,000	-
02/13/2017	Kodiak Capital Group LLC	24,716,275	9,886.51
02/13/2017	Kodiak Capital Group LLC	48,000,000	19,200.00
02/15/2017	Auctus Fund LLC	45,207,264	10,688.32
		697,179,348

CANNASYS, INC.

Condensed Balance Sheet

	March 31, 2017	December 31, 2016
	(unaudited)
Assets

Current Assets:
Cash	$2,737	$7,090
Total Current Assets	2,737	7,090
Software, net of amortization of $67,511 and $40,264, respectively	153,489	180,736
Available-for-sale securities	57,500	32,500
Deposit	1,500	1,500
Total Assets	$215,226	$221,826

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$364,711	$462,320
Accrued expenses	91,425	130,091
Notes payable	-	27,000
Convertible notes payable, net of discount of
$121,087 and $87,908, respectively	218,945	353,740
Total Current Liabilities	675,081	973,151

Total Liabilities	675,081	973,151

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized,
no shares issued	-	-
Common stock, $0.001 par value, 2,000,000,000 shares authorized,
1,052,920,627 and 355,734,404 shares issued and outstanding,
respectively	1,053,014	355,734
Additional paid-in capital	11,552,097	9,357,233
Accumulated deficit	(13,064,966)	(10,464,292)
Total Stockholders’ Deficit	(459,855)	(751,325)

Total Liabilities and Stockholders’ Deficit	$215,226	$221,826

The accompanying notes are an integral part of these condensed unaudited financial statements.

CANNASYS, INC.

Condensed Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Sales revenue	$-	$36,162
Cost of goods sold	-	24,260
Gross Margin	-	11,902

Operating Expenses:
Stock-based compensation expense	88,125	375,967
Professional fees	57,775	100,186
Salary and wages expense	42,000	89,524
General and administrative	68,947	39,375
Total Operating Expenses	256,847	605,052

Loss from Operations	(256,847)	(593,150)

Other expense:
Interest expense	(8,262)	(7,825)
Interest expense–debt discount and loan financing fees	(295,194)	(92,500)
Loss on issuance of convertible debt	(2,040,371)	(10,772)
Total other expense	(2,343,827)	(111,097)

Loss before provision for income taxes	(2,600,674)	(704,247)
Provision for income taxes	-	-

Net loss	$(2,600,674)	$(704,247)

Basic and diluted loss per common share	$0.00	$(0.03)

Weighted average number of common shares outstanding	894,598,487	21,547,659

The accompanying notes are an integral part of these condensed unaudited financial statements.

CANNASYS, INC.

Condensed Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Cash flow from operating activities
Net loss	$(2,600,674)	$(704,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,247	706
Stock-based compensation	88,125	375,967
Amortization of debt discount	209,453	92,500
Penalties	85,741	-
Severance expense	-	33,717
Loss on issuance of convertible debt	2,040,371	10,775
Change in operating assets and liabilities:
Accounts receivable	-	(50)
Prepaids	-	(600)
Other assets	-	(1,500)
Accounts payable	(97,609)	22,592
Accrued expenses	(25,813)	54,311
Net cash used in operating activities	(273,159)	(115,829)

Cash flows provided by investing activities:
Purchase of available-for-sale securities	(25,000)	-
Net cash used in investing activities	(25,000)	-

Cash flows from financing activities:
Proceeds from notes payable	185,876	117,500
Payments on notes payable	(40,750)	-
Proceeds from the sale of common stock	148,680	-
Net cash provided by financing activities	293,806	117,500

Net increase (decrease)in cash	(4,353)	1,671
Cash at beginning of the period	7,090	7,720
Cash at end of the period	$2,737	$9,391

Supplemental Disclosures:
Interest paid	$-	$-
Income taxes paid	$-	$-

Supplemental disclosure of noncash activities
Common stock issued for services	$625	$101,875
Stock issued for notes payable	$402,092	$-

The accompanying notes are an integral part of these condensed unaudited financial statements.

CANNASYS, INC.

Notes to the Financial Statements

March 31, 2017

(Unaudited)

NOTE 1—ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

We were organized as a Nevada corporation on August 25, 1999. On August 15, 2014, we entered into an Agreement and Plan of Merger to combine our business and activities with CannaSys, Inc., a privately held Colorado corporation focused on providing services to the cannabis industry (“CannaSys-Colorado”), into a single entity (the “Merger”). CannaSys-Colorado was originally formed on October 4, 2013, as a limited liability company, and converted to a corporation on June 26, 2014. Under the terms of the merger agreement, our wholly owned subsidiary formed to effectuate the Merger was merged with and into CannaSys-Colorado, the surviving entity, which then became our wholly owned subsidiary.

Due to the CannaSys-Colorado shareholders controlling us after the Merger, CannaSys-Colorado was considered the accounting acquirer. The transaction was therefore recognized as a reverse acquisition of us by CannaSys-Colorado.

In connection with the closing of the Merger and after meeting the requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), on November 12, 2014, we filed amended and restated articles of incorporation with the Nevada Secretary of State that: (i) changed our name to CannaSys, Inc.; (ii) increased our authorized capital stock to 80,000,000 shares, consisting of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock; (iii) authorized 5,000,000 shares of preferred stock; and (iv) made other modernizing, nonmaterial changes to our articles of incorporation. Changing our corporate name to CannaSys, Inc. was a condition to the Merger transaction. The name change better reflects the nature of our principal business operations and it became effective in the OTC market on December 2, 2014, when FINRA announced the name change. We also received a new CUSIP number and our trading symbol was changed to “MJTK.”

On October 17, 2016, we completed a recapitalization of our company, consisting of a 20-to-one reverse split and an increase of authorized capitalization. Our amended and restated articles of incorporation authorize us to issue 2,500,000,000 shares of capital stock, consisting of 2,000,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. This recapitalization triggered the automatic conversion of 1,515,000 shares of Series A Preferred Stock to 75,750 shares of common stock.

Nature of Business

We provide technology services in the ancillary space of the cannabis industry. We do not produce, sell, or handle in any manner cannabis products. As the current cannabis industry grows and gains momentum around the country, technology needs for the industry have been largely underserved. Our focus on this niche element of the industry creates many efficient and profitable tools for both industry owners and consumers.

Since inception, we have developed, refined, and introduced branded products, membership loyalty programs, text-message-based platforms for customer engagement, and laboratory management systems into the cannabis industry. To support marketing and delivery of our principal products and to access other products and services, we are expanding a network of strategic alliances within the industry to build an array of product and service offerings and to increase use of our distribution channels. Most of our active strategic relationships were only recently initiated and are yet to generate revenue.

We seek funding to launch our integrated cannabis-industry product and service suite. Our primary business objectives are to generate stable revenues and cash flows through the development of vertically integrated distribution centers and to collect and monetize cannabis consumer data.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Unaudited Interim Financial Information

The accompanying unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These financial statements should be read in conjunction with the audited financial statements and footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2016. The results of the three months ended March 31, 2017, are not necessarily indicative of the results to be expected for the full year ending December 31, 2017.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

We follow Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 825-10-50-10, Financial Instruments—Overall—Disclosure, for disclosures about fair value of our financial instruments and ASC 820-10-35-37, Fair Value Measurement—Overall—Subsequent Measure—Fair Value Hierarchy, to measure the fair value of our financial instruments. ASC 820-10-35-37 establishes a U.S. GAAP framework for measuring fair value and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10-35-37 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by ASC 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of our financial assets and liabilities, such as cash, prepaid expenses, and accrued expenses, approximate their fair value because of the short maturity of those instruments. Our notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to us for similar financial arrangements at March 31, 2017.

The following table presents assets and liabilities that are measured and recognized at fair value on a recurring basis:

Description	Level 1	Level 2	Level 3	Total Gains and (Losses)

March 31, 2017:
Available-for-sale securities	$-	$-	$57,500	$-
Total	$-	$-	$57,500	$-

December 31, 2016:
Available-for-sale securities	$-	$-	$32,500	$-
Total	$-	$-	$32,500	$-

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02—Leases (Topic 842). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC 840, Leases (FAS 13). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the effect this standard will have on our financial statements.

In June 2016, the FASB issued ASU 2016-15—Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB’s Emerging Issues Task Force). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including interim periods within those fiscal years. An entity that elects early adoption must adopt all of the amendments in the same period. The guidance requires application using a retrospective transition method. We are currently evaluating the effects, if any, that the adoption of this guidance will have on our cash flows.

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

NOTE 3—GOING CONCERN

As reflected in the accompanying financial statements, we have an accumulated deficit of $13,064,966 at March 31, 2017, had a net loss of $2,600,674, and used net cash of $273,159 in operating activities for three months ended March 31, 2017. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements have been prepared assuming that we will continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

While we are attempting to increase operations and revenues, our cash position may not be significant enough to support our daily operations. Management intends to raise additional funds by way of debt and equity financing. Management believes that the actions presently being taken to further implement our business plan and generate increased revenues provide the opportunity for us to continue as a going concern. While we believe in the viability of our strategy to generate increased revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate increased revenues. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 4—PROPERTY AND EQUIPMENT

Furniture, fixtures, and equipment, stated at cost, less accumulated depreciation consisted of the following at:

	March 31, 2017	December 31, 2016

Furniture, fixtures, and equipment	$ -	$ 8,403
Less: accumulated depreciation	-	(4,637)
Loss on disposal	-	(3,766)
Fixed assets, net	$ -	$ -

During the year ended December 31, 2016, we disposed of $8,403 of office furniture we were no longer using, resulting in a loss on disposal of $3,766.

Depreciation Expense

Depreciation expense for the three months ended March 31, 2017 and 2016, was $0 and $706, respectively.

Software, stated at cost, less accumulated amortization consisted of the following at:

	March 31, 2017	December 31, 2016

Software	$221,000	$ -
Less: accumulated amortization	(67,511)	-
Fixed assets, net	$153,489	$ -

Amortization Expense

Amortization expense for the software for three months ended March 31, 2017 and 2016, was $27,247 and $0, respectively.

NOTE 5—AVAILABLE-FOR-SALE SECURITIES

On December 10, 2015, we acquired a 1.083% interest in Duby, LLC for $32,500. Duby is a social media application focused on cannabis consumers. As part of the acquisition, Duby plans to assist in the promotion of our products and services on its platform. We purchased the interest in Duby as part of ongoing negotiations for the joint marketing and promotion of our respective products. The purchase is being accounted for according to ASC 320, Debt and Equity Securities, as available-for-sale securities and has been recorded at cost. As Duby is not a public company with active trading by which the investment could be valued at March 31, 2017, we performed an impairment analysis and determined that as of March 31, 2017, there had been no impairment to the value of the purchased interest in Duby based on subsequent financings undertaken by Duby with third parties that substantiated the reported valuation.

On February 12, 2017, we acquired 2,500,000 shares of stock in Alliance Financial Network, Inc. (“AFN”) for $25,000. The shares were purchased pursuant to a non-binding letter of intent in which we were to acquire 100% of the assets of AFN. That letter of intent was terminated on May 9, 2017. As AFN is not a public company with active trading by which the investment could be valued at March 31, 2017, we performed an impairment analysis and determined that as of March 31, 2017, there had been no impairment to the value of the purchased interest in AFN.

NOTE 6—ASSET PURCHASE

On August 10, 2016, we entered into an Asset Purchase Agreement and a General Assignment and Bill of Sale, with Beta Killers LLC, a Colorado limited liability company, whereby we acquired all of the assets comprising the current version of the Citizen Toke application, including all Intellectual Property (as defined in the agreement), code, and other intangibles and related documentation associated with Citizen Toke. The purchase price was 1,000,000 shares of common stock. The shares were valued at $0.22 per share, the closing price on the date of purchase, for a total purchase price of $221,000. The software is being amortized over its estimated useful life of three years.

NOTE 7—COMMITMENTS AND CONTINGENCIES

Operating Lease

We currently sublease office space in Denver, Colorado. We signed a month-to-month lease starting January 1, 2016. Current lease payments are based on number of desks being occupied not to exceed $1,500 per month. The sublease required a deposit of $1,500, which was paid on January 25, 2016.

NOTE 8—RELATED-PARTY TRANSACTIONS

Refer to Note 12 for warrants issued.

NOTE 9–NOTE PAYABLE

On April 27, 2016, we issued a promissory note for $27,000 to an investor in conjunction with assignment of his note dated June 26, 2015, to another investor. The note included a $25,000 cash payment and a $2,000 original issue discount. The note is unsecured, accrues interest at 1% per annum, and is due and payable on October 26, 2016. In connection with the execution of the promissory note, we also issued a warrant to purchase 5,000 shares of common stock (Note 12). On January 5, 2017, this note was assigned to and purchased by Microcap Equity Group LLC, which converted the debt in full in January.

NOTE 10–NOTE PAYABLE IN DEFAULT

On May 5, 2016, we issued to Blackbridge Capital, LLC, a Convertible Promissory Note in the principal amount of $50,000 (the “Amended Note”). The Amended Note amends and restates an unsecured promissory note of $50,000, dated June 26, 2015, in favor of Jeff Holmes (the “Original Note”), which Mr. Holmes assigned to Blackbridge as part of the transaction under an Assignment and Assumption Agreement. As consideration for Mr. Holmes’ assignment of the Original Note to Blackbridge, Blackbridge paid $48,000 to Mr. Holmes, retaining $2,000 for its legal fees. The Amended Note accrues interest at the rate of 1% per annum, is convertible into shares of common stock at a conversion price of 50% of the lowest trading price in the 20 trading days before the conversion date, and matured on October 27, 2016. During the year ended December 31, 2016, $45,500 of principal was converted to shares of common stock. As of March 31, 2017, there is $4,500 and $65 of principal and accrued interest due on this note, respectively. This note is currently in default.

NOTE 11—CONVERTIBLE NOTES PAYABLE

The following is a summary of outstanding convertible promissory notes as of December 31, 2016:

Note Holder	Issue Date	Maturity Date	Stated Interest Rate	Principal Balance Outstanding

EMA Financial, LLC	10/14/2015	10/14/2016	12%	$ -	(1)
Tangiers Investment Group, LLC	11/18/2015	11/19/2016	10%	2,216	(2)
Kodiak Capital Group, LLC	11/30/2015	12/01/2016	12%	44,687	(3)
Auctus Fund, LLC	12/03/2015	09/03/2016	10%	-	(4)
Kodiak Capital Group, LLC	12/15/2015	07/15/2016	0%	50,000
Adar Bays, LLC	12/16/2015	12/16/2016	8%	-	(5)
Colonial Stock Transfer	01/14/2016	01/14/2017	10%	7,507	(6)
Blackbridge Capital, LLC	04/27/2016	10/27/2016	1%	4,500	(7)
EMA Financial, LLC	05/05/2016	05/05/2017	12%	32,883	(8)
Black Forest Capital, LLC	05/31/2016	05/31/2017	8%	-	(9)
Black Forest Capital, LLC	05/31/2016	05/31/2017	2%	-	(10)
Adar Bays, LLC	07/12/2016	04/12/2017	8%	-	(11)
Auctus Fund, LLC	07/20/2016	04/20/2017	10%	45,750
Microcap Equity Group LLC	10/13/2016	10/13/2017	12%	-	(12)
Microcap Equity Group LLC	10/21/2016	10/21/2017	12%	7,400
Black Forest Capital, LLC	10/24/2016	04/24/2017	8%	78,600	(13)
Black Forest Capital, LLC	11/04/2016	11/04/2017	8%	27,500
Auctus Fund, LLC	12/07/2016	09/07/2017	12%	40,750
Adar Bays, LLC	12/12/2016	12/12/2017	8%	14,855	(14)
Black Forest Capital, LLC	12/14/2016	12/14/2017	8%	27,500

Note Holder	Issue Date	Maturity Date	Stated Interest Rate	Principal Balance Outstanding

Adar Bays, LLC	12/20/2016	12/12/2017	8%	57,500
				$441,648
Less debt discount:				(87,908)
Convertible notes payable, net of discount:				$353,740

_______________

(1)    Converted $33,300 of principal to common stock.

(2)    Converted $57,784 of principal to common stock.

(3)    Converted $5,313 of principal to common stock.

(4)    Converted $49,250 of principal to common stock.

(5)    Converted $35,000 of principal to common stock.

(6)    Converted $2,400 of principal to common stock.

(7)    Converted $45,500 of principal to common stock.

(8)    Converted $20,617 of principal to common stock.

(9)    Converted $30,000 of principal to common stock.

(10)  Converted $50,000 of principal to common stock.

(11)  Converted $35,000 of principal to common stock

(12)  Converted $50,000 of principal to common stock

(13)  Converted $48,900 of principal to common stock

(14)  Converted $60,156 of principal to common stock

Accrued interest on the above notes was $23,700 as of December 31, 2016.

The following is a summary of outstanding convertible promissory notes as of March 31, 2017:

Note Holder	Issue Date	Maturity Date	Stated Interest Rate	Principal Balance Outstanding

Blackbridge Capital, LLC	04/27/2016	10/27/2016	1%	$ 4,500	(1)
Microcap Equity Group LLC	10/21/2016	10/21/2017	12%	7,400
Black Forest Capital, LLC	11/04/2016	11/04/2017	8%	27,500
Black Forest Capital, LLC	12/14/2016	12/14/2017	8%	27,500
Adar Bays, LLC	12/20/2016	12/12/2017	8%	57,500
Microcap Equity Group LLC	01/10/2017	01/10/2018	12%	12,000
Black Forest Capital, LLC	01/23/2017	01/23/2018	8%	27,500
Black Forest Capital, LLC	02/15/2017	02/15/2018	8%	121,132
Black Forest Capital, LLC	03/10/2017	03/10/2018	8%	55,000
				$ 340,032
Less debt discount:				(121,087)
Convertible notes payable, net of discount:				$ 218,945

_______________

(1)    Converted $45,500 of principal to common stock.

Accrued interest on the above notes was $5,216 as of March 31, 2017.

Debt discount expense including original issue discounts for the three months ended March 31, 2017 and 2016, was $209,453 and $92,500, respectively.

Based on the fair value of the embedded conversion options on the day of issuance, a loss of $2,040,371 and $10,772 for the three months ended March 31, 2017 and 2016, respectively, was recorded in the statement of operations.

NOTE 12—STOCK WARRANTS

The warrants issued by us are classified as equity. The fair value of the warrants calculated at the time of grant was recorded as an increase to additional paid-in-capital.

On December 24, 2015, we issued a warrant to purchase 150,000 shares of common stock to our chief executive officer. As of December 31, 2015, the warrant had vested for 87,500 shares, with an aggregate fair value of $612,500. As of December 31, 2016, the warrant vested for another 50,000 shares, with an aggregate fair value of $350,000. The remaining warrants for 12,500 shares vested in the three months ended March 31, 2017, with an aggregate fair value of $87,500. The aggregate fair value is based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $7.00, 1.33% risk free rate, 842% volatility, and expected life of the warrant of three years.

On December 24, 2015, we issued a warrant to purchase 25,000 shares of common stock to one of our directors. The aggregate fair value of the warrant totaled $175,000 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $7.00, 1.33% risk free rate, 842% volatility, and expected life of the warrant of three years.

On December 24, 2015, we issued a warrant to purchase 12,500 shares of common stock to one of our directors. The aggregate fair value of the warrant totaled $87,500 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $7.00, 1.33% risk free rate, 842% volatility, and expected life of the warrant of three years.

On December 24, 2015, we issued a warrant to purchase 7,500 shares of common stock to a former director. As of December 31, 2015, the warrant had vested for 1,875 shares. The aggregate fair value of the vested warrant totaled $13,125 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $7.00, 1.33% risk free rate, 842% volatility, and expected life of the warrant of three years. On March 22, 2016, we accepted the resignation of Mr. Wollins resulting in the cancellation of the warrant for the remaining 5,625 shares.

On January 21, 2016, we issued a warrant to purchase 15,625 shares of common stock to an investor. The aggregate fair value of the warrant totaled $71,875 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $8.00, stock price of $4.60, 2.02% risk free rate, 600% volatility, and expected life of the warrant of 10 years.

On January 24, 2016, pursuant to the terms of a consulting agreement, we issued a warrant to purchase 5,000 shares of common stock to an investor, with an exercise price of $4.60 per share, that expires January 23, 2017. The aggregate fair value of the warrant totaled $28,967 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $4.60, stock price of $5.80, 0.47% risk free rate, 638% volatility, and expected life of the warrant of one year.

On April 28, 2016, pursuant to the terms of a promissory note with an investor, we issued a warrant to purchase 5,000 shares of common stock. The aggregate fair value of the warrant totaled $27,000 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $1.00, stock price of $5.40, 0.91% risk free rate, 1,177% volatility, and expected life of the warrant of 2.68 years.

A summary of the outstanding warrants as of December 31, 2016 and March 31, 2017, is as follows:

	Shares Available to Purchase with Warrants	Weighted Average Price	Weighted Average Fair Value

Outstanding, December 31, 2016	215,000	$1.60	$6.80

Issued	-	-	-
Exercised	-	-	-
Cancelled	-	-	-
Expired	5,000	-	-
Outstanding, March 31, 2017	210,000	$1.60	$6.80

Exercisable, March 31, 2017	210,000	$1.60	$6.80

Range of Exercise Prices	Number Outstanding 3/31/2017	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$1.00 - $8.00	210,000	2.2 years	$1.80

NOTE 13—STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

On July 29, 2016, we filed an Amendment to the Articles of Incorporation Designating Rights, Privileges, and Preferences of Series A Preferred Stock with the Nevada Secretary of State respecting 1,515,000 shares of Series A Preferred Stock. The Series A Preferred Stock ranks equal to our common stock respecting the payment of dividends and distribution of assets upon liquidation, dissolution, or winding up. Each share is entitled to 50 votes, voting with the common stock as a single class.

No shares of preferred stock are issued and outstanding.

Common Stock

On February 2, 2017, we sold 36,000,000 shares of common stock to Kodiak Capital Group LLC for total cash proceeds of $148,680.

During the three months ended March 31, 2017, we issued 100,000 shares of common stock for services. The shares were valued at the closing stock price on the date of grant, for a total noncash expense of $625.

The following table reflects the amounts of principal, interest, and fees converted, and the corresponding number of shares issued, in connection with outstanding convertible promissory notes during the three months ended March 31, 2017:

Date	Note Holder	Shares Issued	Amount

01/03/2017	EMA Financial LLC	17,400,000	$ 17,400.00
01/04/2017	EMA Financial LLC	19,200,000	19,200.00
01/05/2017	Adar Bays LLC	18,637,742	14,444.25
01/05/2017	Black Forest Capital LLC	10,000,000	7,750.00
01/06/2017	EMA Financial LLC	21,704,000	21,704.00
01/11/2017	Black Forest Capital LLC	15,000,000	11,625.00
01/13/2017	Black Forest Capital LLC	20,000,000	15,500.00
01/13/2017	EMA Financial LLC	24,556,110	24,556.11
01/13/2017	Microcap Equity Group LLC	22,851,306	17,138.48
01/17/2017	Black Forest Capital LLC	22,000,000	17,050.00
01/17/2017	Microcap Equity Group LLC	13,148,693	9861.52
01/17/2017	Tangiers Investment Group LLC	21,569,061	15,044.42
01/18/2017	Black Forest Capital LLC	22,500,000	17,437.50
01/18/2017	Kodiak Capital Group LLC	52,000,000	20,800.00
01/19/2017	Black Forest Capital LLC	11,939,846	9,253.38
01/19/2017	Kodiak Capital Group LLC	65,000,000	26,000.00
01/20/2017	Auctus Fund LLC	32,760,000	20,311.20
01/20/2017	Colonial Stock Transfer	13,289,051	8,970.11
01/24/2017	Kodiak Capital Group LLC	77,000,000	30,800.00
01/30/2017	Auctus Fund LLC	42,700,000	17,080.00
02/13/2017	Kodiak Capital Group LLC	24,716,275	9,886.51
02/13/2017	Kodiak Capital Group LLC	48,000,000	19,200.00
02/15/2017	Auctus Fund LLC	45,207,264	30,741
		661,179,348	$401,753.48

NOTE 14—SUBSEQUENT EVENTS

In accordance with ASC 855-10, Subsequent Events¸ we have analyzed our operations subsequent to March 31, 2017, through the date the financial statements were available to be issued, and have determined that we do not have any material subsequent events to disclose in these financial statements other than the following.

On April 28, 2017, we received $25,000, net of original issue discount and fees of $3,875, from Black Forest Capital Group LLC pursuant to the terms of the Convertible Promissory Note dated February 15, 2017. The note bears interest at 8% per annum, is unsecured, and is due within one year.

Subsequent to March 31, 2017, we issued shares of common stock in conversion of principal and interest on our outstanding convertible notes as follows:

Date	Note Holder	Shares Issued	Amount

04/25/2017	Microcap Equity Group LLC	5,410,489	$ 7,845.21
05/04/2017	Black Forest Capital LLC	10,344,828	15,000.00
05/10/2017	Black Forest Capital LLC	16,666,667	12,500.00

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by the Registrant in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount(1)
SEC registration fee	$ 124
Transfer agent’s, and registrars’ fees and expenses	2,000
Accounting fees and expenses	12,500
Legal fees and expenses	100,000
Printing and engraving expenses	2,000
Miscellaneous	3,376
Total	$120,000

_______________

(1)  All amounts except SEC registration fee are estimates.

Item 14. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statures and “Article VII—Indemnification of Officers, Directors, and Others” of the Registrant’s amended and restated articles of incorporation provide for indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act, and therefore, is unenforceable. See “Item 17. Undertakings.”

Item 15. Recent Sales of Unregistered Securities

All share and per-share amounts have been adjusted to give retroactive effect to the 20-to-one reverse split effective October 17, 2016.

Sales by the Registrant, then named Thermal Tennis, Inc.

Thermal Tennis, Inc., did not issue any unregistered securities during the year ended December 31, 2013.

Effective July 1, 2014, Thermal Tennis, Inc., issued a total of 45,084 unregistered shares of common stock to a total of nine persons in exchange for cancellation of debt in the aggregate amount of $225,419.

On or about August 7, 2014, Thermal Tennis, Inc., issued a total of 5,000 unregistered shares of common stock to two persons for $25,000. These shares were issued in reliance on Rule 506 of Regulation D.

On or about August 7, 2014, Thermal Tennis, Inc., issued a total of 33,750 unregistered shares of common stock to a total of five persons as bonuses for services rendered. These shares were issued in reliance on Rule 506 of Regulation D.

On or about August 7, 2014, Thermal Tennis, Inc., issued a total of 2,271 unregistered shares of common stock to three persons for $22,706. These shares were issued in reliance on Rule 506 of Regulation D.

On or about August 7, 2014, Thermal Tennis, Inc., issued a total of 50,000 unregistered shares of common stock to a total of 20 persons for $500,000. These shares were issued in reliance on Rule 506 of Regulation D.

Sales by CannaSys, Inc., a Colorado corporation (later acquired by the Registrant in a reverse acquisition)

During the year ended December 31, 2013, CannaSys, Inc., a Colorado corporation, sold 198,000 shares of common stock for total cash proceeds of $109,988.

During the quarter ended March 31, 2014, CannaSys, Inc., a Colorado corporation, sold 51,000 shares of common stock to B44 LLC, for total cash proceeds of $100,000.

During the quarter ended June 30, 2014, CannaSys, Inc., a Colorado corporation, sold 51,000 shares of common stock to B44 LLC, for total cash proceeds of $100,000.

Acquisition by the Registrant of CannaSys, Inc., a Colorado corporation (the reverse merger)

In connection with the reverse merger consummated on or about August 15, 2014, Thermal Tennis, Inc., issued a total of 300,000 unregistered shares of common stock to a total of 17 persons in exchange for 100% of the issued and outstanding shares of CannaSys, Inc., a Colorado corporation.

Post-Merger Sales by the Registrant

On or about October 23, 2014, CannaSys, Inc., issued 21,833 unregistered shares of common stock to a total of 12 persons for $262,000. These shares were issued in reliance on Rule 506 of Regulation D.

From September 26 through December 19, 2014, CannaSys, Inc., sold 32,283 unregistered shares of common stock to 14 accredited investors for $387,400 in a private placement of securities.

In connection with a License Agreement, on February 11, 2015, and April 27, 2015, CannaSys, Inc., issued 1,250 and 281 shares of common stock, respectively, to Loyl.Me, LLC.

On February 9, 2015, CannaSys, Inc., issued 1,250 shares of common stock to Loyl.Me, LLC, for total noncash stock compensation expense of $50,000.

On April 10, 2015, CannaSys, Inc., issued 281 shares of common stock to Loyl.Me, LLC, for total noncash stock compensation expense of $8,250.

On June 26, 2015, CannaSys, Inc., issued to B44 LLC, a promissory note for $50,000 due March 1, 2016. On March 24, 2016, B44, LLC, assigned its full interest in the note to Kodiak Capital Group, LLC, and CannaSys, Inc. issued an amended and restated note to Kodiak Capital. On May 23, 2016, CannaSys, Inc., canceled the amended and restated note and issued to Kodiak Capital a second amended and restated promissory note for $50,000 due August 30, 2016. On October 13, 2016, Microcap Equity Group LLC purchased the note from Kodiak Capital.

On June 26, 2015, CannaSys, Inc., issued to Jeff Holmes a promissory note for $50,000 due March 1, 2016. On April 27, 2016, Jeff Holmes entered into a Note Purchase and Assignment Agreement whereby he assigned his full interest in the note to Blackbridge Capital, LLC. On May 5, 2016, CannaSys issued an amended and restated unsecured promissory note to Blackbridge Capital.

On July 10, 2015, CannaSys, Inc., issued 1,202 shares of common stock to Loyl.Me, LLC, for total noncash stock compensation expense of $25,000.

On July 10, 2015, CannaSys, Inc., issued 6,250 shares of common stock to Michael Tew, which were returned for cancellation on December 31, 2015.

On July 10, 2015, CannaSys, Inc., issued 2,500 shares of common stock to Brandon Jennewine, which were returned for cancellation on December 31, 2015.

On July 10, 2015, CannaSys, Inc., issued 1,250 shares of common stock to Daniel J. Rogers, which were returned for cancellation on December 31, 2015.

On September 9, 2015, CannaSys, Inc., issued to B44 LLC, a promissory note for $50,000 due March 1, 2016. On November 4, 2016, B44, LLC, assigned its full interest in this note and another note for $75,000 to an accredited investor. Under the note purchase and assignment agreement, the accredited investor paid $25,000 to B44 and has the option to purchase B44’s remaining interest in the notes in four additional tranches of $25,000 each in its sole discretion. As part of this transaction, CannaSys, Inc. issued a replacement convertible promissory note to the accredited investor that provides for interest at 2% per annum and conversion of any amounts funded by the replacement note into shares of CannaSys common stock in accordance with its terms. The principal sum and related interest due to the holder shall be prorated based on the number of tranches actually acquired by the holder from B44.

On October 1, 2015, CannaSys, Inc., issued 10,000 shares of common stock for total noncash stock compensation expense of $58,000.

On October 10, 2015, CannaSys, Inc., issued 3,882 shares of common stock to Loyl.Me, LLC, for total noncash stock compensation expense of $25,000.

On October 14, 2015, CannaSys, Inc., entered into a Securities Purchase Agreement with EMA Financial, LLC, and issued a 10% convertible note in the principal amount of $28,000, less $3,000 for its due diligence fees. On February 9, 2016, CannaSys amended the note to increase the interest rate to 12% and to conform the terms with the more favorable terms of recent financings. On April 27, 2016, CannaSys further amended the note to increase the principal to $33,300, which reflects an increase in the original issue discount, and amend the conversion price.

On November 10, 2015, CannaSys, Inc., entered into an agreement to exchange 500,000 shares of its common stock for 10 million shares of MHB, Inc. Through this transaction, CannaSys acquired 49% of the issued and outstanding common shares of MHB, Inc. The shares were valued at $5.80 per share, the closing stock price on the date of grant, for a total of $2,900,000. On December 22, 2016, the parties amended the agreement to provide, among other things, as follows: (i) MHB cancelled 9,985,000 MHB shares issued to CannaSys; and (ii) CannaSys cancelled 485,000 post-split CannaSys shares issued to MHB. As amended, each party now owns 15,000 shares of the other party’s common stock.

On November 11, 2015, CannaSys, Inc., issued an incentive stock grant for 12,500 shares of common stock to Green Capital Ventures, Inc. in connection with the Marketing and Alliance Agreement with the shares vesting over 12 months in four equal quarterly installments.

On November 18, 2015, CannaSys, Inc., issued to Tangiers Investment Group, LLC, a 10% convertible promissory note in the total face value of $240,000. Tangiers funded the initial consideration of $60,000 less $10,000 for due diligence expenses. On May 23, 2016, CannaSys amended the note to change the conversion date and issued 5,000 shares of common stock to Tangiers.

On November 30, 2015, CannaSys, Inc., issued to Kodiak Capital Group, LLC, a 12% convertible promissory note in the amount of $50,000, less $15,000 retained for due diligence expenses.

On December 3, 2015, CannaSys, Inc., entered into a Securities Purchase Agreement with Auctus Fund, LLC, and issued a 10% convertible promissory note in the principal amount of $49,250, less $5,250 retained for due diligence expenses.

On December 15, 2015, CannaSys, Inc., entered into an Equity Purchase Agreement with Kodiak Capital Group, LLC, that provides the terms and conditions for Kodiak Capital’s purchase of up to $1,000,000 in common stock. On December 15, 2016, the parties entered into Amendment No. 1 to Equity Purchase Agreement to extend the commitment period to December 31, 2017.

On December 16, 2015, CannaSys, Inc., entered into a Securities Purchase Agreement with Adar Bays, LLC, relating to the issuance and sale of two 8% convertible notes in the aggregate principal amount of $70,000 (with the first note in the amount of $35,000 and the second note in the amount of $35,000), both of which are convertible into shares of common stock. On July 12, 2016, CannaSys amended the note to cap the conversion price for the notes at $0.041 per share, and Adar Bays funded $20,000, less $1,142 for expenses, and on August 18, 2016, funded the remaining $15,000, less $858.

On December 20, 2015, in connection with the Consulting Agreement with National Concessions Group, Inc., CannaSys, Inc., issued a warrant to purchase 2,500 shares of common stock.

On December 31, 2015, in connection with the amendment of Michael A. Tew’s employment agreement, CannaSys, Inc., issued to Mr. Tew a warrant to purchase 75,000 shares of common stock. In addition, CannaSys, Inc., issued a warrant to purchase 75,000 shares of our common stock vesting in equal amounts over a six-quarter period commencing March 31, 2016.

On December 31, 2015, in connection with the amendment of Brandon C. Jennewine’s employment agreement, CannaSys, Inc., issued to Mr. Jennewine a warrant to purchase 25,000 shares of common stock.

Effective December 24, 2015, CannaSys, Inc., issued to Daniel J. Rogers a warrant to purchase 12,500 shares of common stock.

Effective December 24, 2015, CannaSys, Inc., issued to David H. Wollins a warrant to purchase 7,500 shares of common stock, vesting in equal amounts in a four-quarter period commencing March 31, 2016. On March 22, 2016, CannaSys cancelled the warrant for the remaining 5,625 shares that were not vested.

On January 13, 2016, CannaSys, Inc., issued to B44, LLC, a promissory note for $75,000 and a warrant to purchase 11,250 shares of common stock. On November 4, 2016, B44, LLC, assigned its full interest in this note and another note for $50,000 to an accredited investor. Under the note purchase and assignment agreement, the accredited investor paid $25,000 to B44 and has the option to purchase B44’s remaining interest in the notes in four additional tranches of $25,000 each in its sole discretion. As part of this transaction, CannaSys, Inc. issued a replacement convertible promissory note to the accredited investor that provides for interest at 2% per annum and conversion of any amounts funded by the replacement note into shares of CannaSys common stock in accordance with its terms. The principal sum and related interest due to the holder shall be prorated based on the number of tranches actually acquired by the holder from B44.

On January 14, 2016, CannaSys, Inc., granted 2,500 shares of common stock to Convurge, LLC, the successor-in-interest to Loyl.Me LLC, for a total noncash expense of $14,000.

On January 14, 2016, CannaSys, Inc., issued to Colonial Stock Transfer Company, Inc., a 10% convertible promissory note for $6,605 for an account payable.

On January 21, 2016, CannaSys, Inc., issued to KiwiTech, LLC, a warrant to purchase 15,625 shares of common stock, at the exercise price of $8.00 per share, with an expiration date of December 31, 2025.

On January 24, 2016, CannaSys, Inc., issued to Consigliere, Inc., a warrant to purchase 5,000 shares of common stock.

On February 8, 2016, CannaSys, Inc., granted 1,250 shares of common stock for accounting services rendered, for a total noncash expense of $6,250.

On February 11, 2016, CannaSys, Inc., granted 3,125 shares of common stock in consideration for consulting services rendered, for a total noncash expense of $15,625.

On March 18, 2016, CannaSys issued to Kodiak Capital Group, LLC, two 12% convertible redeemable promissory notes, each in the principal amount of $50,000 for an aggregate of $100,000. Kodiak Capital funded one note for $50,000, by paying $35,000 and retaining $15,000 for transaction costs, and the second note was funded by Kodiak Capital’s issuance to CannaSys of an offsetting secured note for $50,000. On August 18, 2016, CannaSys and Kodiak Capital Group entered into an amendment to these transaction documents: (i) to reduce the principal amount of the above collateralized secured promissory note from $50,000 to $25,000; and (ii) to reduce the principal amount of the above 12% convertible redeemable promissory note from $50,000 to $25,000.

Effective March 24, 2016, CannaSys, Inc., issued a promissory note for $33,717 to a former employee pursuant to a separation agreement. The note is due September 19, 2016.

On March 31, 2016, CannaSys, Inc., LuvBuds, LLC, Brett Harris, and Tag Distributing LLC, doing business as Consigliere Inc., entered into an Agreement of Termination, Compromise, Settlement and Mutual Release of Claims to resolve, compromise, settle, and dispose of and any and all disputes and claims that exist or may exist among the parties. Pursuant to the terms of the agreement, Mr. Harris retained the stock grant for 15,000 shares of common stock. The shares were valued at $4.40 per share, the closing stock price on the date of grant, for a total noncash expense of $66,000.

On April 27, 2016, CannaSys, Inc., issued to Jeff Holmes a promissory note for $27,000 and a warrant to purchase 5,000 shares of common stock.

On May 5, 2016, CannaSys, Inc., issued to EMA Financial, LLC, a 12% convertible note in the principal amount of $53,500, less $3,500 for transaction costs. The note matures May 5, 2017.

On May 31, 2016, CannaSys, Inc., issued to Black Forest Capital, LLC a convertible promissory note in the principal amount of $30,000, less $3,000 in transaction costs. The note is due May 30, 2017.

On July 20, 2016, CannaSys, Inc., issued to Auctus Fund, LLC, a convertible promissory note in the amount of $45,750, less $5,750 for transaction costs. The note is due on April 20, 2017.

On July 27, 2016, CannaSys, Inc., and F-Squared Enterprises, LLC, entered into a Share Exchange Agreement to exchange F-Squared’s 1,515,000 shares of CannaSys pre-reverse-split common stock for 1,515,000 shares of CannaSys Series A Preferred Stock.

On August 10, 2016, pursuant to an Advisory Engagement Agreement, CannaSys, Inc., issued to Benjamin Tyson a grant of restricted stock for 12,500 shares of CannaSys common stock, to vest over 12 months in accordance with the schedule set forth in the stock grant.

The following table reflects the amounts of principal converted, and the corresponding number of shares issued, in connection with outstanding convertible promissory notes during the year to September 30, 2016:

Date	Note Holder	Price	Shares Issued	Amount

04/29/2016	Blackbridge Capital	$1.38	16,667	$ 25,000.00
05/03/2016	EMA Financial LLC	1.50	3,500	5,250.00
05/19/2016	Blackbridge Capital, LLC	0.02	6,061	(1)
05/27/2016	Blackbridge Capital, LLC	0.02	102,273	(1)
05/27/2016	EMA Financial LLC	0.12	50,000	5,500.00
06/03/2016	Black Forest Capital. LLC	0.20	50,000	10,000.00
06/06/2016	Auctus Fund, LLC	0.22	54,703	12,034.30
06/08/2016	Blackbridge Capital, LLC	0.08	100,000	10,000.00
06/08/2016	EMA Financial LLC	0.06	63,630	3,744.63
06/09/2016	EMA Financial LLC	0.04	74,330	2,861.69
06/09/2016	Tangiers Investment Group, LLC	0.08	135,065	10,400.00
06/10/2016	Auctus Fund	0.08	53,370	4,109.67
06/10/2016	Black Forest Capital. LLC	0.06	71,429	5,000.00
06/10/2016	Blackbridge Capital, LLC	0.06	142,857	10,000.00
06/13/2016	EMA Financial LLC	0.02	100,331	2,207.27
06/14/2016	Blackbridge Capital, LLC	0.02	81,818	(2)
06/14/2016	Tangiers Investment Group, LLC	0.06	184,298	11,150.00
06/15/2016	Black Forest Capital. LLC	0.06	90,909	5,000.00
06/16/2016	Tangiers Investment Group, LLC	0.04	55,632	2,509.00
06/17/2016	Black Forest Capital. LLC	0.04	122,500	5,022.50
06/17/2016	Blackbridge Capital, LLC	0.02	101,045	(3)
06/20/2016	Adar Bays LLC	0.04	107,692	4,415.39
06/20/2016	Blackbridge Capital, LLC	0.02	62,084	(2)
06/21/2016	Black Forest Capital. LLC	0.04	122,500	5,022.50
06/22/2016	Black Forest Capital. LLC	0.04	135,000	5,535.00
06/27/2016	Blackbridge Capital, LLC	0.04	12,195	500.00
07/08/2016	Adar Bays LLC	0.04	75,000	3,075.00
07/15/2016	Kodiak Capital Group LLC	0.02	158,183	3,717.00
			2,333,072	$152,053.95

_______________

(1)  Additional shares issued for the April 29, 2016, conversion.

(2)  Additional shares issued for the June 8, 2016, conversion.

(3)  Additional shares issued for the June 10, 2016, conversion.

The following table reflects the amounts of principal converted, and the corresponding number of shares issued, in connection with outstanding convertible promissory notes during the month of October, 2016:

Date	Note Holder	Price	Shares Issued	Amount

10/07/2016	Kodiak Capital Group LLC	$0.007	163,044	$ 222.82
10/17/2016	Auctus Fund LLC	0.000	166,039	2,374.35
10/18/2016	EMA Financial LLC	0.005	179,800	934.60
10/19/2016	Black Forest Capital, LLC	0.013	174,000	2,262.00
10/20/2016	Black Forest Capital, LLC	0.013	190,770	2,480.00
10/21/2016	Black Forest Capital, LLC	0.013	210,000	2,730.00
10/21/2016	Auctus Fund LLC	0.014	174,170	2,490.63
10/21/2016	EMA Financial LLC	0.005	216,450	1,125.54
10/24/2016	Microcap Equity Group LLC	0.013	174,153	2,264.00
10/24/2016	Black Forest Capital, LLC	0.013	239,000	3,107.00
10/24/2016	Microcap Equity Group LLC	0.013	239,230	3,110.00
10/25/2016	Auctus Fund LLC	0.010	239,600	2,491.84
10/26/2016	Colonial Stock Transfer	0.012	205,128	2,400.00
10/26/2016	Black Forest Capital, LLC	0.013	259,000	3,367.00
10/26/2016	Microcap Equity Group LLC	0.013	260,153	3,382.00
10/27/2016	Adar Bays LLC	0.020	250,000	5,000.00
10/27/2016	Auctus Fund LLC	0.010	284,100	2,954.64
10/27/2016	EMA Financial LLC	0.005	293,300	1,525.16
10/27/2016	Microcap Equity Group LLC	0.013	260,153	3,382.00
10/31/2016	Black Forest Capital, LLC	0.013	311,285	4,000.00
10/31/2016	Adar Bays LLC	0.012	342,412	4,150.00
10/31/2016	Microcap Equity Group LLC	0.012	373,913	4,300.00
10/31/2016	Kodiak Capital Group LLC	0.000	171,000	1,453.50
10/31/2016	EMA Financial LLC	0.005	429,213	1,974.38
			5,805,913	$63,481.46

On October 21, 2016, CannaSys, Inc., issued to Microcap Equity Group LLC a convertible promissory note for $7,400, at 12% interest, due one year from the date of issuance.

On November 4, 2016, an accredited investor funded $25,000, the first tranche of an 8% Convertible Promissory Note up to $137,500 under the Securities Purchase Agreement between CannaSys, Inc. and the accredited investor. CannaSys received $23,000, less $2,000 retained by the accredited investor for its legal fees and expenses. On December 14, 2016, the investor funded the second tranche. The Securities Purchase Agreement and Convertible Promissory Note provide for funding up to $137,500, in tranches of $25,000 each, with additional tranches in the sole discretion of the accredited investor, resulting in funding up to $125,000 with total original issue discounts of $12,500 pro rated per tranche under the note. The outstanding amounts funded under the convertible note are convertible into shares of CannaSys common stock in accordance with its terms.

The following table reflects the amounts of principal converted, and the corresponding number of shares issued, in connection with outstanding convertible promissory notes during the month of November, 2016:

Date	Noteholder	Price	Shares Issued	Amount

11/01/2016	Auctus Fund LLC	$0.009	374,500	$ 3,445.40
11/01/2016	Adar Bays LLC	0.011	373,913	4,050.00
11/01/2016	Microcap Equity Group LLC	0.012	414,956	4,772.00
11/02/2016	Adar Bays LLC	0.011	469,565	5,150.00
11/02/2016	EMA Financial LLC	0.004	530,500	2,153.83
11/03/2016	Black Forest Capital, LLC	0.011	370,000	3,977.50
11/03/2016	Auctus Fund LLC	0.008	374,500	3,040.94
11/03/2016	Tangiers Investment Group LLC	0.0091	1,028,681	9,397.00
11/04/2016	Microcap Equity Group LLC	0.010	512,315	5,200.00
11/04/2016	Kodiak Capital Group LLC	0.000	824,694	309.26
11/04/2016	Tangiers Investment Group, LLC	0.005	1,381,761	6,591.00
11/07/2016	Adar Bays LLC	0.010	465,116	4,750.00
11/07/2016	Adar Bays LLC	0.005	462,264	2,200.00
11/07/2016	Adar Bays LLC	0.003	664,528	1,750.00
11/08/2016	Microcap Equity Group LLC	0.000	497,767	(1)
11/08/2016	Black Forest Capital, LLC	0.003	690,000	3,657.10
11/08/2016	Adar Bays LLC	0.0053	274,151	1,453.00
11/08/2016	EMA Financial LLC	0.002	895,500	1,898.46
11/09/2016	Auctus Fund LLC	0.005	867,000	4022.88
11/09/2016	Tangiers Investment Group LLC	0.0048	1,736,268	8,282.00
11/09/2016	Adar Bays LLC	0.005	513,585	2,472.00
11/09/2106	Black Forest Capital, LLC	0.005	301,436	1,597.61
11/10/2016	Microcap Equity Group LLC	0.0053	866,037	4,590.00
11/10/2016	Adar Bays LLC	0.0053	1,028,113	5,449.00
11/11/2016	Black Forest Capital, LLC	0.0029	930,000	2,650.50
11/11/2016	Microcap Equity Group LLC	0.0028	744,489	2,121.79
11/11/2016	Tangiers Investment Group LLC	0.0026	2,502,534	6,419.00
11/14/2016	EMA Financial LLC	0.001	2,752,000	2,752.00
11/14/2016	Adar Bays LLC	0.0029	1,198,596	3,416.00
11/15/2016	Auctus Fund LLC	0.0017	1,450,000	2,436.00
11/15/2016	Black Forest Capital LLC	0.0021	1,450,000	3,045.00
11/15/2016	Adar Bays LLC	0.0021	1,458,452	3,062.75
11/21/2016	Black Forest Capital LLC	0.0015	1,870,000	2,805.00
11/22/2016	Tangiers Investment Group LLC	0.0013	3,749,630	5,062.00
11/22/2016	Microcap Equity Group LLC	0.0015	1,333,333	2,000.00
11/23/2016	EMA Financial LLC	0.001	4,888,000	4,888.00
11/23/2016	Black Forest Capital LLC	0.0015	1,950,000	2,925.00
11/23/2016	Adar Bays LLC	0.0014	1,873,074	2,528.65
11/28/2016	Adar Bays LLC	0.0014	2,220,000	2,997.00
11/28/2016	Black Forest Capital LLC	0.0013	1,950,000	2,437.50
11/29/2016	Tangiers Investment Group LLC	0.0011	5,314,667	5,979.00
11/29/2016	EMA Financial LLC	0.0005	6,089,500	3,044.75
11/29/2016	Adar Bays LLC	0.0011	2,654,222	2,986.00
11/29/2016	Adar Bays LLC	0.0011	2,862,222	3,220.00
11/30/2016	Black Forest Capital LLC	0.0013	2,640,000	3,300.00
11/30/2016	Adar Bays LLC	0.0011	3,706,667	4,170.00
			71,504,536	$164,454.92

_______________

(1)  Additional shares issued for adjustment to prior conversion price.

On December 7, 2016, CannaSys, Inc. entered into a Securities Purchase Agreement with Auctus Fund, LLC, a Delaware limited liability company (“Auctus”), and executed a 12% Convertible Promissory Note, in the principal amount of $35,750. On December 9, 2016, Auctus funded the note for $30,000, less $5,750 in due diligence costs and attorney fees, which was retained by Auctus.

On December 20, 2016, CannaSys, Inc. entered into a Securities Purchase Agreement with Adar Bays, LLC, and executed three 8% Convertible Redeemable Promissory Notes, each in the principal amount of $57,500. Adar Bays funded the first Note for $57,500, less $16,750 in a combination of due diligence costs and past-due expenses owing by CannaSys, which were retained and disbursed by Adar Bays. Under the terms of the agreement, the second and third notes are initially paid for by Adar Bays’ issuance to CannaSys of two offsetting collateralized notes for $57,500, which do not become effective until Adar Bays funds the respective Notes, in CannaSys’s sole discretion. The notes accrue interest at the rate of 8% per annum and mature on December 12, 2017, and are immediately convertible into restricted shares of CannaSys common stock after 180 days from the issue date, at Adar Bays’ sole discretion, at 50% of the lowest trading price for the common stock for the 25 consecutive prior trading days immediately preceding the conversion date, with some exceptions.

The following table reflects the amounts of principal converted, and the corresponding number of shares issued, in connection with outstanding convertible promissory notes during the month of December 2016:

Date	Noteholder	Price	Shares Issued	Amount

12/01/2016	Black Forest Capital LLC	$0.0013	3,103,992	$3,900.48
12/01/2016	Adar Bays LLC	0.0011	3,642,978	4,098.35
12/01/2016	Auctus Fund LLC	0.0010	3,564,000	3,564.00
12/05/2016	EMA Financial LLC	0.0010	9,993,000	9,993.00
12/05/2016	Black Forest Capital LLC	0.0011	4,500,000	4,950.00
12/05/2016	Adar Bays LLC	0.0011	3,641,755	4,005.93
12/05/2016	Microcap Equity Group LLC	0.0011	3,636,363	4,000.00
12/05/2016	Tangiers Investment Group LLC	0.0010	9,085,859	8,995.00
12/07/2016	Auctus Fund LLC	0.0009	3,564,000	3,136.32
12/07/2016	EMA Financial LLC	0.001	13,380,000	13,380.00
12/07/2016	Black Forest Capital LLC	0.0011	6,000,000	6,600.00
12/09/2016	Black Forest Capital LLC	0.0011	7,000,000	7,700.00
12/12/2016	Auctus Fund LLC	0.0016	4,535,000	3,990.80
12/13/2016	Black Forest Capital LLC	0.0011	7,100,000	7,810.00
12/13/2016	Auctus Fund LLC	0.0008	7,790,000	6,543.60
12/14/2016	EMA Financial LLC	0.0004	10,940,250	10,940.25
12/15/2016	Black Forest Capital LLC	0.0008	8,500,000	6,800.00
12/16/2016	Auctus Fund LLC	0.0006	8,241,688	5,274.68
12/19/2016	Microcap Equity Group LLC	0.0008	7,500,000	6,000.00
12/20/2016	Black Forest Capital LLC	0.0008	8,487,500	6,790.00
12/21/2016	Adar Bays LLC	0.0008	8,750,000	7,000.00
12/21/2016	EMA Financial LLC	0.001	10,632,000	10,632.00
12/22/2016	Black Forest Capital LLC	0.0008	7,800,000	6,240.00
12/27/2016	EMA Financial LLCs	0.001	12,470,000	12,470.00
12/27/2016	Adar Bays LLC	0.0016	11,677,419	9,050.00
12/28/2016	Microcap Equity Group LLC	0.0008	9,333,333	7,000.00
12/28/2016	Adar Bays LLC	0.0008	12,076,129	9,359.00
12/28/2016	Adar Bays LLC	0.0008	13,281,290	10,293.00
12/28/2016	Black Forest Capital LLC	0.0008	7,452,710	5,775.85
12/28/2016	EMA Financial LLC	0.001	13,714,000	13,714.00
12/29/2016	Adar Bays LLC	0.008	16,069,355	12,453.75
12/30/2016	Adar Bays LLC	0.008	16,000,000	12,000.00
			273,462,261	$244,460.01

On February 2, 2017, CannaSys, Inc. sold 148,680 shares of common stock to Kodiak Capital Group LLC for total cash proceeds of $148,680.

During the three months ended March 31, 2017, CannaSys, Inc. issued 100,000 shares of common stock for services. The shares were valued at the closing stock price on the date of grant, for a total noncash expense of $625.

The following table reflects the amounts of principal, interest, and fees converted, and the corresponding number of shares issued, in connection with outstanding convertible promissory notes during the three months ended March 31, 2017:

Date	Note Holder	Shares Issued	Amount

01/03/2017	EMA Financial LLC	17,400,000	$ 17,400.00
01/04/2017	EMA Financial LLC	19,200,000	19,200.00
01/05/2017	Adar Bays LLC	18,637,742	14,444.25
01/05/2017	Black Forest Capital LLC	10,000,000	7,750.00
01/06/2017	EMA Financial LLC	21,704,000	21,704.00
01/11/2017	Black Forest Capital LLC	15,000,000	11,625.00
01/13/2017	Black Forest Capital LLC	20,000,000	15,500.00
01/13/2017	EMA Financial LLC	24,556,110	24,556.11
01/13/2017	Microcap Equity Group LLC	22,851,306	17,138.48
01/17/2017	Black Forest Capital LLC	22,000,000	17,050.00
01/17/2017	Microcap Equity Group LLC	13,148,693	9861.52
01/17/2017	Tangiers Investment Group LLC	21,569,061	15,044.42
01/18/2017	Black Forest Capital LLC	22,500,000	17,437.50
01/18/2017	Kodiak Capital Group LLC	52,000,000	20,800.00
01/19/2017	Black Forest Capital LLC	11,939,846	9,253.38
01/19/2017	Kodiak Capital Group LLC	65,000,000	26,000.00
01/20/2017	Auctus Fund LLC	32,760,000	20,311.20
01/20/2017	Colonial Stock Transfer	13,289,051	8,970.11
01/24/2017	Kodiak Capital Group LLC	77,000,000	30,800.00
01/30/2017	Auctus Fund LLC	42,700,000	17,080.00
02/13/2017	Kodiak Capital Group LLC	24,716,275	9,886.51
02/13/2017	Kodiak Capital Group LLC	48,000,000	19,200.00
02/15/2017	Auctus Fund LLC	45,207,264	30,741.00
		661,179,348	$401,753,48

On April 28, 2017, CannaSys, Inc., issued to Black Forest Capital, LLC a convertible promissory note in the principal amount of $25,000, plus $3,875 in transaction costs, dated February 15, 2017. The note bears interest at 8% per annum, is unsecured, and is due within one year.

From April 1 to May 26 , 2017, CannaSys, Inc., issued shares of common stock in conversion of principal and interest on its outstanding convertible notes as follows:

Date	Note Holder	Shares Issued	Amount

04/26/2017	Microcap Equity Group LLL	5,410,489	$ 7,845.21
05/05/2017	Black Forest Capital LLC	10,344,828	15,000.00
05/10/2017	Black Forest Capital LLC	16,666,667	12,500.00
		32,421,984	$35,345.21

The securities represented by each of the transactions described above were issued in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving any public offering. Each of the investors is either an “accredited investor” as defined in Rule 501(a) of Regulation D or a sophisticated investor able to bear the risks of the investment. Each investor confirmed the foregoing and acknowledged that the securities must be acquired and held for investment. All certificates evidencing the shares of common stock on conversion of the notes, issuances under the restricted stock grants, or upon the exercise of the warrants will bear a restrictive legend. No underwriter participated in the offer and sale of these securities, and no commission or other remuneration was paid or given directly or indirectly in connection therewith.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number*	Title of Document	Location

Item 2	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession
2.01	Agreement and Plan of Merger	Incorporated by reference from the Current Report on Form 8-K/A filed August 28, 2014

Item 3	Articles of Incorporation and Bylaws
3.01	Amended and Restated Articles of Incorporation, filed November 12, 2014	Incorporated by reference from a Current Report on Form 8-K filed November 12, 2014

3.02	Bylaws	Incorporated by reference from the Registration Statement on Form S1 filed May 13, 2008

3.03	Certificate of Designation	Incorporated by reference from current report on Form 8-K filed August 2, 2016

3.04	Certificate of Amendment filed September 22, 2016	Incorporated by reference from Definitive Information Statement on Schedule 14C filed September 6, 2016

Item 4	Instruments Defining the Rights of Security Holders, including indentures
4.01	Specimen Common Stock Certificate of Registrant	Incorporated by reference from the Registration Statement on Form S1 filed May 13, 2008

Item 5	Opinion re Legality
5.01	Opinion of Kruse Landa Maycock & Ricks, LLC	This filing.

Item 10	Material Contracts
10.05	License Agreement between Loyl.Me LLC and CannaSys, LLC dated February 9, 2015	Incorporated by reference from the Current Report on Form 8-K filed February 12, 2015

10.06	License Agreement between Loyl.Me LLC and CannaSys, LLC dated February 12, 2015	Incorporated by reference from the Current Report on Form 8-K filed February 12, 2015

Exhibit Number*	Title of Document	Location

10.08	Revised employment letter agreement of Dan Rogers dated January 30, 2015**	Incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2014, filed March 30, 2015

10.09	Employment Agreement between CannaSys, Inc. and Michael A. Tew (executive), effective July 1, 2015**	Incorporated by reference from the Current Report on Form 8-K filed July 15, 2015

10.11	Grant of Restricted Stock between CannaSys, Inc. and Michael A. Tew, effective July 1, 2015**	Incorporated by reference from the Current Report on Form 8-K filed July 15, 2015

10.12	Grant of Restricted Stock between CannaSys, Inc. and Brandon C. Jennewine, effective July 1, 2015**	Incorporated by reference from the Current Report on Form 8-K filed July 15, 2015

10.13	Securities Purchase Agreement between CannaSys, LLC and EMA Financial, LLC dated October 14, 2015	Incorporated by reference from the Current Report on Form 8-K filed October 23, 2015

10.14	10% Convertible Note between CannaSys, Inc. and EMA Financial, LLC dated October 14, 2015	Incorporated by reference from the Current Report on Form 8-K filed October 23, 2015

10.15	Share Exchange Agreement between MHB, Inc. and CannaSys, LLC, including Exhibit A-Gross Revenue Assignment, dated November 3, 2015	Incorporated by reference from the Current Report on Form 8-K/A filed November 17, 2015

10.16	Marketing and Alliance Agreement between Green Capital Ventures, Inc. and CannaSys, Inc., dated as of November 11, 2015, including exhibits	Incorporated by reference from the Current Report on Form 8-K filed November 23, 2015

10.17	10% Convertible Note between CannaSys, Inc. and Tangiers Investment Group, LLC, dated November 18, 2015	Incorporated by reference from the Current Report on Form 8-K filed November 24, 2015

10.18	10% Convertible Note between CannaSys, Inc. and Auctus Fund, LLC, dated December 3, 2015	Incorporated by reference from the Current Report on Form 8-K filed December 9, 2015

10.19	Securities Purchase Agreement between CannaSys, Inc. and Auctus Fund, LLC, dated December 3, 2015	Incorporated by reference from the Current Report on Form 8-K filed December 9, 2015

10.20	12% Convertible Note between CannaSys, Inc. and Kodiak Investment Group, LLC, dated November 30, 2015	Incorporated by reference from the Current Report on Form 8-K filed December 22, 2015

10.21	Equity Purchase Agreement between CannaSys, Inc. and Kodiak Investment Group, LLC, dated December 15, 2015	Incorporated by reference from the Current Report on Form 8-K filed December 22, 2015

Exhibit Number*	Title of Document	Location

10.22	Registration Rights Agreement between CannaSys, Inc. and Kodiak Investment Group, LLC, dated December 15, 2015	Incorporated by reference from the Current Report on Form 8-K filed December 22, 2015

10.23	Convertible Promissory Note due July 15, 2016	Incorporated by reference from the Current Report on Form 8-K filed December 22, 2015

10.24	Technology Services Agreement between CannaSys, Inc. and National Concessions Group, Inc., dated December 20, 2015, including exhibits	Incorporated by reference from the Current Report on Form 8-K filed December 23, 2015

10.25	Consulting Agreement between CannaSys, Inc. and National Concessions Group, Inc., dated December 20, 2015, including Warrant	Incorporated by reference from the Current Report on Form 8-K filed December 23, 2015

10.26	Asset Purchase Agreement between CannaSys, Inc. and Luvbuds, LLC, and Brett Harris, entered December 17, 2015	Incorporated by reference from the Registration Statement on Form S-1 filed February 2, 2016

10.27	Bill of Sale, Assignment, and Assumption Agreement between CannaSys, Inc. and Luvbuds, LLC, dated December 17, 2015	Incorporated by reference from the Registration Statement on Form S-1 filed February 2, 2016

10.28	Amendment No. 1 to Employment Agreement between CannaSys, Inc. and Michael A. Tew, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.29	Amendment No. 1 to Employment Agreement between CannaSys, Inc. and Brandon C. Jennewine, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.30	CannaSys, Inc. Warrant for the Purchase of 1,500,000 Shares of Common Stock, Par Value $0.001, issued to Michael A. Tew, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.31	CannaSys, Inc. Warrant for the Purchase of 1,500,000 Shares of Common Stock, Par Value $0.001, issued to Michael A. Tew, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.32	CannaSys, Inc. Warrant for the Purchase of 500,000 Shares of Common Stock, Par Value $0.001, issued to Brandon Jennewine, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.33	CannaSys, Inc. Warrant for the Purchase of 250,000 Shares of Common Stock, Par Value $0.001, issued to Daniel J. Rogers, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

Exhibit Number*	Title of Document	Location

10.34	CannaSys, Inc. Warrant for the Purchase of 150,000 Shares of Common Stock, Par Value $0.001, issued to David H. Wollins, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.35	Amendment to 10% Convertible Note and Securities Purchase Agreement dated February 9, 2016	Incorporated by reference from the Current Report on Form 8-K filed February 12, 2016

10.36	Securities Purchase Agreement between CannaSys, Inc., and Kodiak Capital Group, LLC, dated March 18, 2016, including exhibits	Incorporated by reference from the Current Report on Form 8-K filed March 25, 2016

10.37

Agreement of Termination, Compromise, Settlement and Mutual Release of Claims among CannaSys, Inc., Luvbuds, LLC, Brett Harris, and Tag Distributing LLC, doing business as Consigliere Inc. effective March 31, 2016

Incorporated by reference from the Current Report on Form 8-K filed April 5, 2016

10.38	Amendment No. 2 to Transaction Documents dated April 27, 2016	Incorporated by reference from the Current Report on Form 8-K filed April 27, 2016

10.39	Convertible Promissory Note for $50,000 to Blackbridge Capital, LLC, dated April 27, 2016	Incorporated by reference from the Current Report on Form 8-K filed May 11, 2016

10.40	Assignment and Assumption Agreement between Jeff Holmes and Blackbridge Capital, LLC, dated April 27, 2016	Incorporated by reference from the Current Report on Form 8-K filed May 11, 2016

10.41	Loan Agreement between Jeff Holmes and CannaSys, Inc. dated April 27, 2016, with exhibits	Incorporated by reference from the Current Report on Form 8-K filed May 11, 2016

10.42	Amendment No. 1 to 10% Convertible Promissory Note of CannaSys, dated May 23, 2016	Incorporated by reference from the Current Report on Form 8-K filed May 25, 2016

10.43	Grant of Restricted Stock to Tangiers Investment Group, LLC, dated May 23, 2016	Incorporated by reference from the Current Report on Form 8-K filed May 25, 2016

10.44	Second Amended and Restated Promissory Note for $50,000 to Kodiak Capital Group, LLC, issued May 23, 2016	Incorporated by reference from the Current Report on Form 8-K filed June 9, 2016

10.45	Amendment No. 1 to Transaction Documents among CannaSys, Inc., Kodiak Capital Group, LLC, and B44, LLC, fully executed on May 25, 2016	Incorporated by reference from the Current Report on Form 8-K filed June 9, 2016

Exhibit Number*	Title of Document	Location

10.46	Securities Purchase Agreement between CannaSys, Inc. and EMA Financial, LLC, dated May 5, 2016	Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed August 18, 2016

10.47	12% Convertible Note in the Principal Amount of $53,500, issued May 5, 2016, to EMA Financial, LLC	Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed August 18, 2016

10.48	Securities Purchase Agreement between CannaSys, Inc. and Black Forest Capital, LLC, dated May 31, 2016	Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed August 18, 2016

10.49	Convertible Promissory Note in the Amount of $30,000 Payable to Black Forest Capital, LLC	Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed August 18, 2016

10.50	Note Purchase and Assignment Agreement	Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed August 18, 2016

10.51	Replacement Convertible Promissory Note	Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed August 18, 2016

10.52	Stockholders’ Agreement among Mile High Consulting and Branding, Inc., CannaSys, Inc., and MHB, Inc. d/b/a Mile High Brands effective May 31, 2016	Incorporated by reference from the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed August 18, 2016

10.53	First Amendment to 8% Convertible Redeemable Notes executed July 12, 2016	Incorporated by reference from current report on Form 8-K filed July 26, 2016

10.54	Securities Purchase Agreement between CannaSys, Inc. and Auctus Fund LLC, dated July 20, 2016	Incorporated by reference from current report on Form 8-K filed July 27, 2016

10.55	Convertible Promissory Note in the amount of $45,750 Payable to Auctus Fund, LLC	Incorporated by reference from current report on Form 8-K filed July 27, 2016

10.56	Share Exchange Agreement between CannaSys, Inc., and F-Squared Enterprises LLC, effective July 27, 2016	Incorporated by reference from current report on Form 8-K filed August 2, 2016

10.57	Asset Purchase Agreement, together with exhibits, between CannaSys, Inc. and Beta Killers LLC, dated August 10, 2016	Incorporated by reference from current report on Form 8-K filed August 16, 2016

Exhibit Number*	Title of Document	Location

10.58	Amendment No. 1 to Transaction Documents between CannaSys, Inc. and Kodiak Capital Group, LLC, dated August 18, 2016	Incorporated by reference from current report on Form 8-K filed August 24, 2016

10.59	Agreement of Termination, Compromise, Settlement, and Mutual Release of Claims between CannaSys, Inc. and National Concessions Group, Inc. effective September 30, 2016	Incorporated by reference from current report on Form 8-K filed October 11, 2016

10.60	Agreement of Termination between CannaSys, Inc. and Loyl.Me, LLC effective September 30, 2016	Incorporated by reference from current report on Form 8-K filed October 11, 2016

10.61	Form of Securities Purchase Agreement dated as of October 31, 2016 between CannaSys, Inc. and an accredited investor	Incorporated by reference from current report on Form 8-K filed November 14, 2016

10.62	Form of Convertible Promissory Note between CannaSys, Inc. and an accredited investor dated October 31, 2016	Incorporated by reference from current report on Form 8-K filed November 14, 2016

10.63	Form of Replacement Convertible Promissory Note between CannaSys, Inc. and an accredited investor dated October 31, 2016	Incorporated by reference from current report on Form 8-K filed November 14, 2016

10.64	Consulting Agreement between CannaSys, Inc. and Patrick Burke dated October 31, 2016	Incorporated by reference from current report on Form 8-K filed November 14, 2016

10.65	Securities Purchase Agreement between CannaSys, Inc., and Auctus Fund, LLC, dated December 7, 2016	Incorporated by reference from current report on Form 8-K filed December 16, 2016

10.66	CannaSys, Inc. 12% Convertible Redeemable Note Due December 7, 2017	Incorporated by reference from current report on Form 8-K filed December 16, 2016

10.67	Amendment No. 1 to Equity Purchase Agreement between CannaSys, Inc. and Kodiak Capital Group, LLC dated December 15, 2016	Incorporated by reference from current report on Form 8-K filed December 16, 2016

10.68	Securities Purchase Agreement between CannaSys, Inc., and Adar Bays, LLC, dated December 12, 2016	Incorporated by reference from current report on Form 8-K filed December 28, 2016

10.69	CannaSys, Inc. 8% Convertible Redeemable Note Due December 12, 2017	Incorporated by reference from current report on Form 8-K filed December 28, 2016

10.70	CannaSys, Inc. 8% Convertible Redeemable Note Due December 12, 2017, with corresponding Adar Bays, LLC Collateralized Secured Promissory Note	Incorporated by reference from current report on Form 8-K filed December 28, 2016

Exhibit Number*	Title of Document	Location

10.71	CannaSys, Inc. 8% Convertible Redeemable Note Due December 12, 2017, with corresponding Adar Bays, LLC Collateralized Secured Promissory Note	Incorporated by reference from current report on Form 8-K filed December 28, 2016

10.72	Amendment to Share Exchange Agreement dated December 22, 2016, between CannaSys, Inc. and MHB, Inc.	Incorporated by reference from current report on Form 8-K filed December 28, 2016

10.73	Amendment No. 2 to Equity Purchase Agreement between CannaSys, Inc. and Kodiak Capital Group, LLC, dated March 2, 2017	Incorporated by reference from current report on Form 8-K filed March 2, 2017

Item 21	Subsidiaries of the Registrant
21.01	Schedule of Subsidiaries	Incorporated by reference from the Registration Statement on Form S-1 filed February 2, 2016

Item 23	Consents of Experts and Counsel
23.01	Consent of BF Borgers CPA, PC	This filing.

23.02	Consent of Kruse Landa Maycock & Ricks, LLC	Included in exhibit 5.01.

Item 24	Power of Attorney
24.01	Power of Attorney	See signature page to this filing.

Item 101	Interactive Data Files***
101.INS	XBRL Instance Document	This filing.

101.SCH	XBRL Taxonomy Extension Schema	This filing.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	This filing

101.DEF	XBRL Taxonomy Extension Definition Linkbase	This filing.

101.LAB	XBRL Taxonomy Extension Label Linkbase	This filing.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	This filing.

_______________________

*   All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed as an exhibit.

**    Identifies each management contract or compensatory plan or arrangement required to be filed as an exhibit, as required by Item 15(a)(3) of Form 10-K.

*** Users of this data are advised that, pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or Annual Report for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Exchange Act of 1934 and otherwise are not subject to liability.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 31st day of May, 2017.

CANNASYS, INC.

By:	/s/ Michael A. Tew
Michael A. Tew
Secretary, Chief Executive Officer,
Chief Financial Officer, and
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 31st day of May, 2017.

/s/ Michael A. Tew
Director, Secretary, Chief Executive Officer, Chief Financial Officer
(Principal Executive and Financial Officer)

/s/ Daniel J. Rogers	By: /s/ Michael A. Tew
Director	Michael A. Tew
Attorney-in-Fact

Brandon C. Jennewine
Director